As filed with the Securities and Exchange Commission on October 2, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN DEFENSE SYSTEMS, INC.

(Exact Name of Registrant As Specified in Its Charter)

Delaware	3790	20-3290391
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification Number)

230 Duffy Avenue
Hicksville, New York 11801
(516) 390-5300

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Anthony J. Piscitelli
Chief Executive Officer and President
American Defense Systems, Inc.
230 Duffy Avenue
Hicksville, New York 11801
(516) 390-5300

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Jeffrey R. Houle, Esq. Fiorello J. Vicencio, Jr., Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1200 McLean, Virginia 22102 (703) 749-1300	Nolan S. Taylor, Esq. David F. Marx, Esq. Dorsey & Whitney LLP 136 South Main Street Suite 1000 Salt Lake City, Utah 84101 (801) 933-7360

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to Be Registered	Amount to Be Registered(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $.001 per share		$23,000,000	$1,283.4

(1)	Unless otherwise indicated, all share amounts and prices assume the consummation of a reverse stock split, at a ratio of 1-for- to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, with the exact timing of the reverse stock split, to be determined by our board of directors.
(2)	This registration statement shall also cover shares of common stock that may be purchased by the underwriter to cover over-allotments as well as any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock in accordance with Rule 416 of the Securities Act.
(3)	Estimated in accordance with Rule 457(o) of the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2009

PROSPECTUS

American Defense Systems, Inc.

     Shares
Common Stock

We are offering      shares of our common stock. Our common stock is listed on the NYSE Amex under the symbol “EAG.” Prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a reverse stock split anticipated to be on a 1-for-     basis. The last reported sale price for our common stock on September 30, 2009 was 0.53 per share (or $     per share after giving effect to the 1-for-     reverse stock split).

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, Before Expenses, to American Defense Systems, Inc.
Per Share	$	$	$
Total	$	$	$

(1)	Does not reflect additional compensation to the underwriters in the form of a non-accountable expense allowance of % of the total offering price. See “Underwriting.”

We have granted the underwriters for this offering an option to purchase up to an additional      shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments. The underwriters may exercise this option at any time and from time to time within 30 days after the date of this prospectus. We expect that the shares of common stock will be ready for delivery to investors on or about     , 2009.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 6 of this prospectus before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is       , 2009.

AMERICAN DEFENSE SYSTEMS, INC.

You should rely only on the information contained in this prospectus. Neither the underwriters nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the underwriters nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights basic information about us and this offering. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully before making an investment decision. When we use the words “Company,” “we,” “us” or “our company” in this prospectus, we are referring to American Defense Systems, Inc., a Delaware corporation, and its subsidiaries, unless it is clear from the context or expressly stated that these references are only to American Defense Systems, Inc. Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option or their underwriters’ warrants, and that no outstanding stock options or warrants will be exercised. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Unless otherwise indicated, all share amounts and prices assume the consummation of a reverse stock split, at a ratio of 1-for-   to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, with the exact timing of the reverse stock split, to be determined by our board of directors.

Our Company

We are a defense and security products company engaged in three business areas: customized transparent and opaque armor solutions for construction equipment and tactical and non-tactical transport vehicles used by the military; architectural hardening and perimeter defense, such as bullet and blast resistant transparent armor, walls and doors, as well as vehicle anti-ram barriers such as bollards, steel gates and steel wedges that deploy out of the ground; and tactical training products and services consisting of our live-fire interactive T2 Tactical Training System and our American Institute for Defense and Tactical Studies.

Our armor solutions for construction equipment and tactical and non-tactical transport vehicles, which we believe are at the forefront of blast- and ballistic-protection technology, are designed to protect their occupants from landmines, hostile fire and improvised explosive devices.

We focus on research and development, design and engineering, fabrication and providing component integration. Our technical expertise is in the development of lightweight composite ballistic, blast and bullet mitigating materials used to fortify and enhance capabilities of existing and in-service equipment and structures. Our armor solutions are used in retrofit applications for equipment already in service, and we work with original equipment manufacturers to provide armor solutions for new equipment purchased by the military.

Similarly, our architectural hardening and other physical security products are incorporated in new construction, but are more often deployed in existing structures and facilities ranging from secure commercial buildings to military bases and other facilities.

We have developed and currently market advanced high-tech multimedia and interactive digital solutions for use-of-force training of military, law enforcement, security and other personnel. While we continue to experience interest in our training products and services, including our T2 in particular, to date they have generated nominal revenues. We are evaluating the continued offering of these training products and services and expect to continue that process over the next several months.

We serve primarily the defense market and our sales are highly concentrated within the United States (U.S.) government. Our customers include various branches of the U.S. military through the U.S. Department of Defense (DoD) and to a much lesser extent other U.S. government, law enforcement and correctional agencies as well as private sector customers.

For the six month period ended June 30, 2009, we reported net sales of approximately $23.5 million, up 31% from net sales of $17.9 million for the six months ended June 30, 2008.

Our Industry

The war on terror and conflicts in Iraq and Afghanistan have resulted in increased spending by the U.S. Department of Defense and the U.S. Department of Homeland Security. We believe the world market for blast- and ballistic-protected civil engineering and material handling equipment and other survivability solutions continues to grow. Increased requirements for physical security in the U.S. and abroad also have driven demand for these products. The U.S. Department of Defense is the world’s largest purchaser of armored equipment and “add-on” or “up-armor” kits added to vehicles. The U.S. military’s transformation initiative to address asymmetric warfare includes on-going modification of existing equipment and integration of new armor products in future vehicles. Asymmetric warfare refers to the use of unconventional tactics, such as guerilla warfare, urban explosive devices, and targeting civilians and non-military infrastructure, to counter the overwhelming conventional military superiority of an adversary.

We believe we are well positioned to take advantage of the growth in military spending and other government and private sector spending to protect critical assets. Our industry’s growth is expected to be driven by:

•	growth of the military’s programs to maintain and upgrade current equipment;
•	increased military spending to upgrade armor;
•	continued spending to secure vulnerable buildings and critical infrastructure; and
•	enactment of U.S. Government economic stimulus programs containing infrastructure security requirements.

Our Products and Solutions

We offer a variety of customizable solutions that incorporate our transparent or opaque armor. Transparent armor is able to be seen through, and is commonly fabricated as a laminate of glass and other transparent polymers such as polycarbonate and acrylic. Opaque armor cannot be seen through, and can be fabricated from a variety of materials including steel, aluminum, ceramic, fiberglass and aramids.

In military vehicle applications, our solutions can be used as add-on-armor or to up-armor existing vehicles used in-theater or incorporated in original equipment manufacturing. Our crew protection kits (CPKs) use both transparent and opaque armor to provide comprehensive protection of vehicle operator compartments and include combat locks, ingress/egress windows, air conditioning units and other specialized hardware. Our CPKs are engineered and installed on a wide variety of military vehicles, including dozers, backhoe loaders, forklifts and many variations of the High Mobility Multipurpose Wheeled Vehicle (HMMWV).

Once installed to up-armor existing vehicles, our CPKs create opportunities for continued sales of spare parts to replace damaged parts and to allow the military to return the equipment to optimal condition in accordance with its “reset” programs.

Our armor solutions also are used to create or fortify the bullet and blast resistance, or hardening, of buildings and other structures. Our armor-based physical security products include Forced Entry Blast Resistant (or FEBR) windows, window frames, curtain walls and doors. We also offer transparent armor in a transparent mobile shield product and as a transparent armor shield that mounts on Jersey Barriers.

Our physical security products also include perimeter defense products such as concrete bollards, steel gates and steel wedges that deploy out of the ground. These products and our architectural hardening products are deployed in military bases, secure commercial buildings and other facilities, and have been used in transitional applications such as the protection of VIPs during public appearances.

Over the last year, we began marketing our tactical training products and services to complement our armor solutions and physical security products. Our T2 Tactical Training System is a live-fire interactive training range that provides law enforcement and other military operators the opportunity to hone their firearms and combat skills with their own weapons in realistic scenarios. The T2 also is used in conjunction with the training offered by our American Institute for Defense and Tactical Studies. The institute hosts courses and seminars taught by recognized subject matter experts in fields such as counterterrorism, dignitary protection, improvised explosive devices (IED), terrorist tradecraft, forensics and hand-to-hand combat. To date, we have generated nominal revenues from our T2 and other training solutions and we are evaluating the continued offering of these products and services and expect to continue that process over the next several months.

Our Strengths

We believe that the following strengths are critical to our success as a leading provider of armor solutions and architectural hardening, and a provider of tactical training for the defense and homeland security markets, as well as to commercial customers:

•	well positioned to take advantage of favorable industry trends;
•	strong customer relationships;
•	proprietary technology and commitment to research and development;
•	scalable business model; and
•	experienced management team.

Our Growth Strategy

Our strategy to increase our revenue, grow our company and increase stockholder value involves the following key elements:

•	increase exposure to military platforms in the U.S. and internationally;
•	develop strategic alliances and form strategic partnerships with original equipment manufacturers (OEMs);
•	capitalize on increased homeland security requirements and non-military platforms;
•	focus on an advanced research and development program to capitalize on increased demand for new armor materials; and
•	pursue strategic acquisitions.

Corporate Information

We were incorporated in Delaware in December 2002 and commenced business in May 2003 upon the acquisition of our now wholly-owned subsidiary, A.J. Piscitelli & Associates, Inc., or AJPA. Anthony Piscitelli, our President and CEO, founded AJPA in 1994. AJPA developed and distributed security-related products.

Our principal executive offices are located at 230 Duffy Avenue, Hicksville, New York 11801, and our telephone number is (516) 390-5300. Our website is www.adsiarmor.com. Our Code of Conduct as well as our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, which have been filed with the Securities and Exchange Commission, or SEC, are available to you free of charge through the Investor Relations section on our website as soon as reasonably practical after such material is electronically filed with, or furnished to, the SEC. The other information contained in our website is not a part of this prospectus.

The Offering

Common Stock offered
shares
Common Stock outstanding prior to this offering
45,531,457 shares(1)
Common Stock to be outstanding after this offering
shares(1)
Use of proceeds
We intend to use the net proceeds of this offering to redeem $7.5 million in stated value of our Series A Convertible Preferred Stock and for general corporate purposes, including working capital. See “Use of Proceeds.”
NYSE Amex symbol
EAG
Risk Factors
See “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	Based on 45,531,457 shares outstanding on October 1, 2009; the number of shares to be outstanding after this offering excludes the following:
•	2,095,000 shares of common stock issuable upon the exercise of options outstanding as of October 1, 2009;
•	2,555,000 shares of common stock reserved for further issuance under our 2007 Incentive Compensation Plan as of October 1, 2009;
•	1,448,680 shares of common stock issuable upon the exercise of all warrants outstanding as of October 1, 2009; and
•	shares of common stock reserved for issuance under the underwriters’ warrants.

Unless otherwise indicated, all share amounts and prices assume the consummation of a reverse stock split, at a ratio of 1-for-      to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, and all information in this prospectus assumes no exercise by the underwriters of their right to purchase up to       shares of common stock to cover over-allotments.

Summary Consolidated Financial Data

The summary consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,				Six Months Ended June 30,
	2005	2006	2007	2008	2008	2009
Consolidated Statement of Operations Data:					(unaudited)
Revenues	$4,840,380	$25,252,994	$36,316,994	$35,588,849	$17,959,361	$23,523,277
Gross profit	$1,329,523	$7,737,508	$13,974,412	$10,886,135	$6,614,878	$9,410,303
Net operating income (loss)	$(2,115,305)	$2,476,469	$3,478,589	$(4,072,747)	$(75,984)	$1,295,330
Net income (loss)	$(2,105,086)	$3,112,254	$3,127,294	$510,949	$2,190,360	$(3,194,353)
Net income (loss) per share, basic and diluted:
Income (loss) from continuing operations	$(0.06)	$0.08	$0.08	$0.01	$0.06	$(0.08)
Net income (loss)	$(0.06)	$0.08	$0.08	$(0.07)	$0.04	$(0.10)
Weighted average number of shares outstanding:
Basic	33,237,705	37,163,434	38,801,840	39,416,278	39,069,377	41,484,307
Diluted	33,237,705	37,163,434	38,801,840	39,416,278	39,069,377	41,484,307
Consolidated Balance Sheet Data (at end of period):
Cash	$2,461,710	$4,951,302	$1,434,373	$374,456	$6,613,517	$348,662
Total assets	5,367,141	13,046,751	23,554,755	25,162,615	36,921,053	30,539,559
Total debt	1,433,381	29,846	49,950	11,148,818	12,703,188	12,223,642
Total stockholders’ equity	3,933,760	9,006,012	13,297,828	10,040,917	14,926,516	9,412,488

RISK FACTORS

Our business, industry and common stock are subject to numerous risks and uncertainties. Any of the following risks, if realized, could materially and adversely affect our revenues, operating results, profitability, financial condition, prospects for future growth and overall business, as well as the value of our common stock.

Risks Relating to Our Company

We depend on the U.S. Government for a substantial amount of our sales and if we do not continue to experience demand for our products within the U.S. Government, our business may fail. Moreover, our growth in the last few years has been attributable in large part to U.S. wartime spending in support of troop deployments in Iraq and Afghanistan. If such troop levels are reduced, our business may be harmed.

We primarily serve the defense market and our sales are highly concentrated within the U.S. government. Customers for our products include the U.S. DoD, including the U.S. Marine Corps and U.S. Army Tank Automotive and Armaments Command (TACOM), and the U.S. Department of Homeland Security. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending.

U.S. defense spending historically has been cyclical. Defense budgets have received their strongest support when perceived threats to national security raise the level of concern over the country’s safety, such as in Iraq and Afghanistan. As these threats subside, spending on the military tends to decrease. Accordingly, while U.S. DoD funding has grown rapidly over the past few years, there is no assurance that this trend will continue. Rising budget deficits, the cost of the war on terror and increasing costs for domestic programs continue to put pressure on all areas of discretionary spending, and the new administration has signaled that this pressure will most likely impact the defense budget. A decrease in U.S. government defense spending, including as a result of planned significant U.S. troop level reductions in Iraq or Afghanistan, or changes in spending allocation could result in our government contracts being reduced, delayed or terminated. Reductions in our government contracts, unless offset by other military and commercial opportunities, could adversely affect our ability to sustain and grow our future sales and earnings.

Our revenues historically have been concentrated in a small number of contracts obtained through the U.S. DoD and the loss of, or reduction in estimated revenue under, any of these contracts, or the inability to contract further with the U.S. DoD could significantly reduce our revenues and harm our business.

Our revenues historically have been concentrated in a small number of contracts. During 2008 and the first six months of 2009, two contracts with the U.S. DoD represented approximately 75% of our revenue. While we believe we have satisfied and continue to satisfy the terms of these contracts, there can be no assurance that we will continue to receive orders under such contracts. Our government customers generally have the right to cancel any contract, or ongoing or planned orders under any contract, at any time. If any of our significant contracts were canceled, or our customers reduce their orders under any of these contracts, or we were unable to contract further with the U.S. Department of Defense, our revenues could significantly decrease and our business could be severely harmed.

We have entered into a Settlement Agreement, Waiver and Amendment with holders of our Series A Convertible Preferred Stock, pursuant to which, among other things, we have agreed to redeem $7,500,000 in stated value of the Series A Convertible Preferred Stock by December 31, 2009, in addition to our prior obligation to redeem any such Preferred Stock outstanding as of December 31, 2010. If we fail to redeem such Series A Convertible Preferred Stock, our cash flow could be adversely affected and our business significantly harmed.

At the time we issued and sold our Series A Convertible Preferred Stock (Series A Preferred) and related warrants, our securities were not yet listed on the NYSE Amex (formerly known as the American Stock Exchange) and thus such issuance and sale was not subject to the rules and regulations of the NYSE Amex, including rules requiring stockholder approval of the issuance of securities with certain conversion and other provisions. Although we were not a SEC reporting company and our securities did not yet trade publicly on the NYSE Amex or elsewhere, in furtherance of our application to list our common stock on the NYSE Amex, we agreed not to issue more than a total 7,858,358 shares of common stock upon the conversion of, and as stock dividends on, the Series A Preferred and upon the exercise of the related warrants without stockholder approval. In connection with the foregoing agreement with the NYSE Amex, we entered into a consent agreement with holders of the Series A Preferred (or Series A Holders) in which the Series A Holders, among other things, consented to the requirement for such stockholder approval. Subsequently, we did not meet the financial performance targets set forth in the consent agreement. Our breach purportedly gave the Series A Holders the right to require us to redeem all or a portion of their shares of such stock. On April 14, 2009, we received a notice from the holder of approximately 94% of the Series A Preferred that it was exercising such redemption right. The Series A Holders also demanded that we pay them 12% dividends they assert accrued from January 1, 2009 to April 13, 2009, on our Series A Convertible Preferred Stock, in cash, as well as certain of their legal fees in connection with related matters. On May 22, 2009, we entered into a Settlement Agreement, Waiver and Amendment with the Series A Holders pursuant to which, among other things, we have agreed to redeem $7,500,000 in stated value of Series A Preferred by December 31, 2009. If we fail to so redeem $7,500,000 in stated value of the Series A Preferred by that date (a Redemption Failure), then, in lieu of any other remedies or damages available to the Series A Holders (absent fraud), (i) the redemption price payable by us will increase by an amount equal to 10% of the stated value, (ii) we will use our best efforts to obtain stockholder approval to reduce the conversion price of the Series A Preferred from $2.00 to $0.50 (which would increase the number of shares of common stock into which the Series A Preferred is convertible), and (iii) we will expand the size of our board of directors by two, will appoint two persons designated by the Series A Holders to fill the two newly-created vacancies, and will use our best efforts to amend our third amended and restated certificate of incorporation to grant the Series A Holders the right to elect two persons to serve on the board. In addition, pursuant to the original terms of the Series A Preferred, we are required to redeem in full any remaining outstanding shares of Series A Preferred on December 31, 2010. We intend to use the proceeds of this offering to fund our required Series A Preferred Stock redemptions. If this offering is not completed and we do not successfully raise capital or obtain access to a credit facility sufficient to fund the Series A Preferred Stock redemption, our business could be significantly harmed.

Pursuant to the terms of the Settlement Agreement, we also entered into a Registration Rights Agreement with the Series A Holders, in which we agreed to file with the SEC, by June 1, 2009, a registration statement covering the resale of the shares of common stock issued as dividends on the Series A Preferred, and to use our best efforts to have such registration statement declared effective as soon as practicable thereafter. We further agreed with the Series A Holders to include in such registration statement the shares of common stock issued upon the exercise of the warrants acquired by the Series A Holders in connection with their investment in the Series A Preferred in May and June 2009. A registration statement was filed, and subsequently declared effective on August 10, 2009.

Also pursuant to the terms of the Settlement Agreement, each of our directors and executive officers entered into a Lock-Up Agreement, pursuant to which each such person agreed that, for so long as any shares of Series A Preferred remain outstanding, he will not sell any shares of our common stock owned by him as of May 22, 2009.

Also pursuant to the terms of the Settlement Agreement, on May 22, 2009 our Chief Executive Officer, President and Chairman, entered into an Irrevocable Proxy and Voting Agreement with the Series A Holders, pursuant to which he agreed, among other things, that if a Redemption Failure occurs he will vote all shares of voting stock owned by him in favor of (i) reducing the conversion price of the Series A Preferred Stock from $2.00 to $0.50 and (ii) amending our certificate of incorporation to grant the Series A Holders the right to elect two persons to serve on the board of directors (collectively referred to as the Company Actions). Our CEO also appointed one of the Series A Holders as his proxy to vote his shares of voting stock in favor of the Company Actions, and against approval of any opposing or competing proposal, at any stockholder meeting or written consent of our stockholders at which such matters are considered.

We are required to comply with complex laws and regulations relating to the procurement, administration and performance of U.S. government contracts, and the cost of compliance with these laws and regulations, and penalties and sanctions for any non-compliance could adversely affect our business.

We are required to comply with laws and regulations relating to the administration and performance of U.S. government contracts, which affect how we do business with our customers and impose added costs on our business. Among the more significant laws and regulations affecting our business are the following:

•	The Federal Acquisition Regulations: Along with agency regulations supplemental to the Federal Acquisition Regulations, comprehensively regulate the formation, administration and performance of federal government contracts;
•	The Truth in Negotiations Act: Requires certification and disclosure of all cost and pricing data in connection with contract negotiations;
•	The Cost Accounting Standards and Cost Principles: Imposes accounting requirements that govern our right to reimbursement under certain cost-based federal government contracts; and
•	Laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the export of certain products and technical data. We engage in international work falling under the jurisdiction of U.S. export control laws. Failure to comply with these control regimes can lead to severe penalties, both civil and criminal, and can include debarment from contracting with the U.S. government.

Our contracting agency customers periodically review our performance under and compliance with the terms of our federal government contracts. We also routinely perform internal reviews. As a result of these reviews, we may learn that we are not in compliance with all of the terms of our contracts. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including:

•	Termination of contracts;
•	Forfeiture of profits;
•	Cost associated with triggering of price reduction clauses;
•	Suspension of payments;
•	Fines; and
•	Suspension or debarment from doing business with federal government agencies.

If we fail to comply with these laws and regulations, we may also suffer harm to our reputation, which could impair our ability to win awards of contracts in the future or receive renewals of existing contracts. If we are subject to civil and criminal penalties and administrative sanctions or suffer harm to our reputation, our current business, future prospects, financial condition, and/or operating results could be materially harmed. In addition, we are subject to the industrial security regulations, protocols, and procedures of the U.S. Government as set forth in the National Industrial Security Program Operating Manual (NISPOM), which are designed to protect and safeguard classified information from unauthorized release to individuals and organizations not possessing a security clearance or the requisite level of clearance necessary to access that information. Accordingly, any failure to adhere to the requirements of the NISPOM could expose us to severe legal and administrative consequences, including, but not limited to, our suspension or debarment from government contracts, the revocation of our clearance, and the termination of our government contracts, the occurrence of any of which could substantially harm our existing business and preclude us from competing for or receiving future government contracts.

Government contracts are usually awarded through a competitive bidding process that entails risks not present in the acquisition of commercial contracts.

A significant portion of our contracts and task orders with the U.S. government is awarded through a competitive bidding process. We expect that much of the business we seek in the foreseeable future will continue to be awarded through competitive bidding. Budgetary pressures and changes in the procurement process have caused many government customers to increasingly purchase goods and services through indefinite delivery/indefinite quantity (IDIQ) contracts, General Services Administration (GSA) schedule contracts and other government-wide acquisition contracts (GWACs). These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring us to make sustained post-award efforts to realize revenue under each such contract. Competitive bidding presents a number of risks, including without limitation:

•	the need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns;
•	the substantial cost and managerial time and effort that we may spend to prepare bids and proposals for contracts that may not be awarded to us;
•	the need to estimate accurately the resources and cost structure that will be required to service any contract we are awarded; and
•	the expense and delay that may arise if our or our partners’ competitors protest or challenge contract awards made to us or our partners pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected, and that could cause our actual results to be adversely affected. In addition, upon the expiration of a contract, if the customer requires further services of the type provided by the contract, there is frequently a competitive rebidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts would cause our actual results to be adversely affected.

The U.S. government may reform its procurement or other practices in a manner adverse to us.

Because we derive a significant portion of our revenues from contracts with the U.S. government or its agencies, we believe that the success and development of our business will depend on our continued successful participation in federal contracting programs. The current administration has signed a Memorandum for the Heads of Executive Departments and Agencies on Government Contracting, which orders significant changes to government contracting, including the review of existing federal contracts to eliminate waste and the issuance of government-wide guidance to implement reforms aimed at cutting wasteful spending and fraud. The federal procurement reform called for in the Memorandum requires the heads of several federal agencies to develop and issue guidance on review of existing government contracts and authorizes that any contracts identified as wasteful or otherwise inefficient be modified or cancelled. If any of our contracts were to be modified or cancelled, our actual results could be adversely affected and we can give no assurance that we would be able to procure new U.S. Government contracts to offset the revenues lost as a result of any modification or cancellation of our contracts. In addition, there may be substantial costs or management time required to respond to government review of any of our current contracts, which could delay or otherwise adversely affect our ability to compete for or perform contracts. Further, if the ordered reform of the U.S. Government’s procurement practices involves the adoption of new cost-accounting standards or the requirement that competitors submit bids or perform work through teaming arrangements, that could be costly to satisfy or could impair our ability to obtain new contracts. The reform may also involve the adoption of new contracting methods to GSA or other government-wide contracts, or new standards for contract awards intended to achieve certain socio-economic or other policy objectives, such as establishing new set-aside programs for small or minority-owned businesses. In addition, the U.S. government may face restrictions from other new legislation or regulations, as well as pressure from government employees and their unions, on the nature and amount of services the U.S. government may obtain from private contractors. These changes could impair our ability to obtain new contracts. Any new contracting methods could be costly or administratively difficult for us to implement and, as a result, could harm our operating results.

Our contracts with the U.S. government and its agencies are subject to audits and cost adjustments. Unfavorable government audits could force us to adjust previously reported operating results, could affect future operating results and could subject us to a variety of penalties and sanctions.

U.S. government agencies, including the Defense Contract Audit Agency (DCAA), routinely audit and investigate government contracts and government contractors’ incurred costs, administrative processes and systems. Certain of these agencies, including the DCAA, review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of our internal control systems and policies, including our purchase, property, estimation, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems are found not to comply with government requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts. Therefore, an unfavorable outcome of an audit by the DCAA or another government agency could cause actual results to be adversely affected and differ materially from those anticipated. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the U.S. government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Each of these events could cause our actual results to be adversely affected.

A portion of our business depends upon obtaining and maintaining required security clearances, and our failure to do so could result in termination of certain of our contracts or cause us to be unable to bid or re-bid on certain contracts.

Obtaining and maintaining personal security clearances (PCLs) for employees involves a lengthy process, and it can be difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances, or if such employees who hold security clearances terminate their employment with us, the customer whose work requires cleared employees could terminate their contract with us or decide not to exercise available options, or to not renew it. To the extent we are not able to engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively re-bid on expiring contracts, which could adversely affect our business.

A facility security clearance (FCL) is an administrative determination by the Defense Security Service (DSS), a U.S. DoD component, that a particular contractor facility has the requisite level of security, procedures, and safeguards to handle classified information requirements for access to classified information. Our ability to obtain and maintain FCLs has a direct impact on our ability to compete for and perform U.S. government contracts, the performance of which requires access to classified information. Our inability to so obtain or maintain any facility security clearance level could result in the termination, non-renewal or our inability to obtain certain U.S. government contracts, which would reduce our revenues and harm our business.

We may not realize the full amount of revenues reflected in our backlog, which could harm our operations and significantly reduce our future revenues.

There can be no assurances that our backlog estimates will result in actual revenues in any particular fiscal period because our customers may modify or terminate projects and contracts and may decide not to exercise contract options. We define backlog as the future revenue we expect to receive from our contracts. We include potential orders expected to be awarded under IDIQ contracts. Our revenue estimates for a particular contract are based, to a large extent, on the amount of revenue we have recently recognized on that contract, our experience in utilizing capacity on similar types of contracts, and our professional judgment. Our revenue estimate for a contract included in backlog can be lower than the revenue that would result from our customers utilizing all remaining contract capacity. Our backlog includes estimates of revenues the receipt of which require future government appropriation, option exercise by our clients and/or is subject to contract modification or termination. At June 30, 2009, our backlog was approximately $48 million, of which $28 million is estimated to be realized in 2009. These estimates are based on our experience under such contracts and similar contracts, and we believe such estimates to be reasonable. However, we believe that the receipt of revenues reflected in our backlog estimate for the following twelve months will generally be more certain than our backlog estimate for periods thereafter. If we do not realize a substantial amount of our backlog, our operations could be harmed and our future revenues could be significantly reduced.

U.S. government contracts often contain provisions that are typically not found in commercial contracts and that are unfavorable to us, which could adversely affect our business.

U.S. government contracts contain provisions and are subject to laws and regulations that give the U.S. government rights and remedies not typically found in commercial contracts, including without limitation, allowing the U.S. government to:

•	terminate existing contracts for convenience, as well as for default;
•	establish limitations on future services that can be offered to prospective customers based on conflict of interest regulations;
•	reduce or modify contracts or subcontracts;
•	decline to make orders under existing contracts;
•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;
•	decline to exercise an option to renew a multi-year contract; and
•	claim intellectual property rights in products provided by us.

The ownership, control or influence of our company by foreigners could result in the termination, non-renewal of or our inability to obtain certain U.S. government contracts, which would reduce our revenues and harm our business.

We are subject to industrial security regulations of the U.S. DoD and other federal agencies that are designed to safeguard against unauthorized access by foreigners and others to classified and other sensitive information. If we were to come under foreign ownership, control or influence, our clearances could be revoked and our U.S. government customers could terminate, or decide not to renew, our contracts, and such a situation could also impair our ability to obtain new contracts and subcontracts. Any such actions would reduce our revenues and harm our business.

We depend on our suppliers and three, in particular, currently provide us with approximately 55% to 65% of our supply needs. If we cannot obtain certain components for our products or we lose any of our key suppliers, we would have to develop alternative designs that could increase our costs or delay our operations.

We depend upon a number of suppliers for components of our products. Of these suppliers, Action Group supplies approximately 35% and Standard Bent Glass and W.W. Williams each supplies between 10% and 15% of our overall supply needs. Moreover, Action Group supplies all of our steel pieces and hardware, Standard Bent Glass supplies all of our glass requirements and W.W. Williams supplies all of our vehicle air conditioning and heating equipment for our CPKs. There is an inherent risk that certain components of our products will be unavailable for prompt delivery or, in some cases, discontinued. We have only limited control over any third-party manufacturer as to quality controls, timeliness of production, deliveries and various other factors. Should the availability of certain components be compromised through the loss of, or impairment of the relationship with, any of our three key suppliers or otherwise, it could force us to develop alternative designs using other components, which could add to the cost of goods sold and compromise delivery commitments. If we are unable to obtain components in a timely manner, at an acceptable cost, or at all, we would need to select new suppliers, redesign or reconstruct processes we use to build our transparent and opaque armored products. We may not be able to manufacture one or more of our products for a period of time, which could materially adversely affect our business, results from operations and financial condition.

If we fail to keep pace with the ever-changing market of security-related defense products, our revenues and financial condition will be negatively affected.

The security-related defense product market is rapidly changing, with evolving industry standards. Our future success will depend in part upon our ability to introduce new products, designs, technologies and features to meet changing customer requirements and emerging industry standards; however, there can be no assurance that we will successfully introduce new products or features to our existing products or develop new products that will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect our business. In addition, there can be no assurance that products or technologies developed by others will not render our products or technologies non-competitive or obsolete. Should we fail to keep pace with the ever-changing nature of the security-related defense product market, our revenues and financial condition will be negatively affected.

We believe that, in order to remain competitive in the future, we will need to continue to invest financial resources to develop new and adapt or modify our existing offerings and technologies, including through internal research and development, acquisitions and joint ventures or other teaming arrangements. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new offerings and technologies. Due to the design complexity of our products, we may in the future experience delays in completing the development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our offerings will develop or continue to expand as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing technologies which gain market acceptance in advance of our products.

We may be subject to personal liability claims for our products and if our insurance is not sufficient to cover such claims, our expenses may increase substantially.

Our products are used in applications where the failure to use our products properly or their malfunction could result in bodily injury or death, and we may be subject to personal liability claims. Although we currently maintain general liability insurance which includes $1 million of product liability coverage, our insurance may not be adequate to cover such claims. As a result, a significant lawsuit could adversely affect our business. We may be exposed to liability for personal injury or property damage claims relating to the use of our products. Any future claim against us for personal injury or property damage could materially adversely affect our business, financial condition, and results of operations and result in negative publicity. We currently maintain insurance for this type of liability as well as seek Support Antiterrorism by Fostering Effective Technologies Act of 2002 (also known as the SAFETY Act) certification for our products where we deem appropriate. However, although we maintain insurance coverage, we may experience legal claims outside of our insurance coverage, or in excess of our insurance coverage, or that insurance will not cover. Even if we are not found liable, the costs of defending a lawsuit can be high.

We are subject to substantial competition.

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, multinational, defense and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do, which may make it difficult to win new contracts and we may not be able to compete successfully. Certain competitors operate larger facilities and have longer operating histories and presence in key markets, greater name recognition and larger customer bases. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive.

We must comply with environmental regulations or we may have to pay expensive penalties or clean up costs.

We are subject to federal, state, local and foreign laws, and regulations regarding protection of the environment, including air, water, and soil. Our manufacturing business involves the use, handling, storage, discharge and disposal of, hazardous or toxic substances or wastes to manufacture our products. We must comply with certain requirements for the use, management, handling, and disposal of these materials. If we are found responsible for any hazardous contamination, we may have to pay expensive fines or penalties or perform costly clean-up. Even if we are charged, and later found not responsible, for such contamination or clean up, the cost of defending the charges could be high. Authorities may also force us to suspend production, alter our manufacturing processes, or stop operations if we do not comply with these laws and regulations.

We may not be able to adequately safeguard our intellectual property rights and trade secrets from unauthorized use, and we may become subject to claims that we infringe on others’ intellectual property rights.

We rely on a combination of patents, trade secrets, trademarks, and other intellectual property laws, nondisclosure agreements and other protective measures to preserve our proprietary rights to our products and production processes. We currently have a number of U.S. pending patent applications.

These measures afford only limited protection and may not preclude competitors from developing products or processes similar or superior to ours. Moreover, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

Although we implement protective measures and intend to defend our proprietary rights, these efforts may not be successful. From time to time, we may litigate within the United States or abroad to enforce our licensed patents, to protect our trade secrets and know-how or to determine the enforceability, scope and validity of our proprietary rights and the proprietary rights of others. Enforcing or defending our proprietary rights could be expensive, require management’s attention and might not bring us timely or effective relief.

Furthermore, third parties may assert that our products or processes infringe their patent rights. Our patents, if granted, may be challenged, invalidated or circumvented. Although there are no pending or threatened intellectual property lawsuits against us, we may face litigation or infringement claims in the future. Infringement claims could result in substantial costs and diversion of our resources even if we ultimately prevail. A third party claiming infringement may also obtain an injunction or other equitable relief, which could effectively block the distribution or sale of allegedly infringing products. Although we may seek licenses from third parties covering intellectual property that we are allegedly infringing, we may not be able to obtain any such licenses on acceptable terms, if at all.

We depend on management and other key personnel and we may not be able to execute our business plan without their services.

Our success and our business strategy depend in large part on our ability to attract and retain key management and operating personnel. Such individuals are in high demand and are often subject to competing employment offers. We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. We presently maintain “key man” insurance on Anthony Piscitelli, our President and Chief Executive Officer. We believe that, as our activities increase and change in character, additional experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we may not be able to hire them when required, or have the ability to retain them.

We may partner with foreign entities, and domestic entities with foreign contacts, which may affect our business plans by increasing our costs.

We recognize that there may be opportunities for increased product sales in both the domestic and global defense markets. We have recently initiated plans to strategically team with foreign entities as well as domestic entities with foreign business contacts in order to better compete for both domestic and foreign military contracts. In order to implement these plans, we may incur substantial costs which may include additional research and development, prototyping, hiring personnel with specialized skills, implementing and maintaining technology control plans, technical data export licenses, production, product integration, marketing, warehousing, finance charges, licensing, tariffs, transportation and other costs. In the event that working with foreign entities and/or domestic entities with foreign business contacts proves to be unsuccessful, this strategy may ineffectively use our resources which may affect our profitability and the costs associated with such work may preclude us from pursuing alternative opportunities.

We are presently classified as a small business and the loss of our small business status may adversely affect our ability to compete for government contracts.

We are presently classified as a small business as determined by the Small Business Administration based upon the North American Industry Classification Systems (NAICS) industry and product specific codes which are regulated in the United States by the Small Business Administration. While we do not presently derive a substantial portion of our business from contracts which are set-aside for small businesses, we are able to bid on small business set-aside contracts as well as contracts which are open to non-small business entities. It is also possible that we may become more reliant upon small business set-aside contracts. Our continuing growth may cause us to lose our designation as a small business, and additionally, as the NAICS codes are periodically revised, it is possible that we may lose our status as a small business and may sustain an adverse impact on our current competitive advantage. The loss of small business status could adversely impact our ability to compete for government contracts, maintain eligibility for special small business programs and limit our ability to partner with other business entities which are seeking to team with small business entities as may be required under a specific contract.

We intend to pursue international sales opportunities which may require export licenses and controls and result in the commitment of significant resources and capital.

In order to pursue international sales opportunities, we have initiated a program to obtain product classifications, commodity jurisdictions, licenses, technology control plans, technical data export licenses and export related programs. Due to our diverse products, it is possible that some products may be subject to classification under the United States State Department International Traffic in Arms Regulations (ITAR). In the event that a product is classified as an ITAR-controlled item, we will be required to obtain an ITAR export license. While we believe that we will be able to obtain such licenses, the denial of required licenses and/or the delay in obtaining such licenses may have a significant adverse impact on our ability to sell products internationally. Alternatively, our products may be subject to classification under the United States Commerce Department’s Export Administration Regulations (EAR). We also anticipate that we may be required to comply with international regulations, tariffs and controls and we intend to work closely with experienced freight forwarders and advisors. We anticipate that an internal compliance program for international sales will require the commitment of significant resources and capital.

Increases in our international sales may expose us to unique and potentially greater risks than are presented in our domestic business, which could negatively impact our results of operations and financial condition.

If our international sales grow, we may be exposed to certain unique and potentially greater risks than are presented in our domestic business. International business is sensitive to changes in the budgets and priorities of international customers, which may be driven by potentially volatile worldwide economic conditions, regional and local economic and political factors, as well as U.S. foreign policy. International sales will also expose us to local government laws, regulations and procurement regimes which may differ from U.S. Government regulation, including import-export control, exchange control, investment and repatriation of earnings, as well as to varying currency and other economic risks. International contracts may also require the use of foreign representatives and consultants or may require us to commit to financial support obligations, known as offsets, and provide for penalties if we fail to meet such requirements. As a result of these and other factors, we could experience award and funding delays on international projects or could incur losses on such projects, which could negatively impact our results of operations and financial condition.

We have made, and expect to continue to make, strategic acquisitions and investments, and these activities involve risks and uncertainties.

In pursuing our business strategies, we continually review, evaluate and consider potential investments and acquisitions. In evaluating such transactions, we are required to make difficult judgments regarding the value of business opportunities, technologies and other assets, and the risks and cost of potential liabilities. Furthermore, acquisitions and investments involve certain other risks and uncertainties, including the difficulty in integrating newly-acquired businesses, the challenges in achieving strategic objectives and other benefits expected from acquisitions or investments, the diversion of our attention and resources from our operations and other initiatives, the potential impairment of acquired assets and the potential loss of key employees of the acquired businesses.

The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position or results of operations.

We are defendants in a number of litigation matters. These matters may divert financial and management resources that would otherwise be used to benefit our operations. Although we believe that we have meritorious defenses to the claims made in the litigation matters to which we have been named a party and intend to contest each lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to us. An adverse resolution or outcome of any of these lawsuits, claims, demands or investigations could have a negative impact on our financial condition, results of operations and liquidity. Please see “Business-Legal Proceedings” below.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability. Although we believe our tax estimates are reasonable, the final determination of tax audits could be materially different from our historical income tax provisions and accruals. Additionally, changes in the geographic mix of our sales could also impact our tax liabilities and affect our income tax expense and profitability.

Risks Relating to Our Common Stock

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report accurately our financial results. This could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes Oxley Act of 2002 and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on that assessment. During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports.

There can be no assurance that we will maintain adequate controls over our financial processes and reporting in the future or that those controls will be adequate in all cases to uncover inaccurate or misleading financial information that could be reported by members of management. If our controls failed to identify any misreporting of financial information or our management or independent registered public accounting firm were to conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the trading price of our shares could drop significantly. In addition, we could be subject to sanctions or investigations by the stock exchange upon which our common stock may be listed, the SEC or other regulatory authorities, which would require additional financial and management resources.

Volatility of our stock price could adversely affect stockholders.

The market price of our common stock could fluctuate significantly as a result of:

•	quarterly variations in our operating results;
•	cyclical nature of defense spending;
•	interest rate changes;
•	changes in the market’s expectations about our operating results;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning our company or the defense industry in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends in our markets;
•	changes in laws and regulations affecting our business;
•	material announcements by us or our competitors;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions and acts of war or terrorism; and
•	other matters discussed in the risk factors.

Fluctuations in the price of our common stock could contribute to the loss of all or part of an investor’s investment in our company.

We currently do not intend to pay dividends on our common stock and consequently your only opportunity to achieve a return on your investment is if the price of common stock appreciates.

We currently do not plan to declare dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in the common stock of our company will be if the market price of our common stock appreciates and you sell your common stock at a profit.

In addition, under the Certificate of Designations for the Series A Preferred, an affirmative vote at a meeting duly called or the written consent without a meeting of Series A Holders representing at least a majority of then outstanding shares of Series A Preferred is required for us to pay dividends or any other distribution on our common stock.

Provisions in our certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;
•	provide that directors may be removed only “for cause” and only with the approval of 66 2/3 percent of our stockholders;

•	provide that only our board of directors can fill vacancies on the board of directors;
•	require super-majority voting to amend our bylaws or specified provisions in our certificate of incorporation;
•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;
•	limit the ability of our stockholders to call special meetings of stockholders;
•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•	provide that the board of directors is expressly authorized to adopt, amend, or repeal our bylaws, subject to the rights of our stockholders to do the same by super-majority vote of stockholders; and
•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company.

These and other provisions contained in our amended and restated certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Shares of stock issuable pursuant to our stock options, warrants and underwriter’s warrant may adversely affect the market price of our common stock.

As of June 30, 2009, we had outstanding stock options to purchase an aggregate of 2,095,000 shares of common stock under our 2007 Incentive Compensation Plan and warrants to purchase an aggregate of 1,448,680 shares of common stock. In addition, we also have       shares of common stock reserved for issuance under our 2007 Incentive Compensation Plan. Upon completion of this offering, we will issue to the underwriter for nominal consideration warrants to purchase up to       shares of common stock. The exercise of the stock options and warrants and the sales of stock issuable pursuant to them, would further reduce a stockholder’s percentage voting and ownership interest. Further, the stock options, warrants and underwriter’s warrants are likely to be exercised when our common stock is trading at a price that is higher than the exercise price of these options and warrants, and we would be able to obtain a higher price for our common stock than we will receive under such options and warrants. The exercise, or potential exercise, of these options and warrants could adversely affect the market price of our common stock and adversely affect the terms on which we could obtain additional financing.

Future Sales, or the availability for sale, of our common stock may cause our stock price to decline.

We have registered shares of our common stock that are subject to outstanding stock options, or reserved for issuance under our stock option plan, which shares can generally be freely sold in the public market upon issuance. Pursuant to a settlement with the holders of our Series A Convertible Preferred Stock in May 2009, we also have registered the resale of up to 5,695,505 shares of our common stock held by such preferred stockholders. Upon completion of this offering, there will be approximately       shares of common stock issued and outstanding. Of these shares, approximately       shares would be freely transferable. Sales, or the availability for sale, of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information contained in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can indentify these statements by forward-looking words such as “may,” “expect,” “project,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “plan,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	our reliance on the U.S. government for a substantial amount of our sales and growth;
•	decreases in U.S. government defense spending;
•	our ability to contract further with the U.S. Department of Defense;
•	our ability to comply with complex procurement laws and regulations;
•	competition and other risks associated with the U.S. government bidding process;
•	changes in the U.S. government’s procurement practices;
•	our ability to obtain and maintain required security clearances;
•	our ability to realize the full amount of revenues reflected in our backlog;
•	our ability to finance the redemption of our Series A Convertible Preferred Stock in accordance with the terms of such series of Preferred Stock and our settlement agreement with the holders of such Preferred Stock;
•	our reliance on certain suppliers;
•	intense competition and other risks associated with the defense industry in general and the security-related defense sector in particular; and
•	other matters discussed in the Risk Factors.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and elsewhere in this prospectus. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

We estimate that we will receive approximately $     million in net proceeds from the sale of our common stock in this offering, or approximately $     million if the underwriter’s over-allotment option is exercised in full, at the public offering price of $     per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering to redeem $7.5 million in stated value of our Series A Preferred by December 31, 2009, pursuant to a Settlement Agreement we entered into with our Series A Preferred Stockholders as of May 22, 2009. We currently intend to use the remaining proceeds for general corporate purposes, including working capital and capital expenditures. While we have not designated any specific uses of such remaining proceeds we do anticipate that a portion would be used to pursue the development of glass manufacturing capabilities and to increase sales and marketing of our architectural hardening and perimeter defense business. We may also use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, solutions or technologies. We have no current agreements or commitments with respect to any investment or acquisition, and we currently are not engaged in negotiations with respect to any investment or acquisition. In addition, the amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending any uses, as described above, we intend to invest the net proceeds in high quality, investment grade, short-term fixed income instruments which include corporate, financial institution, federal agency or U.S. government obligations.

CAPITALIZATION

The following table summarizes our short-term debt and capitalization as of June 30, 2009, (a) on an actual basis, and (b) on a pro forma as adjusted basis to reflect (i) the estimated net proceeds we will receive from the sale of     shares of common stock offered by this prospectus at an assumed public offering price of $     per share, after deducting the underwriting discount and the estimated offering expenses we will pay, and (ii) the redemption of $7.5 million in stated value of our Series A Preferred.

	As of June 30, 2009
	Actual	Pro Forma as Adjusted
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$348,662	$
Debt:
Loan payable	$55,490	$
Line of Credit	1,429,789
Preferred stock (Series A Convertible Preferred Stock, 15,000 and 7,500 shares authorized, issued and outstanding, actual and pro forma, as adjusted)	12,223,642
Total debt	13,708,921
Stockholder’s equity	9,412,488
Total capitalization	$23,121,409	$

Based on 45,531,457 shares outstanding on October 1, 2009; the number of shares to be outstanding after this offering excludes the following:

•	4,650,000 shares of common stock reserved for future issuance under our 2007 Incentive Compensation Plan as of October 1, 2009, with regard to outstanding awards and awards that may be issued in the future under the plan;
•	1,448,680 shares of common stock issuable upon exercise of all warrants outstanding as of October 1, 2009; and
•	shares of common stock reserved for issuance under the underwriters’ warrants.

PRICE RANGE OF COMMON STOCK

Our common stock has been traded on the NYSE Amex (formerly known as the American Stock Exchange) under the symbol “EAG” since May 30, 2008. The following table sets forth, for the calendar quarter indicated, the quarterly high and low closing sale prices of our common stock, as reported on the NYSE Amex.

	High	Low
Fiscal Year Ended December 31, 2008
Second quarter (commencing May 30, 2008)	$1.80	$1.01
Third quarter	$1.22	$0.83
Fourth quarter	$1.02	$0.43
Fiscal Year Ended December 31, 2009
First quarter	$1.00	$0.44
Second quarter	$0.73	$0.49

The closing price of our common stock on September 30, 2009 was $0.53 per share, or $    per share after giving effect to the 1-for-   reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.

As of September 30, 2009, there were approximately 286 record holders of our common stock and three record holders of our Series A Convertible Preferred Stock. These figures do not reflect persons or entities that hold their stock in nominee or “street” name through various brokerage firms.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, in the operation and expansion of our business. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deemed relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Under the Certificate of Designations for the Series A Preferred, an affirmative vote at a meeting duly called or the written consent without a meeting of Series A Holders representing at least a majority of then outstanding shares of Series A Preferred is required for us to pay dividends or any other distribution on our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected statement of operations data for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, and the selected balance sheet data at those dates, are derived from our consolidated financial statements and notes thereto audited by Jewett, Schwartz, Wolfe & Associates, our then independent registered public accounting firm. The statement of operations data for the six months ended June 30, 2008 and June 30, 2009 are unaudited. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
						(Unaudited)
Consolidated Statement of Operations Data:
Revenues:
Contract	$6,171,334	$4,840,380	$25,252,994	$36,316,994	$35,588,849	$17,959,361	$23,523,277
Total revenues	6,171,334	4,840,380	25,252,994	36,316,994	35,588,849	17,959,361	23,523,277
Cost of revenues	4,458,704	3,510,857	17,515,486	22,342,582	24,702,714	11,344,483	14,112,974
Gross profit	1,712,630	1,329,523	7,737,508	13,974,412	10,886,135	6,614,878	9,410,303
Operating expenses:
General and administrative	751,541	1,411,958	2,289,712	3,874,749	5,789,681	2,367,680	3,538,245
General and administrative – salaries	614,897	1,155,239	1,873,401	3,170,250	4,758,968	2,254,651	2,095,403
Sales and marketing	344,625	471,284	566,417	1,976,538	2,722,224	1,359,567	1,695,245
Research and development	141,853	278,747	121,207	612,547	788,100	369,152	203,227
Settlement of litigation	—	35,000	179,300	469,488	57,377	57,377	63,441
Depreciation	24,905	83,799	230,052	392,115	842,532	282,435	519,412
Loss on disposal of fixed assets	—	8,801	950	136	—	—	—
Total operating expenses	1,877,821	3,444,828	5,261,039	10,495,823	14,958,882	6,690,862	8,114,973
Net operating income (loss)	(165,191)	(2,115,305)	2,476,469	3,478,589	(4,072,747)	(75,984)	1,295,330
Other income and (expenses):
Unrealized gain (loss) on adjustment of fair value of Series A convertible preferred stock classified as a liability	—	—	—	—	2,900,799	1,176,494	(972,961)
Unrealized gain on investor warrant liability	—	—	—	—	1,450,117	1,313,843	(2,420,671)
Other income (expense)	1,509	(19,407)	—	(51,658)	8,551	(3,423)	(12,730)
Interest expense	(207,755)	(31,192)	(16,561)	(39,111)	(866,484)	(310,651)	(592,177)
Interest income	5,996	60,818	118,033	101,955	117,312	90,081	8,856
Financing charge	(91,556)	—	—	—	(22,598)	—	—
Total other (income) and expenses	(291,806)	10,219	101,472	11,186	3,587,697	2,266,344	(3,989,683)
Income (loss) from continuing operations before income taxes	(456,997)	(2,105,086)	2,577,941	3,489,775	(485,051)	2,190,360	(2,694,353)
Income tax provision (benefit)			(534,313)	362,481	(996,000)	—	500,000
Net income (loss) from continuing operations	$(456,997)	$(2,105,086)	$3,112,254	$3,127,294	$510,949	$2,190,360	$(3,194,353)

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
						(Unaudited)
Net income (loss) per share, basic and diluted:
Income (loss) from continuing operations	$(0.02)	$(0.06)	$0.08	$0.08	$0.01	$0.06	$(0.08)
Net income (loss)	$(0.02)	$(0.06)	$0.08	$0.08	$(0.07)	$0.04	$(0.10)
Weighted average number of shares outstanding:
Basic	23,672,000	33,237,705	37,163,434	38,801,840	39,416,278	39,069,337	41,484,307
Diluted	23,672,000	33,237,705	37,163,434	38,801,840	39,416,278	39,069,337	41,484,307
Consolidated Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(687,903)	$(3,156,275)	$1,214,927	$(1,805,292)	$(8,700,052)	$(989,073)	$(6,721,080)
Investing activities	(163,165)	(402,468)	(500,179)	(1,373,518)	(3,861,440)	(445,169)	(2,339,575)
Financing activities	2,276,534	4,571,378	1,774,844	49,950	11,613,509	1,408,447	14,194,286
Consolidated Balance Sheet Data (at end of period):
Cash	$1,449,075	$2,461,710	$4,951,302	$1,434,373	$374,456	$6,613,517	$348,662
Total assets	2,377,640	5,367,141	13,046,751	23,554,755	25,162,615	36,921,053	30,539,559
Total debt	1,791,904	1,433,381	29,846	49,950	11,148,818	12,703,188	12,223,642
Total stockholders’ equity	585,736	3,933,760	9,006,012	13,297,828	10,040,917	14,926,516	9,412,488

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Overview

We are a defense and security products company engaged in three business areas: customized transparent and opaque armor solutions for construction equipment and tactical and non-tactical transport vehicles used by the military; architectural hardening and perimeter defense, such as bullet and blast resistant transparent armor, walls and doors, as well as vehicle anti-ram barriers such as bollards, steel gates and steel wedges that deploy out of the ground; and tactical training products and services consisting of our live-fire interactive T2 Tactical Training System and our American Institute for Defense and Tactical Studies.

We primarily serve the defense market and our sales are highly concentrated within the U.S. government. Our customers include various branches of the U.S. military through the U.S. Department of Defense (or DoD) and to a much lesser extent other U.S. government, law enforcement and correctional agencies as well as private sector customers.

Our recent historical revenues have been generated primarily from two large contracts and a series of purchase orders from a single customer. To continue expanding our business, we are seeking to broaden our customer base and to diversify our product and service offerings. Our strategy to increase our revenue, grow our company and increase stockholder value involves the following key elements:

•	increase exposure to military platforms in the U.S. and internationally;
•	develop strategic alliances and form strategic partnerships with original equipment manufacturers (OEMs);
•	capitalize on increased homeland security requirements and non-military platforms;
•	focus on an advanced research and development program to capitalize on increased demand for new armor materials; and
•	pursue strategic acquisitions.

We are pursuing each of these growth strategies simultaneously, and expect one or more of them to result in additional revenue opportunities within the next 12 months. If proceeds of this offering remain following the redemption of shares of our Series A Convertible Preferred Stock, we anticipate using a portion of such proceeds to pursue the development of glass manufacturing capabilities and to increase sales and marketing of our architectural hardening and perimeter defense business.

Sources of Revenues

We derive our revenues by fulfilling orders under master contracts awarded by branches of the United States military, law enforcement and corrections agencies and private companies involved in the defense market and other customer purchase orders. Under these contracts and purchase orders, we provide customized transparent and opaque armor products for transport and construction vehicles used by the military, group protection kits and spare parts. We also derive revenues from sales of our physical security products. To date, we have generated nominal revenues from our T2 and other training solutions and we are evaluating the continued offering of such training products and services and expect to continue that process over the next several months.

Our contract backlog as of June 30, 2009 and June 30, 2008 was $48.0 million and $45.0 million, respectively, and of our $48.0 million of contract backlog as of June 30, 2009, we estimate that $28.0 million will be filled in 2009. Accordingly, in order to maintain our current revenue levels and to generate future revenue growth, we will need to win more contracts with the U.S. government and other commercial entities, achieve significant penetration into critical infrastructure and public safety protection markets, and successfully further develop our relationships with OEM’s and strategic partners. Notwithstanding the possible significant troop reductions in Afghanistan and Iraq, we expect that demand in those countries for armored military construction vehicles will continue in order to repair significant war damage and for nation-building purposes. In addition, we are exploring interest in armored construction equipment in other countries with mine-infested regions.

We continue to aggressively bid on projects and are in preliminary talks with a number of international firms to pursue long-term government and commercial contracts, including those related to Homeland Security. While no assurances can be given that we will obtain a sufficient number of contracts or that any contracts we do obtain will be of significant value or duration, we are confident that we will continue to have the opportunity to bid and win contracts as we have in 2007 and 2008.

Cost of Revenues and Operating Expenses

Cost of Revenues.  Cost of revenues consists of parts, direct labor and overhead expense incurred for the fulfillment of orders under contract. These costs are charged to expense upon completion and acceptance of an order. Cost of revenues also includes the costs of protyping and engineering, which are expensed upon completion of an order as well. These costs are included as costs of revenue because they are incurred to modify products based upon government specifications and are reimbursable costs within the contract. These costs for the production of goods under contract are expensed when they are complete. We allocate overhead expenses such as employee benefits, computer supplies, depreciation for computer equipment and office supplies based on personnel assigned to the job. As a result, indirect overhead expenses are included in cost of revenues and each operating expense category.

Sales and Marketing.  Expenses related to sales and marketing consist primarily of compensation for our sales and marketing personnel, sales commissions and incentives, trade shows and related travel. Sales and marketing costs are charged to expense as incurred.

As our revenues increase, we plan to continue to invest heavily in sales and marketing by increasing the number of direct sales personnel in order to add new customers and increase sales to our existing customers. We also plan to expand our marketing activities in order to build brand awareness and generate additional leads for our growing sales personnel. We expect that in 2009, sales and marketing expenses will remain at the same or a slightly higher level in absolute dollars but will decrease as a percentage of revenues.

Research and Development.  Research and development expenses are incurred as we perform ongoing evaluations of materials and processes for existing products, as well as the development of new products and processes. Such expenses typically include compensation and employee benefits of engineering and testing personnel, materials, travel and costs associated with design and required testing procedures associated with our product line. We expect that in 2009, research and development expenses will increase in absolute dollars as we upgrade and extend our service offerings and develop new protection products, but will remain relatively consistent or decrease slightly as a percentage of revenues. Research and development costs are charged to expense as incurred.

General and Administrative.  General and administrative expenses consist of compensation and related expenses for executive, finance, accounting, administrative, legal, professional fees, other corporate expenses and allocated overhead. We expect that in 2009, general and administrative expenses will remain at the same or a slightly higher level in absolute dollars but decrease as a percentage of revenues.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 1 to the consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue and Cost Recognition.  We recognize revenue in accordance with the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Board (SAB) No. 104, “Revenue Recognition”, which states that revenue is realized and earned when all of the following criteria are met: (a) persuasive evidence of the arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller’s price to the buyer is fixed and determinable and (d) collectability is reasonably assured. Under this provision, revenue is recognized upon delivery and acceptance of the order.

We recognize revenue and report profits from purchase orders filled under master contracts under the completed contract method. Purchase orders received under master contracts may extend for periods in excess of one year. Contract costs are accumulated as deferred assets and billings and/or cash received are charged to a deferred revenue account during the periods of construction. However, no revenues, costs or profits are recognized in operations until the period upon completion of the order. An order is considered complete when all costs, except insignificant items, have been incurred and, the installation or product is operating according to specification or the shipment has been accepted by the customer. Provisions for estimated contract losses are made in the period that such losses are determined. As of June 30, 2009, there were no such provisions made.

All costs associated with uncompleted purchase orders under contract are recorded on the balance sheet as a deferred asset called “Costs in Excess of Billings on Uncompleted Contracts.” Upon completion of a purchase order, such associated costs are then reclassified from the balance sheet to the statement of operations as costs of revenue.

All billings associated with uncompleted purchase orders under contract are recorded on the balance sheet as a deferred liability called “Billings in Excess of Costs on Uncompleted Contracts”. Upon completion of a purchase order, all such associated billings would be reclassified from the balance sheet to the statement of operations as revenues. Due to the structure of our contracts, billing is not done until the purchase order is complete, therefore there are no amounts recorded as deferred liabilities as of June 30, 2009.

Stock-Based Compensation.  Stock based compensation consists of stock or options issued to employees, directors and contractors for services rendered. We accounted for the stock issued using the estimated current market price per share at the date of issuance. Such cost was recorded as compensation in our statement of operations at the date of issuance.

In December 2007, we adopted our 2007 Incentive Compensation Plan pursuant to which we have issued and intend to issue stock-based compensation from time to time, in the form of stock, stock options and other equity based awards. Our policy for accounting for such compensation in the form of stock options is as follows:

We have adopted the provisions of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment (SFAS No. 123R). In accordance with SFAS No. 123R, we will use the Black-Scholes option pricing model to measure the fair value of our option awards granted after June 15, 2005. The Black-Scholes model requires the input of highly subjective assumptions including volatility, expected term, risk-free interest rate and dividend yield. In 2005, the SEC issued Staff Accounting Bulletin (SAB) No. 107 (SAB No. 107) which provides supplemental implementation guidance for SFAS No. 123R.

Because we have only recently become a public entity, we have a limited trading history. The expected term of an award is based on the “simplified” method allowed by SAB No. 107, whereby the expected term is equal to the midpoint between the vesting date and the end of the contractual term of the award. The risk-free interest rate will be based on the rate of U.S. Treasury zero coupon issues with maturities consistent with the estimated expected term of the awards. We have not paid and do not anticipate paying a dividend on our common stock in the foreseeable future and accordingly, use an expected dividend yield of zero. Changes in these assumptions can affect the estimated fair value of options granted and the related compensation expense which may significantly impact our results of operations in future periods.

Stock-based compensation expense recognized will be based on the estimated portion of the awards that are expected to vest. We will apply estimated forfeiture rates based on analyses of historical data, including termination patterns and other factors.

We recognized $55,000 and $54,000 in stock compensation expense as of June 30, 2009 and June 30, 2008, respectively.

Fair Value Measurements

We have adopted the provisions of Statement of Financial Accounting Standard No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments. SFAS No. 157 was effective for financial assets and liabilities on January 1, 2008. The statement deferred the implementation of the provisions of SFAS No. 157 relating to certain non-financial assets and liabilities until January 1, 2009.

Fair value, as defined in SFAS 157, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, whether using an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the company’s credit risk.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques requires significant judgment and are primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

•	Level 1 Inputs: These inputs come from quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2 Inputs: These inputs are other than quoted prices that are observable, for an asset or liability. This includes: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3 Inputs: These are unobservable inputs for the asset or liability which require the company’s own assumptions.

Series A Convertible Preferred Stock, Investor Warrants and Placement Agent Warrants

Series A Preferred Stock.  We account for our Series A Convertible Preferred Stock (or Series A Preferred) in accordance with SFAS 150 “Accounting for Certain Financial Instrument with Characteristics of both Liabilities and Equity”. SFAS 150 provides guidance on how financial instruments should be classified and measured when characteristics of both liabilities and equity exist and requires that an entity classify a financial instrument that is within its scope as a liability because the financial instrument embodies an obligation of the issuer. The mandatory redemption provision incorporated into the Series A Preferred causes the stock to fall within the scope of SFAS 150 since we must redeem the stock by December 31, 2010 by transferring cash to the holders of the Series A Preferred.

The proceeds from the issuance of the Series A Preferred and accompanying common stock warrants, net of direct costs including the fair value of warrants issued to the Placement Agent in connection with the transaction, must be allocated to the instruments based upon relative fair value upon issuance. In addition, under SFAS 150, paragraph 20, “mandatorily redeemable instruments must be measured initially at fair value”. Therefore, after the initial recording of the Series A Preferred based upon net proceeds received, the carrying value of the Series A Preferred must be adjusted to the fair value at the date of issuance, with the difference recorded as a gain or loss. On March 7, 2008, the date of initial issuance, we recorded a derivative liability of $9.8 million. On April 4, 2008, the date of the second issuance, we recorded a derivative liability of $3.6 million. These liabilities were subsequently adjusted to fair value as of June 30, 2009, which resulted in a net loss of $1.0 million. As of June 30, 2009, the Series A Preferred liability was $12.2 million.

Investor Warrants.  The warrants issued with the Series A Preferred (or Investor Warrants) meet the criteria under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”. Under SFAS 133, the warrants are recorded at fair value upon the date of issuance, with changes in the fair value recognized as a gain or loss as they occur. On March 7, 2008, the date of initial issuance, we recorded a derivative liability of $1.1 million. On April 4, 2008, the date of the second issuance, we recorded a derivative liability of $0.4 million. As of December 31, 2008, the Investor Warrant liability was $0.1 million. The Investor Warrants met the criteria under EITF 01-6 “The Meaning of Indexed to a Company’s Own Stock”, which provides guidance as to whether a contract is indexed to a company’s own stock. However, since the warrants do not meet the criteria for reporting as an equity instrument under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the fair value of the Investor Warrants is included as a noncurrent liability as of December 31, 2008.

On May 22, 2009 we entered into a Settlement Agreement, Waiver and Amendment with the Series A Holders (or Settlement Agreement) pursuant to which, among other things, the Investor Warrants were amended to reduce the exercise price thereof from $2.40 per share to $0.01 per share. The warrants were exercised in full during May and June, 2009 and the Investor Warrant liability was adjusted to $0 as of May 22, 2009. The adjustment to record these Investor Warrants to fair value as of the date of the exercise resulted in a net loss of $2.4 million. For additional information, see “Liquidity and Capital Resources — Series A Convertible Preferred Stock” below.

Placement Agent Warrants.  The warrants issued to the Placement Agent with respect to the sale of the Series A Preferred and Investor Warrants (or Placement Agent Warrants) were accounted for as a transaction cost associated with the issuance of the Series A Preferred. The Placement Agent Warrants are recorded at fair value at the date of issuance. Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, we satisfy the criteria for classification of the Placement Agent Warrants as equity. We have recorded the corresponding amount recorded as a Deferred Financing Cost. Since the Series A Preferred and Investor Warrants are classified as liabilities, the carrying value of the Placement Agent Warrants has been recorded as an other asset and is amortized as additional financing costs over the term of the Series A Preferred using the interest method. At the date of each issuance, we recorded $1.0 million and $0.4 million in deferred financing costs and amortized $0.3 million as interest expense as of June 30, 2009.

Consolidated Results of Operations

The following discussion should be read in conjunction with the information set forth in the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Comparison of the Three Months Ended June 30, 2009 and 2008

Revenues.  Revenues from continuing operations for the three months ended June 30, 2009 were $14.0 million, an increase of $4.8 million, or 52%, over revenues of $9.2 million in the comparable period in 2008. This increase was due primarily to increased order fulfillment under our Marine Corps Contract No. M67854-07-D-5023 during the second quarter of 2009 versus the same quarter in 2008, including orders that had been expected in the fourth quarter of 2008 that were delayed into the first and second quarters of 2009. The revenue increase also was due to additional sales generated from our physical security product business for the three months ended June 30, 2009 of approximately $1.1 million, an increase of $0.7 million or 147% over revenues of $0.4 million for the three months ended June 30, 2008.

On January 2, 2009, we discontinued the operations of our Tactical Application Group, a tactical equipment supply business. Revenues from our discontinued operations for the three months ended June 30, 2008 were $0.6 million. There were no revenues generated from discontinued operations during the three months ended June 30, 2009.

Cost of Revenues.  Cost of revenues for the three months ended June 30, 2009 was $8.7 million, an increase of $2.7 million, or 45%, over cost of revenue of $6.0 million in the comparable period in 2008. This increase in cost of revenues for the three months ended June 30, 2009 was directly related to the higher volume of orders completed by the Company under the Marine Corps sales contract mentioned above. As a result of this higher volume of sales, the Company experienced higher costs of revenue for the three months ended June 30, 2009. The costs of revenue also increased during the three months ended June 30, 2009 as a result of the higher volume of sales from our physical security product business, as opposed to the three months ended June 30, 2008.

Cost of revenues from discontinued operations for the three months ended June 30, 2008 was $0.4 million. There were no costs of revenues incurred from discontinued operations for the three months ended June 30, 2009.

Gross Profit Margin.  The gross profit margin for the three months ended June 30, 2009 and June 30, 2008 was $5.4 million and $3.2 million, respectively. The gross profit margin percentage was 38.3% and 34.9% for the three months ended June 30, 2009 and June 30, 2008, respectively. The increase in gross profit margin percentage from continuing operations from 2008 to 2009 resulted primarily from reduced costs per unit under the Marine Corp sales contract. In addition, the Company was able to reduce its costs of revenue as a percentage of sales related to its physical security product business for the three months ended June 30, 2009 due to more favorable pricing from its vendors as a result of higher sales volume. This decrease in costs for the three months ended June 30, 2009 resulted in a favorable impact upon its gross profit margin. Due to its relatively short period of operations, the Company’s physical security product business did not experience such favorable pricing for the three months ended June 30, 2008 and, therefore, experienced lower gross margins.

Sales and Marketing Expenses.  Sales and marketing expenses for the three months ended June 30, 2009 and June 30, 2008 were $724,000 and $727,000, respectively, representing a decrease of $3,000, or 0.4%. The decrease was due primarily to a decrease in trade show expenses and related travel expenses, for the three months ended June 30, 2009.

Research and Development Expenses.  Research and development expenses for the three months ended June 30, 2009 and June 30, 2008 were $17,000 and $204,000, respectively. The decrease of $187,000 or 92% from 2008 to 2009 was the result of additional testing and improvements of existing products and continued work on our products in development during the three months ended June 30, 2008. There were no research and development expenses for discontinued operations.

General and administrative expenses from continuing operations for the three months ended June 30, 2009 and June 30, 2008 were $1.9 million and $1.0 million, respectively. The increase of $900,000, or 90%, for the three months ended June 30, 2009 as compared with the three months ended June 30, 2008 was the result of increases in legal fees of $167,000, professional and consulting fees of $302,000, rental expense of $84,000, travel and related expenses of $70,000, Board of Director fees of $65,000, insurance premiums of $36,000, employee benefits of $30,000, general office expenses of $35,000, and $11,000 in seminar and conference expense. In addition, the Company also experienced additional general and administrative expenses associated with the facilities for our physical security product business of $100,000.

General and administrative expenses associated with discontinued operations were $60,000 for the three months ended June 30, 2008. There were no such expenses incurred during the three months ended June 30, 2009.

General and Administrative Salaries Expense.  General and administrative salaries expense for the three months ended June 30, 2009 and June 30, 2008 were $1.0 million and $1.1 million, respectively. The net decrease of $0.1 million, or 9% was due in part to the decrease in salary expense at the Hicksville facility. As of June 30, 2009, there were 39 employees that were classified as general and administrative personnel, versus 41 employees as of June 30, 2008.

Depreciation Expense.  Depreciation expense was $278,000 and $147,000 for the three months ended June 30, 2009 and June 30, 2008, respectively. The increase of $131,000, or 89%, was the result of our higher property and equipment balance as of June 30, 2009 versus June 30, 2008. This increase was the result of additional leasehold improvements and equipment associated with the expansion of our facility during 2008, property and equipment purchased in 2008 and 2009 for our Hicksville facility and physical security product business, and T2 equipment. This higher capital balance as of June 30, 2009 resulted in higher depreciation expense.

Other (Income) and Expense.  As a result of our agreement to sell our Series A Convertible Preferred Stock and warrants to purchase common stock and the subsequent Settlement Agreement that reduced the exercise price of the investor warrants from $2.40 to $.01, we incurred losses which occurred upon the valuation of the stock. Such valuation took into account the features, rights and obligations of the convertible preferred stock, which ultimately resulted in a higher fair value than the proceeds received. Since the Series A Convertible Preferred Stock and related Investor Warrants are required to be recorded at fair value, we recorded a loss on such securities. We experienced a loss on adjustment of fair value with respect to our Series A Convertible Preferred Stock of $278,000 and a gain on adjustment of $2.6 million for the three months ended June 30, 2009 and 2008, respectively. We also recognized a loss of approximately $2.4 million and a gain on the related Investor Warrants of $1.4 million as of June 30, 2009 and 2008, respectively. The $2.4 million loss related to the investor warrants for the three months ended June 30, 2009 was the result of the reduction in the exercise price from $2.40 to $.01. In addition, we incurred interest expense associated with the amortization of the deferred financing costs and discount on the Series A Preferred Stock of $267,000 and $250,000 for the three months ended June 30, 2009 and 2008.

Comparison of the Six Months Ended June 30, 2009 and 2008

Revenues.  Revenues from continuing operations for the six months ended June 30, 2009 were $23.5 million, an increase of approximately $5.6 million, or 31%, over revenues of $18.0 million in the comparable period in 2008. This increase was due primarily to increased order fulfillment under our Marine Corp Contract No. M67854-07-D-5023 during the six months ended June 30, 2009 versus the same period in 2008, including orders that had been expected in the fourth quarter of 2008 that were delayed into the first and second quarters of 2009. The revenue increase also was due to additional sales generated from our physical security product business for the six months ended June 30, 2009 of $2.1 million, an increase of $1.5 million or 250% over revenues of $0.6 million for the six months ended June 30, 2008.

Revenues from our discontinued operations for the six months ended June 30, 2008 were $0.8 million. There were no revenues generated from discontinued operations during the six months ended June 30, 2009.

Cost of Revenues.  Cost of revenues for the six months ended June 30, 2009 was $14.1 million, an increase of $2.8 million, or 25%, over cost of revenue of $11.3 million in the comparable period in 2008. This increase was related to our increased production costs under the Marine Corps sales contract mentioned above.

Cost of revenues from discontinued operations for the six months ended June 30, 2008 was $600,000. There were no costs of revenues generated from discontinued operations for the six months ended June 30, 2009.

Gross Profit Margin.  The gross profit margin for the six months ended June 30, 2009 and June 30, 2008 were $9.4 million and $6.6 million, respectively. The gross profit margin percentage was 40.0% and 36.8% for the six months ended June 30, 2009 and June 30, 2008, respectively. The increase in gross profit margin percentage from continuing operations from 2008 to 2009 resulted primarily from reduced costs per unit under the Marine Corps sales contract.

Sales and Marketing Expenses.  Sales and marketing expenses for the six months ended June 30, 2009 and June 30, 2008 were $1.5 million and $1.4 million, respectively, representing an increase of $100,000, or 7%. The increase was due primarily to an increase in trade show expenses and related expenses from marketing T2 incurred during the first quarter of 2009, along with our current product line for the six months ended June 30, 2009. We did not offer the T2 during the six months ended June 30, 2008 and, therefore, incurred no marketing expense for its promotion. There were no sales or marketing expenses for discontinued operations.

Research and Development Expenses.  Research and development expenses for the six months ended June 30, 2009 and June 30, 2008 were $203,000 and $369,000, respectively. The decrease of $166,000 or 45% from 2008 to 2009 was the result of additional testing and improvements of existing products and continued work on our products in development during the six months ended June 30, 2008. There were no research and development expenses for discontinued operations.

General and administrative expenses from continuing operations for the six months ended June 30, 2009 and June 30, 2008 were $3.5 million and $2.4 million, respectively. The increase of $1.2 million or 49%, was primarily due to general increases in expenses of approximately $1.0 million result from increases in professional fees of $320,000, Board of Director fees of $300,000, rent expense of $105,000, insurance premiums of $100,000, employee benefits of $80,000, general office supplies of $28,000 and $22,000 in seminars and conference fees. In addition, the Company also experienced additional general and administrative expenses associated with the facilities for our physical security product business of $190,000, include rent, utilities, supplies and insurance.

General and administrative expenses associated with discontinued operations were approximately $200,000 for the six months ended June 30, 2008. There were no such expenses incurred during the six months ended June 30, 2009.

General and Administrative Salaries Expense.  General and administrative salaries expense for the six months ended June 30, 2009 and June 30, 2008 were approximately $2.1 million and $2.3 million, respectively. The net decrease of $200,000, or 8.6% was due to the decrease in salary expense at the Hicksville facility. As of June 30, 2009, there were 39 employees that were classified as general and administrative personnel, versus 41 employees as of June 30, 2008.

Depreciation Expense.  Depreciation expense was $519,000 and $282,000 for the six months ended June 30, 2009 and June 30, 2008, respectively. The increase of $237,000, or 84%, was the result of our higher property and equipment balance as of June 30, 2009 versus June 30, 2008. This increase was the result of additional leasehold improvements and equipment associated with the expansion of our facility during 2008, property and equipment purchased in 2008 and 2009 for our Hicksville facility and physical security product business, and T2 equipment. This higher capital balance as of June 30, 2009 resulted in higher depreciation expense.

Other (Income) and Expense.  As a result of our agreement to sell our Series A Convertible Preferred Stock and warrants to purchase common stock and the subsequent Settlement Agreement that reduced the exercise price of the Investor Warrants from $2.40 to $.01, we incurred losses which occurred upon the valuation of the stock. Such valuation took into account the features, rights and obligations of the convertible preferred stock, which ultimately resulted in a higher fair value than the proceeds received. Since the Series A Convertible Preferred Stock and related Investor Warrants are required to be recorded at fair value, we recorded a loss on such securities. We experienced a loss on adjustment of fair value with respect to our Series A Convertible Preferred Stock of $1.0 million and a gain on adjustment of $1.2 million for the six months ended June 30, 2009 and 2008, respectively. We also recognized a loss of approximately $2.4 million and a gain on the related investor warrants of $1.3 million as of June 30, 2009 and 2008, respectively. The $2.4 million loss related to the Investor Warrants for the three months ended June 30, 2009 was the result of the reduction in the exercise price from $2.40 to $.01. In addition, we incurred interest expense associated with the amortization of the deferred financing costs and discount on the Series A Preferred Stock of $567,000 and $304,000 for the six months ended June 30, 2009 and 2008.

Comparison of Years Ended December 31, 2008 and 2007

Revenues.  Revenues for 2008 from continuing operations were $35.6 million, a decrease of $700,000 or 2%, from revenues of $36.3 million for 2007. The decrease in revenues from 2007 to 2008 was due primarily to changing economic conditions that were experienced by us during our fourth quarter of 2008. As a result, fewer orders were placed and orders that were in process experienced delays, which resulted in their ultimate completion in 2009. In particular, $10.0 million of revenue expected in the fourth quarter of 2008 was pushed into the first half of 2009 because of fund allocations by two of our largest customers with respect to purchases of our products. Revenues from discontinued operations increased from $155,000 in 2007 to $1.3 million for an increase of $1.1 million. The increase in revenue is due to twelve months of revenue included in 2008, versus two months in 2007.

Cost of Revenues.  Cost of revenues from continuing operations for 2008 was $24.7 million, an increase of $2.4 million, or 11%, over cost of revenues of $22.3 million for 2007. The cost of revenues increase from 2007 to 2008 was primarily attributed to higher costs incurred in 2008 relating to the physical security product business, which was not in existence in 2007. In addition, the increase was related to our increased production costs under the Marine Corps sales contract in 2008.

We also experienced increases in costs of revenues from discontinued operations of $600,000 in 2008 from $84,000 in 2007. This increase of $516,000 or 614% was due to the twelve months of activity during 2008 versus only two months in 2007.

Gross Profit Margin.  The gross profit margin from continuing operations for the year ended December 31, 2008 was $10.9 million, or 30.6% of revenue, as compared to $14.0 million, or 38.5% of revenue, for the year ended December 31, 2007. The decrease in gross profit of $3.1 million, which resulted from our operations, was due primarily to the following:

•	Significantly higher sales under our U.S. Marine Corps contract in 2008 of product with lower gross profit margins;
•	Lower gross profit margins associated with the physical security product business in 2008, which was not in existence during 2007; and
•	Decreased sales of spare parts by approximately $500,000 from 2007 to 2008. The cost of revenue associated with these parts is significantly less than other products.

Sales and Marketing Expenses.  Sales and marketing expenses from continuing operations for 2008 were $2.7 million, an increase of $700,000 or 38.6%, over sales and marketing expenses of approximately $2.0 million for 2007. The increase was mainly due to an increase of $500,000 in employee related costs from the hiring of sales and marketing and executive personnel to focus on developing existing and new customer relationships, trade shows and related travel. There were no sales and marketing expenses for discontinued operations.

Research and Development Expense.  Research and development expenses from continuing operations for 2008 were $788,000, an increase of $176,000, or 29.0%, over research and development expenses of $612,000 for 2007. During 2008, we incurred higher research and development costs associated with the testing and improvement of existing products such as glass and composite armors, and continued work on our products in development, including helmets. There were no research and development expenses for discontinued operations.

General and Administrative Expense.  General and administrative expenses from continuing operations for 2008 were $5.8 million, an increase of $1.92 million, or 49.0%, over general and administrative expenses of $3.9 million for 2007. This increase was primarily due to expansion expenses incurred, primarily during the first three months of 2008. During this period, we expanded the facilities at our Hicksville, New York headquarters to include the entire building, adding additional fabrication and administrative space. We previously occupied approximately 70% of the building in which our headquarters is located and now occupy the entire building. Due to our expansion, we also incurred increases in general and liability insurance, rent and general supplies, of $800,000. We also incurred additional general and administrative expenses associated with the facilities for our physical security product business of $175,000. We also incurred significant legal, merger and acquisition, and accounting costs associated with the registration of our common stock with the SEC under the Securities Exchange Act of 1934, the NYSE Amex and our asset acquisition during the first quarter of 2008, which were $950,000. General and administrative expenses for discontinued operations were $262,000 for 2008, an increase of $169,000 or 180% over general and administrative expenses for 2007 of $93,000. This increase was due to the twelve months of operations being included in 2008 but only two months included in 2007.

General and Administrative Salaries Expense.  General and administrative salaries expense from continuing operations for 2008 and 2007 was $4.8 million and $3.2 million, respectively. The increase of $1.6 million or 50% was the result of increases in personnel associated with the expansion of our facility and acquisition of our physical security product business. As of December 31, 2008, there were 41 employees classified as general and administrative personnel, versus 29 employees as of December 31, 2007. The general and administrative salaries expense from discontinued operations was $350,000 in 2008 versus $15,000 in 2007, for an increase of $335,000 or 223%. The increase was due to twelve months of operations included in 2008 versus only two months in 2007.

Depreciation Expense.  Depreciation expense from continuing operations was $0.8 million for 2008 compared to $392,000 for 2007, or an increase of $450,000 or 115%. The increase was the result of the expansion of the Hicksville, New York building during 2008, which resulted in higher depreciation expense of $400,000. We also acquired additional property and equipment associated with our physical security product business, which resulted in additional depreciation expense of $50,000. Depreciation expense for discontinued operations was not material as of December 31, 2008 or 2007.

Liquidity and Capital Resources

The primary sources of our liquidity during the six months ended June 30, 2009 have come from operations and to a lesser extent under our bank credit facility. As of June 30, 2009, our principal sources of liquidity were net accounts receivable of approximately $8.6 million and costs in excess of billings of approximately $8.3 million and borrowings under our revolving credit facility with TD Bank of approximately $1.4 million.

As of June 30, 2008, our principal sources of liquidity were cash and cash equivalents totaling approximately $6.6 million, net accounts receivable of approximately $5.5 million and costs in excess of billings of approximately $8.5 million. The primary sources of our liquidity during the six months ended June 30, 2008 came from operations and the proceeds from the sale of our Series A Convertible Preferred Stock.

Cash Flows from Operating Activities.  Net cash used in operating activities was approximately $1.0 million for the six months ended June 30, 2009 compared to net cash used in operating activities of approximately $6.7 million for the six months ended June 30, 2008. Net cash used in operating activities during the six months ended June 30, 2009 consisted primarily of changes in our operating assets and liabilities of approximately $3.3 million, including changes in accounts receivable, cost in excess of billing, prepaid expense, accounts payable and accrued liabilities. The changes in accounts receivable and costs in excess of billing of $3.6 million and $1.1 million, respectively, reflects the increases in receivables from completed projects and costs incurred on projects in process as of June 30, 2009. Our prepaid expenses and other current assets increased approximately $1.8 million due to amounts paid in advance in connection with prepayment of legal expense and insurance. As of June 30, 2008, we experienced a reduction in accounts receivable of $1.2 million, due to increased collections during the six month period. The increase in our costs in excess of billings of $3.5 million as of June 30, 2008, reflects increases in projects in process as of June 30, 2008. Our prepaid expenses increased approximately $1.5 million due to amounts paid in advance in connection with our intent to enter the public market and obtain outside financing. In addition, the changes in accounts payable and accrued liabilities reflect the related increase in expenses incurred, with no funds paid out.

As of June 30, 2009, we had net operating loss carryforwards of approximately $4.6 million available to reduce future taxable income. In the future, we may utilize our net operating loss carryforwards and would begin making cash tax payments at that time. In addition, the limitations on utilizing net operating loss carryforwards and other minimum taxes may also increase our overall tax obligations. We expect that if we generate taxable income and/or we are not allowed to use net operating loss carryforwards, our cash generated from operations will be adequate to meet our income tax obligations.

Net Cash Used in Investing Activities.  Net cash used in investing activities for the six months ended June 30, 2009 and 2008 was $445,000 and $2.3 million, respectively. Net cash used in investing activities for the six months ended June 30, 2009 consisted of amounts paid out for the general and computer equipment and miscellaneous leasehold improvements. Net cash used in investing activities for the six months ended June 30, 2008 consisted primarily of cash paid for the acquisition of equipment for the T2 facility and general shop equipment and machinery. During the six months ended June 30, 2008, we also paid out cash associated with leasehold improvements and office equipment and furniture for the expansion of our Hicksville corporate offices and warehouse.

Net Cash Provided by Financing Activities.  Net cash provided by financing for the six months ended June 30, 2009 and 2008 was $1.4 million and $14.2 million, respectively. Net cash provided by financing activities during 2009 consisted of proceeds from the line of credit of $1.4 million and proceeds from a short term loan payable of $55,000. Net cash provided by financing activities during 2008 consisted primarily of net proceeds of $14.0 million received from the sale of the Series A Preferred Stock. In addition, the Company received $0.2 million of proceeds from the sale of common stock and $62,000 from the term loan with TD Bank, offset by repayments of short term financing of $12,000.

Bank Facility

In May 2007, we entered into a loan agreement with TD Bank (formerly known as Commerce Bank, N.A.) pursuant to which we had access to a revolving credit facility up to a maximum of $12.0 million depending upon the periodic balance of our qualified accounts receivable. As of June 30, 2009 and 2008, approximately $1.4 million and $0, respectively, was outstanding under the revolving credit facility. As part of the same loan facility, we borrowed approximately $55,000 and $120,000 as of June 30, 2009 and 2008, respectively, under a term loan due July 1, 2010, which was payable in equal monthly installments. The credit facility was secured by all of our assets, and bore interest at a variable rate equal to LIBOR plus a margin of between 1.75% and 2.45%. As of July 24, 2009, we repaid in full the entire outstanding balance under the loan agreement with TD Bank, following the events described below with the bank.

On April 1, 2009, we received a Notice of Default from TD Bank resulting from the violation of certain financial covenants. The bank stated that it was not presently taking action to enforce its rights and remedies under our existing revolving line of credit, however they were not waiving their rights under any exiting or future defaults or events of default. The bank indicated it would continue to make advances under the credit line, but it had no obligation to do so and would refuse an advance request in its sole discretion without notice. The bank also demanded that we provide unaudited consolidated financial statements and a cash flow forecast within 20 days after each month end.

On April 27, 2009, we entered into a Forbearance Agreement and Amendment to Loan Agreement with TD Bank, pursuant to which the bank agreed to forbear from exercising its default-related rights and remedies with respect to the defaults specified in the Notice of Default, including without limitation acceleration and foreclosure, and continue to provide advances and other financial accommodations under our loan agreement with the bank until June 15, 2009 unless such forbearance period was earlier terminated as a result of any Forbearance Default (as defined in the Forbearance Agreement). Notwithstanding the foregoing, the bank would have no obligation to make any advance if, after giving effect thereto, the aggregate principal amount of the advances plus outstanding letters of credit issued by the bank for our account would exceed $2.0 million prior to May 15, 2009 and $1.0 million as of May 15, 2009 and thereafter. Under the Forbearance Agreement, we agreed, among other things, (i) not to make any Restricted Payment (as defined in the Loan Agreement), other than a stock dividend payable in our common stock and approved by the bank in its sole discretion, (ii) to use our best efforts to obtain a refinancing, (iii) to provide certain monthly financial information as set forth in the Forbearance Agreement and (iv) to pay the advances, the term loan and all other obligations in full by June 15, 2009. Our failure to comply with any of the foregoing would constitute a Forbearance Default under the Forbearance Agreement, which would have resulted in termination of the Forbearance Agreement.

On May 27, 2009, we entered into an Amendment to the Forbearance Agreement with the bank pursuant to which the bank increased the credit cap referenced above from $1.0 million to $2.5 million. Subsequently, on June 15, 2009, we entered into a Second Amendment to the Forbearance Agreement, pursuant to which the parties agreed to extend the Forbearance Period to the earlier to occur of the termination of the Forbearance Period as a result of any Forbearance Default (as defined in the Forbearance Agreement) and July 15, 2009.

Thereafter, we requested extensions relating to the forbearance period and the maturity date in order to allow us to complete the negotiation of an Accounts Receivable Purchase Agreement (discussed below). The bank informally extended such forbearance period and maturity date. On July 24, 2009, we repaid the remaining term loan balance, and repaid and terminated the credit facility.

Accounts Receivable Purchase Agreement

On July 27, 2009, we entered into an accounts receivable purchase agreement with Republic Capital Access, LLC (RCA), as of July 23, 2009. Under the purchase agreement, we can sell eligible accounts receivables to RCA. Eligible accounts receivable, subject to the full definition of such term in the purchase agreement, generally are our receivables under prime government contracts.

Under the terms of the purchase agreement, we may offer eligible accounts receivable to RCA and if RCA purchases such receivables, we will receive an initial upfront payment equal to 90% of the receivable. Following RCA’s receipt of payment from our customer for such receivable, they will pay to us the remaining 10% of the receivable less its fees. In addition to a discount factor fee and an initial enrollment fee, we are required to pay RCA a program access fee equal to a stated percentage of the sold receivable, a quarterly program access fee if the average daily amount of the sold receivables is less than $2.3 million and RCA’s initial expenses in negotiating the purchase agreement and other expenses in certain specified situations. The purchase agreement also provides that in the event, but only to the extent, that the conveyance of receivables by us is characterized by a court or other governmental authority as a loan rather than a sale, we shall be deemed to have granted RCA effective as of the date of the first purchase under the Purchase Agreement, a security interest in all of our right, title and interest in, to and under all of the receivables sold by us to RCA, whether now or hereafter owned, existing or arising. The initial term of the purchase agreement ends on December 31, 2009. As of September 25, 2009, RCA holds $3.0 million of account receivables for which RCA has not received payment from our customers.

We believe that our current cash, cash equivalents, net accounts receivable and costs in excess of billings together with our expected cash flows from operations, ability to sell accounts receivable to RCA and the proceeds of this offering will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for at least the next 12 months. We currently intend to use the net proceeds from this offering to redeem $7.5 million in stated value of our Series A Preferred by December 31, 2009. If this offering is not completed and we do not successfully raise capital or obtain access to a credit facility sufficient to fund such Series A Preferred Stock redemption, our cash flow could be adversely affected and our business significantly harmed.

Series A Convertible Preferred Stock

In March and April 2008, we sold shares of our Series A Convertible Preferred Stock (Series A Preferred) and warrants to purchase our common stock (or the Investor Warrants). We received aggregate gross proceeds of $15.0 million, before fees and expenses of the placement agent in the transaction and other expenses.

During the first several months of 2009, we held discussions and negotiations with the holders of our Series A Preferred Stock (Series A Holders) to resolve our purported breach of certain financial covenants and dividend requirements relating to the Series A Preferred Stock. In April 2009, the Series A Holder holding a majority of our Series A Preferred Stock demanded redemption of its shares of Series A Preferred.

On May 22, 2009, we entered into a Settlement Agreement, Waiver and Amendment with the Series A Holders (Settlement Agreement) pursuant to which, among other things, (i) the Series A Holders waived any breach by us of such financial covenants or our obligation to timely pay dividends on the Series A Preferred Stock for any period through September 30, 2009, and waived any “Equity Conditions Failure” and any “Triggering Event” under the certificate of designations of the Series A Preferred (Certificate of Designations) otherwise arising from such breaches, (ii) the Investor Warrants were amended to reduce their exercise price from $2.40 per share to $0.01 per share, (iii) we issued the Series A Holders an aggregate of 2,000,000 shares of our common stock (Dividend Shares), in full satisfaction of our obligation to pay dividends under the Certificate of Designations as of March 31, 2009, June 30, 2009 and September 30, 2009, and (iv) we agreed to redeem $7.5 million in stated value of the Series A Preferred Stock by December 31, 2009. We agreed that, if we fail to so redeem $7.5 million in stated value of the Series A Preferred Stock by that date (a Redemption Failure), then, in lieu of any other remedies or damages available to the Series A Holders (absent fraud), (i) the redemption price payable by us will increase by an amount equal to 10% of the stated value, (ii) we will use our best efforts to obtain stockholder approval to reduce the conversion price of the Series A Preferred from $2.00 to $0.50 (which would increase the number of shares of common stock into which the Series A Preferred is convertible), and (iii) we will expand the size of our board of directors by two, will appoint two persons designated by the Series A Holders to fill the two newly-created vacancies, and will use our best efforts to amend our certificate of incorporation to grant the Series A Holders the right to elect two persons to serve on the board.

The Settlement Agreement provides that if as of December 1, 2009, we do not reasonably believe that we can fund the required redemption on or before December 31, 2009, we need to take actions required to seek to obtain the stockholder approval for an amendment to our certificate of incorporation necessary for reducing the conversion price and granting the Series A Holders the right to elect two directors designated by such preferred stockholder, including, without limitation, (i) calling a meeting of our stockholders to consider such amendment; (ii) submitting to the SEC a preliminary proxy statement for such meeting of stockholders; and (iii) upon receipt of the requisite stockholder approval, filing the amendment to our certificate of incorporation. See “Risk Factors — We have entered into a Settlement Agreement, Waiver and Amendment with holders of our Series A Convertible Preferred Stock, pursuant to which, among other things, we have agreed to redeem $7.5 million in stated value of the Series A Convertible Preferred Stock by December 31, 2009, in addition to our prior obligation to redeem any such Preferred Stock outstanding as of December 31, 2010. If we fail to redeem such Series A Convertible Preferred Stock, our business could be significantly harmed.”

Pursuant to the terms of the Settlement Agreement, we also entered into a Registration Rights Agreement with the Series A Holders, in which we agreed to file with the SEC, by June 1, 2009, a registration statement covering the resale of the Dividend Shares, and to use our best efforts to have such registration statement declared effective as soon as practicable thereafter. We further agreed with the Series A Holders to include in such registration statement the shares of common stock issued upon the exercise of the Investor Warrants in May and June 2009. A registration statement was filed, and subsequently declared effective on August 10, 2009.

Also pursuant to the terms of the Settlement Agreement, each of our directors and executive officers entered into a Lock-Up Agreement, pursuant to which each such person agreed that, for so long as any shares of Series A Preferred Stock remain outstanding, he will not sell any shares of our common stock owned by him as of May 22, 2009.

Also pursuant to the terms of the Settlement Agreement, on May 22, 2009 our Chief Executive Officer, President and Chairman, entered into an Irrevocable Proxy and Voting Agreement with the Series A Holders, pursuant to which he agreed, among other things, that if a Redemption Failure occurs he will vote all shares of voting stock owned by him in favor of (i) reducing the conversion price of the Series A Preferred Stock from $2.00 to $0.50 and (ii) amending our certificate of incorporation to grant the Series A Holders the right to elect two persons to serve on the board of directors (collectively referred to as the Company Actions). Our CEO also appointed one of the Series A Holders as his proxy to vote his shares of voting stock in favor of the Company Actions, and against approval of any opposing or competing proposal, at any stockholder meeting or written consent of our stockholders at which such matters are considered.

We currently intend to use a portion of the net proceeds from this offering to redeem $7.5 million in stated value of our Series A Preferred by December 31, 2009.

Recent Accounting Pronouncements

Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In June 2009, the FASB issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”). SFAS No. 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This statement will have an impact on our future consolidated financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date and is effective for interim and annual periods ending after June 15, 2009. Although additional disclosures are required, the adoption of SFAS No. 165 is not expected to have a material impact on our consolidated financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The implementation of FSP FAS No. 157-4 did not have a material impact on our consolidated financial position and results of operations.

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. The objective of an other-than-temporary impairment analysis under existing U.S. generally accepted accounting principles (GAAP) is to determine whether the holder of an investment in a debt or equity security for which changes in fair value are not regularly recognized in earnings (such as securities classified as held-to-maturity or available-for-sale) should recognize a loss in earnings when the investment is impaired. An investment is impaired if the fair value of the investment is less than its amortized cost basis. FSP FAS No. 115-2 and FAS No. 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. The implementation of FSP FAS No. 115-2 and FAS No. 124-2 did not have a material impact on our consolidated financial position and results of operations.

Interim Disclosures About Fair Value of Financial Instruments

In April 2009, the FASB issued FSP FAS No. 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS No. 107-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The implementation of FSP FAS No. 107-1 did not have a material impact on our consolidated financial position and results of operations.

Amendments to the Impairment Guidance of EITF Issue No. 99-20

In January 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other than- temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. This Issue is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The adoption of FSP EITF 99-20-1 did not have a material effect on our consolidated financial statements.

Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

In June 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 09-1, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing”. This Issue is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. Share lending arrangements that have been terminated as a result of counterparty default prior to the effective date of this

Issue but for which the entity has not reached a final settlement as of the effective date are within the scope of this Issue. This Issue requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. This Issue is effective for arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. We are currently assessing the impact of FSP EITF 09-1 on its consolidated financial position and results of operations.

Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active. The FSP also provides examples for determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS No. 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adoption was not material to our consolidated financial condition or results of operations.

Disclosure About Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133.” This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. We were required to adopt SFAS No. 161 on January 1, 2009. The adoption of SFAS No.161 on January 1, 2009 did not have a material effect on our consolidated financial statements.

BUSINESS

Company Overview

We are a defense and security products company engaged in three business areas: customized transparent and opaque armor solutions for construction equipment and tactical and non-tactical transport vehicles used by the military; architectural hardening and perimeter defense, such as bullet and blast resistant transparent armor, walls and doors, as well as vehicle anti-ram barriers such as bollards, steel gates and steel wedges that deploy out of the ground; and tactical training products and services consisting of our live-fire interactive T2 Tactical Training System and our American Institute for Defense and Tactical Studies.

Our armor solutions for construction equipment and tactical and non-tactical transport vehicles, which we believe are at the forefront of blast- and ballistic-protection technology, are designed to protect their occupants from landmines, hostile fire and improvised explosive devices (IEDs).

We focus primarily on research and development, design and engineering, fabrication and providing component integration. Our technical expertise is in the development of lightweight composite ballistic, blast and bullet mitigating materials used to fortify and enhance capabilities of existing and in-service equipment and structures. Our armor solutions are used in retrofit applications for equipment already in service, and we work with original equipment manufacturers (OEMs) to provide armor solutions for new equipment purchased by the military.

Similarly, our architectural hardening and other physical security products are incorporated in new construction, but are more often deployed in existing structures and facilities ranging from secure commercial buildings to military bases and other facilities.

We have developed and currently market advanced high-tech multimedia and interactive digital solutions for use-of-force training of military, law enforcement, security and other personnel. While we continue to experience interest in our training products and services, including our T2 in particular, to date they have generated nominal revenues. We are evaluating the continued offering of these training products and services and expect to continue that process over the next several months.

We serve primarily the defense market and our sales are highly concentrated within the United States (U.S.) government. Our customers include various branches of the U.S. military through the U.S. Department of Defense (DoD) and to a much lesser extent other U.S. government, law enforcement and correctional agencies as well as private sector customers.

For the six month period ended June 30, 2009, we reported net sales of approximately $23.5 million, up 31% from our net sales of $17.9 million for the six month period ended June 30, 2008.

Market Opportunity

The war on terror and conflicts in Iraq and Afghanistan have resulted in increased spending by the U.S. DoD and the U.S. Department of Homeland Security. We believe the world market for blast- and ballistic-protected civil engineering and material handling equipment (CE/MHE) and other survivability solutions continue to grow. The global war on terror, especially in Iraq and Afghanistan, has confirmed that IEDs, roadside bombs and landmines pose a significant threat to both military personnel and civilians. Landmines and IEDs have been used extensively by terrorists and insurgent groups in Iraq and other areas because of their relatively low cost and highly effective nature. The U.S. DoD’s spending increases have resulted from increased demand for high-quality, lightweight transparent and opaque armor solutions because of the U.S. military’s need to deal with new threats (e.g., anti-personnel weapons, which will generate demand for customized armor and survivability solutions.

The U.S. government uses CE/MHE as part of the infrastructure rebuilding process in Iraq and Afghanistan. CE/MHE is used to demolish compromised or condemned properties; to level unstable structures and roadways for the health and safety of the adjacent civilian population and for the preparation of new structure foundations; to trench the ground for new sewer, water, gas and telecommunication lines; to grade, scrap and roll new roadways; and to load and unload materials and goods used to support civilian and military operations.

The U.S. military, including the U.S. Marine Corps, the U.S. Navy and the U.S. Army, use many different types of CE/MHE equipment that require armoring packages, such as graders, scrapers, rollers, vib-rollers, compacters, cranes, all terrain cranes, bulldozers, loaders, backhoes, tele-handlers, skid steers, all terrain forklifts, trams (a loader/forklift combination), cement mixers, excavators, water trucks, utility trucks, shipping container lifts and convoy trucks. Armor packages are required for this equipment and many unique forms of military equipment such as high speed, high mobility loaders, backhoes and other military-specific CE/MHE equipment. Due to the varying dimensions and armoring requirements for each of these pieces of equipment, they each require highly customized armoring kits. In addition, we believe that long-term parts support will be necessary.

Increased requirements for physical security in the U.S. and abroad also have driven demand for these products. The U.S. DoD is the world’s largest purchaser of armored equipment and “add-on” or “up-armor” kits added to vehicles. The U.S. military’s transformation initiative to address asymmetric warfare includes ongoing modification of existing equipment and integration of new armor products in future vehicles. Asymmetric warfare refers to the use of unconventional tactics, such as guerilla warfare, urban explosive devices, and targeting civilians and non-military infrastructure, to counter the overwhelming conventional military superiority of an adversary.

We have identified several trends which we believe are driving growth in military spending and other government and private sector spending on protecting critical assets, an objective which our products and solutions address. These trends include:

Growth of the Military’s Programs to Maintain and Upgrade Current Equipment.  Combat operations in Afghanistan and Iraq have placed tremendous demands on military equipment and vehicles. Over the past several years, a significant portion of the U.S. Army’s equipment has been deployed to the Middle East, where environmental conditions are harsh. Vehicle and equipment wear-and-tear in this area of operation significantly exceeds normal peacetime wear-and-tear. The U.S. DoD maintenance reset programs are designed to reverse the effects of combat wear-and-tear on equipment by repairing and refurbishing the vehicles in accordance with military maintenance standards. Based upon our expertise of the maintenance standards relating to armor, our products and solutions are designed to meet, and in some cases exceed, such standards.

Increased Military Spending to Upgrade Armor.   TACOM and the U.S. Marine Corps have significant requirements for upgrading and modernizing equipment with the next generation of armor for equipment used in base construction and rebuilding areas. Upgrades and modernization of tactical wheeled vehicles fleets will include armor requirements and create an opportunity to provide our products and survivability technologies to OEMs supplying vehicles to the military, law enforcement and commercial security market.

Continued Spending to Secure Vulnerable Buildings and Critical Infrastructure.  In addition to armoring vehicles and equipment in Iraq and Afghanistan, the U.S. government is also working rapidly to better secure vulnerable buildings and critical infrastructure in the U.S. and around the world in response to perceived terrorist threats. The U.S. Department of State is currently upgrading security for embassies and consulates. Such upgrades often include transparent armor applications and physical security products ranging from blast resistant curtain walls and doors, security stations, bollards and steel gates. In addition, there is growing demand to secure systemic critical financial institutions, such as major stock exchanges, from both domestic and international terrorist threats. We believe these trends will increase the demand for architectural hardening and perimeter security solutions.

Enactment of U.S. Government Economic Stimulus Programs Containing Infrastructure Security Requirements.  The U.S. government has recently enacted economic stimulus programs focusing on enhancing critical infrastructure with security related requirements. In addition, the recent terrorist activity in Mumbai, India, has resulted in increased architectural hardening opportunities in the resort and hotel industries. We believe there is an opportunity to provide our security products, which have been developed for the U.S. Government and military customers and have been battle-tested in Iraq and Afghanistan, to meet the need of these industries.

Our Strengths

As a result of our in-house capability to design, engineer, integrate and support military and architectural specific solutions that address mission-critical force protection needs across the U.S. DoD, we are able to produce custom armor solutions and components to address specific customer requirements.

Positioned for Favorable Industry Trends.  Asymmetric warfare requires a rapidly mobile force and close proximity engagement. In order to fight the war on terror more effectively, armed forces must be capable of tracking small groups of enemies through varying terrain and to quickly assemble, secure and move bases. We believe our solutions directly address these requirements by armoring vehicles and equipment already in Iraq and Afghanistan that are used for these purposes. As a result, we believe we are positioned to grow as the U.S. DoD continues to transform its forces, placing greater demands on existing equipment and infrastructure.

In addition, as the war in Iraq winds down and upon the eventual conclusion of the war in Afghanistan, we anticipate continuing opportunities as the U.S. military seeks to “reset” its equipment to reverse the effects of combat wear-and-tear and prepare such equipment for the next conflict. Moreover, we anticipate the U.S. Military will seek to refurbish certain of its equipment and sell it to Iraq and Afghanistan to assist those countries in rebuilding. In each of these cases, we believe we are well positioned to address the expected vehicle armoring requirement opportunities.

Strong Customer Relationships.  We currently support the U.S. Army TACOM Life Cycle Management Command, the U.S. Marine Corps, the U.S. Navy and high profile commercial customers. We believe that these relationships and the performance of our products in Iraq and Afghanistan will provide us with a significant advantage as we compete for future government contracts. We believe our brand recognition provides us with enhanced credibility with respect to our ability to successfully design and deliver armor solutions when competing for new business. In addition, based on our experience working collaboratively with these high profile customers, including under battlefield conditions, we believe we have developed clearer visibility into future opportunities and emerging requirements relating to the armor needs of the U.S. DoD, the U.S. Department of Homeland Security, the U.S. DoS and the U.S. Department of Energy.

Proprietary Technology and Commitment to Research and Development.  We focus on the research, development, design, engineering, fabrication and integration of transparent and opaque armor solutions and have created proprietary technologies that we believe compare favorably against the performance characteristics of all known competing products. We have the ability to offer end-to-end solutions and to assist customers across a project’s life cycle from the definition of project requirements to design, development and testing and long-term maintenance and support. We have developed thirty-four common size armor windows and fifty-one different add-on armor (AoA) kits for construction and material handling equipment. We are actively pursuing integration of our common parts into Joint Light Tactical Vehicles and other vehicle programs. Customers rely on us for assistance throughout the stages of a project. For example, the U.S. Marine Corps awarded us a contract for seven 644E-TRAM forklift/bucket loaders and asked us to design a complete armor cab solution under an Urgent Needs Requirement (UNS). We successfully completed the design, fabrication, production, inspection and delivery of the 644E-TRAM, including designing opaque and transparent Crew Protection Kits, or CPKs, within 40 days.

Scalable Business Model.  Our business model is focused on research and development, design and engineering, fabrication, and providing component integration. Our technical specialists in engineering, ballistics, program management and logistics work closely with manufacturers to ensure that our quality standards are met. We outsource our proprietary designs to vendors that meet our selective standards. By outsourcing the manufacturing of components, we believe that we are able to work on multiple programs of larger scale, including those with aggressive timelines, while maintaining high quality standards.

Experienced Management Team.  Our success is due in large part to the broad experience and knowledge of our management team and key personnel. Our senior and middle managers average more than 30 years of military, architectural, construction and/or engineering experience. We believe through the experience and customer service of our senior managers and technical specialists in engineering, ballistics, government contracts, program management and logistics, we have developed long-standing customer relationships and knowledge of our customers’ mission-critical requirements.

Our Growth Strategy

Our strategy to increase our revenue, grow our company and increase stockholder value involves the following key elements.

Increase Exposure to Military Platforms in the U.S. and Internationally.  We are a provider of armor solutions for tactical and non-tactical transport military vehicles and construction equipment for TACOM, the U.S. Marine Corps Systems Command and the U.S. Navy Seabees. We are actively pursuing opportunities to provide additional armor solutions for military platforms, both in the U.S. and abroad. To execute upon this growth strategy, we are engaging strategic advisors who have held key military positions to advise us on product development and market segment focus, and enhancing our presence at industry trade shows and adding additional direct sales personnel to follow-up on leads generated from such trade shows and other business development contacts. We recently have implemented a separate sales team that seeks potential opportunities within the U.S. Air Force and the U.S. Navy. We are also working with some international military departments on various proposals.

We also are placing greater emphasis on learning future trends and concepts for armoring new military platforms to assist in formulating business development strategies. These efforts will consist of increasing participation of senior management, research and development and sales and marketing personnel in these activities, and also will impact our strategies to form strategic partnerships with OEMs, develop strategic alliances, and pursue opportunities to supply homeland security requirements and other non-military platforms. We have recently signed a nondisclosure agreement with an international armor firm where we are seeking to combine efforts towards creating new armor platforms.

Develop Strategic Alliances and Form Strategic Partnerships with OEMs.  We are pursuing strategic alliances with defense contractors and leading manufacturers of tactical wheeled vehicles and construction and material handling equipment to increase our visibility and sales opportunities. In particular, we are seeking companies with complementary products and services. Partnering with such companies would allow us to bid on a greater number of contracts where we do not possess all of the products or services required, and participate in a wider variety of programs and projects. We have designed and developed armor solutions for equipment built by material handling and civil engineering equipment manufacturers such as John Deere, JCB and Catepillar. We are aggressively pursuing strategic partnership opportunities with OEMs to provide us with opportunities to include our armor solutions in armored vehicles they produce, as well as to serve as an alternate manufacturing entity for OEMs seeking to meet tight product delivery timeframes. In one such recent strategic partnership with an OEM, the arrangement permits us to utilize their fabrication equipment at their facility. We have entered into non-disclosure agreements with a number of OEMs to further explore these opportunities.

Capitalize on Increased Homeland Security Requirements and Non-Military Platforms.  The creation of the U.S. Department of Homeland Security has increased the U.S. government’s focus on strengthening domestic infrastructure for homeland security. We have a number of products and solutions that have application to architectural protection and domestic safety, as well as to the protection of civilian, correctional and law enforcement personnel, including blast and ballistic resistant glass and glazing, our vehicle barriers, trans-barrier system, forced entry blast resistant curtain wall and doors and mobile ballistic shield. We are increasing our marketing efforts with respect to these products and our services in the design, fabrication and installation of transparent and opaque armored products, to the U.S. Department of Homeland Security, state and local governments, law enforcement and the private sector, including the construction industry. As this portion of the business continues to grow, we are in the process of establishing a new facility by the end of 2009.

To market our products to these customers, we are leveraging our past successful installations of blast and ballistic resistant glass products at a national stock exchange and a national broadcasting company, the use of our bullet resistant glass solutions during the recent inauguration of President Barack Obama, and the brand recognition we have developed with the success of our products in Iraq and Afghanistan.

Focus on an Advanced Research and Development Program to Capitalize on Increased Demand for New Armor Materials.  In the transparent armor market, new materials are being introduced along with new composite manufacturing methods to reduce the high cost of some composite materials, such as Alon, Sapphire and Spinel. We intend to utilize our expertise in the research and development of new armor makeup to explore the incorporation of these new materials in our existing and future products and solutions.

Pursue Strategic Acquisitions.  Although we have no current agreements or commitments with respect to any investment or acquisition, and we currently are not engaged in negotiations with respect to any investment or acquisition, we will continue to seek opportunities to make value-based acquisitions that complement our business operations or expand our product offerings, improve our technologies, provide access to new geographic markets or provide additional distribution channels and new customer relationships. We have historically taken a disciplined, value-based approach to evaluating acquisition opportunities, driven by a prudent use of our capital, rigorous due diligence standards and a targeted expected return on our investment. No assurances can be given that any such potential acquisitions will be consummated or, if any such acquisition is consummated, as to the terms of such acquisition, including price.

Products and Services

We offer a variety of products and solutions incorporating our transparent and opaque armor solutions.

Current Products and Services

Crew Protection Kits (CPKs).  We design, engineer, fabricate prototypes, integrate the production of and deliver CPKs to customers or install completed CPKs on vehicles. Installation may occur domestically or abroad, as specified by a contract’s requirements. CPKs provide comprehensive armor protection of operator compartments through the integration of opaque armor, transparent armor, specialized insulation, ingress/egress windows, combat locks and other specialized hardware, customized air conditioning units, customized windshield wipers, alternators and, for wheeled vehicles, improved tires. Our technicians are able to quickly train military personnel to install the kits themselves. Our technicians and military personnel have successfully installed our up-armor kits at bases in Iraq, Kuwait, Afghanistan and the United States.

VistaSteel Transparent Armor.  VistaSteel transparent armor is a tough and resilient laminated glass that provides a defensive barrier to protect against firearms, physical attack and explosive blasts. VistaSteel transparent armor is created through a process of bonding polycarbonate and glass under pressure and heat. The VistaSteel transparent armor product is sold in varying thicknesses depending on the type and level of defense required by the customer. These products have the properties of superior protection while utilizing thinner laminates. We can provide VistaSteel in spall or no-spall configurations as well as providing de-frosting and de-icing and films for architectural applications. Spall refers to the fragments of armor material that can be released from the inner surface of armor when the outer surface is impacted by a weapon’s blast or projectile. For example, upon impact from a blast or projectile on one side of the armor material, the other side may release fragments of the armor material, such as glass shards, which may impact the personnel or equipment being protected.

VistaSteel Opaque Armor.  VistaSteel opaque armor is utilized in conjunction with VistaSteel transparent armor to form comprehensive up-armor or add-on armor kits. A vehicle armor kit consists of full perimeter protection including front and rear vehicle armor, doors with operable and non-operable windows, windshields, rear windows, roof and undercarriage protection. These kits are engineered and installed on a wide variety of military vehicles, including many variations of the High Mobility Multipurpose Wheeled Vehicle (HMMWV’s).

VistaGuard Windows.  VistaGuard windows are Forced Entry Blast Resistant (FEBR) windows, window frames and transparent armor assemblies used to mitigate forced entry, ballistic and terrorist threats in high visibility targets.

Forced Entry Blast Resistant Curtain Wall.  A full scale (approximately 6’ × 8’) FEBR window and frame has been constructed for potential use in U.S. embassies and other federal facilities around the world. The prototype FEBR window and frame have successfully completed U.S. Department of State (DoS) testing.

Portable Transparent Ballistic Shield (PTBS).  We have responded to interest by police agencies, correctional agencies and other security agencies for a bullet-resistant, transparent mobile shield for use as a protection device in hostage negotiation and other hostile situations. PTBSs have been sold to law enforcement agencies in New York, the U.S. Department of Veterans Affairs and overseas clients.

Trans-Barrier System.  We have developed a transparent armor shield to mount to the top of existing Jersey Barriers to provide ballistic and blast protection while maintaining openness and visibility to any location or facility requiring enhanced and expandable fragmentation protection.

Heated Ballistic Ships’ Window.  The first production set of windows were delivered for use on an Australian ship. The windows are ballistic and also utilize a nearly invisible Indium Tin Oxide (ITO) coating that uniformly heats the inner surface of the glass when an electrical current is applied in order to defrost and de-ice. An exterior anti-reflective coating is also part of the window assembly. Custom coatings can be incorporated into any of our ballistic window assemblies to filter or screen electromagnetic interference (EMI) or radio frequency (RF) radiation to prevent eavesdropping or to minimize the radiation signature of the vehicle or vessel.

Proprietary Hardware.  Our hinges, rotary and slam latch, combat lock and egress window have been extensively tested by the U.S. DoD for survivability and vulnerability testing through live-fire arena testing and Fragmentation Simulation Projectile, or FSP, exploitation tests.

Vehicle Anti-Ram Barriers.  Our vehicle anti-ram barriers are designed to prevent vehicles from passing through a designated area. Barriers include concrete cylinders secured to the ground, called bollards, steel gates and steel wedges that deploy out of the ground.

T2 Tactical Training System.  Our T2 Tactical Training System is a live-fire interactive training range system that provides law enforcement officers, SWAT team members, tactical specialists and military operators with the opportunity to hone their firearms and combat skills, with their own weapons and ammunition, in conjunction with realistic video scenarios broadcast on a large screen, incorporating environmental factors such as heat, cold, sound and light effects. Among other options, the T2 can be customized to provide training to war fighters or law enforcement personnel. The T2 also is used in conjunction with the training provided in our American Institute for Defense and Tactical Studies described below.

The American Institute for Defense and Tactical Studies.  The American Institute for Defense and Tactical Studies hosts courses and seminars taught by the world’s preeminent subject matter experts in the fields of Counterterrorism, Fundamentalist Islam and Middle Eastern Mindset, Dignitary Protection, IED Terrorist Tradecraft, Emergency Tactical Medicine, Post Suicide-Bombing Command and Incident Response, Forensics, and Hand-to-Hand Combat. These specialists, many of whom are former operators and unit commanders, bring their knowledge and combat experience to today’s frontline law enforcement officers, military war fighters and tactical professionals.

Product Testing

Our armor products and solutions are tested extensively, both during the research and development phase and the customer evaluation of product materials, prototypes and production vehicles. These tests are conducted at many of the premier U.S. DoD labs including Aberdeen Proving Grounds and the Naval Air Weapons Station at China Lake, as well as at certified, civilian testing facilities at the University of Dayton, Southwest Research Institute, Chesapeake Testing and Oregon Ballistic Labs and in active military combat situations in Iraq and Afghanistan.

Testing includes ballistic and blast protection testing (both on the armor itself and the edges, seams and other related structures), determination of ease of use by soldiers (e.g., opening doors, rolling down windows, entrance or exit of vehicles) and automotive testing to evaluate the effect of the armor solution’s weight and other characteristics on the vehicle’s road handling, wear and tear on mechanical parts, stress points caused by the extra weight, and drive shafts and power trains. We generally only pursue contracts where we have a high degree of confidence that our existing product or planned application of our product solution will satisfy the customer’s requirements.

Our physical security products are also tested extensively. Effective February 1, 2009, the U.S. DoS no longer conducts anti-ram vehicle barrier testing but now evaluates products that have been tested under the American Society for Testing and Materials (or ASTM) standards for the selection and approval for use at the

U.S. DoS facilities. Accordingly, our anti-ram vehicle barrier products are tested at ASTM certified facilities in accordance with the new ASTM standards. Similarly, our forced entry, blast and bullet resistant products are tested at independent testing facilities approved by the U.S. DoS.

Operations and Manufacturing

Our personnel include technical specialists in engineering, ballistics, government contracts, program management and logistics who participate in the research and development of our add-on armor (AoA) solutions. Our technical specialists work collaboratively with customers in order to determine mission specific requirements. Through feedback from the technical specialists, the appropriate products are customized to fit contract specifications.

We purchase most of the components and materials used in our products from various suppliers. The primary materials used in the manufacturing of our products are polycarbonate glass and steel. Of these suppliers, Action Group supplies approximately 35%, and Standard Bent Glass and W.W. Williams each supply between 10% and 15% of our overall supply needs. In particular, Action Group supplies all of our steel pieces and hardware, and Standard Bent Glass supplies all of our glass requirements. W.W. Williams supplies all of our vehicle air conditioning and heating equipment for our CPKs. We believe, however, that alternative sources are readily available and are currently evaluating different suppliers to diversify supply sources.

We have implemented a quality assurance procedure for vendor management in order to obtain the highest quality materials with minimal lead times. In order for a vendor to be utilized by us they are screened for quality assurance, prior dealings with our company and our personnel, reputation in the industry, professional affiliations and quality of product. Our project managers and/or engineers will perform a production site inspection of an approved vendor. A copy of the approved vendors’ quality assurance plan and/or International Organization for Standardization (ISO) certification is retained. Additionally, we began the application process to obtain the ISO 9001 certification in 2008 and expect to have the certification in 2009.

We have also implemented quality control procedures for the identification of non-conforming materials, corrective actions and preventative actions. Each step of production entails review and inspection by a trained and experienced area manager. The area manager coordinates with the project manager and, where applicable, ensures that quality assurance procedures and standards are applied. When required, the project manager and/or members of the Engineering Department conduct site visits of approved vendor facilities to review quality assurance and inspect goods during the production of the goods.

We continually improve the effectiveness of our quality management system through use of quality policy, quality objectives, audit results, analysis of data, and corrective and preventative actions. The effectiveness of the quality management system is reviewed during periodic management reviews.

Sales and Marketing

Our sales and marketing effort focuses on developing new business opportunities as well as generating follow-on sales for our armor solutions, architectural hardening solutions and tactical training solutions. We currently employ 10 dedicated sales representatives who focus on these opportunities. Various members of our senior management also serve as effective sales representatives by contribution to the generation of military and corporate business due to their long-standing customer relationships and knowledge of our customers’ mission-critical requirements.

Our sales representatives are salaried employees and have the opportunity to earn commission-based compensation. Many of them also have a substantial military background in addition to extensive government contract sales experience. We believe these relationships give us a competitive advantage. Additionally, our program managers and service department employees assist us in earning repeat business. We believe these employees have knowledge of local requirements and practices, laws, and regulations to best address our clients’ needs. We continue to explore various domestic and international relationships to increase our sales and market penetration. Since 2008, we have continued to evaluate potential sales agents and manufacturer’s representatives whom we expect to provide us with immediate access into different geographic market. We have a team dedicated to pursue sales opportunities internationally. Currently, our team focuses on the Europe and Middle East markets. Our strategy in these international markets is to work with reputable sales agents and representatives in various geographic areas. We expect that the number of projects that we bid will increase in 2009 and 2010. As we pursue international business, we anticipate that an increasing portion of our business activities will become subject to U.S. export control laws.

We actively participate in trade shows involving defense operations and technology, military vehicles, law enforcement technology and military force protection, including the Association of the U.S. Army Annual Meeting and Winter Symposium, Modern Day Marine Expo, and Tactical Wheeled Vehicle conferences. Additionally, our business development efforts include our web site, preparation and distribution of marketing materials, advertising directed toward the military and law enforcement communities, and live-fire exhibitions demonstrating our product capabilities.

Research and Development

We continually seek to improve our technological leadership through internal research, product development, and acquisitions of complementary technologies. We are focused on improving and enhancing our existing products, solutions and processes, as well as developing new products and applications. Our core competency is in proprietary transparent and opaque armor solutions. Over the past year, we have been able to increase the fragmentation performance of the glass used in our CPK’s with minor increase in weight while still remaining compatible with our current glass framing system.

Our on-going research and development efforts include evaluations of ceramic materials including alumina, silicon carbide, Sapphire, boron carbide and Spinel for use in future lightweight CPK’s and personal protective equipment. We believe that these materials, among others, will be used in our continuing efforts to:

•	continue development of our mobile, transparent police shield as well as a lightweight, ballistic hand-carried shield that provides greater visibility, better ergonomics and lower weight than existing shields;
•	enhance combat helmets with greater ballistic protection, and better system integration and scalability;
•	enhance our existing glass laminates to further control deformation and improve performance over a much broader temperature range; and
•	produce a new, lightweight line of ballistic eye and face protective equipment for use by military and civilian law enforcement.

We have recently acquired an autoclave suitable for producing test samples of both opaque and transparent armor. This will enable us to rapidly conduct testing and revise formulations to suit each new requirement without the turnaround time required when outsourcing such sample testing. The autoclave is expected to be operational by the end of 2009.

We are constructing a ballistic test range, expected to be completed around the time the autoclave installation is completed. The test range will allow us to rapidly test samples on site and avoid the time, cost and labor to use an outside testing facility. While our range will be equipped to perform the testing in accordance with recognized test standards, we will continue to use independent laboratories for clarification to avoid appearances of conflict of interest.

As of June 30, 2009, we had approximately 2 employees engaged in research and development. We continually work to enhance the survivability and reliability of our existing products and to develop and introduce innovative new products to satisfy the evolving needs of our customers domestically and internationally.

For the years ended December 31, 2008 and 2007, we spent $788,000 or 2.2% of net sales and $613,000 or 1.7% of net sales, respectively, on research and development. For the six months period ended June 30, 2009 and 2008, we spent $230,000 or 0.8% of net sales and $369,000 and 2.0% of net sales, respectively, on research and development.

Products in Development

Lightweight Combat Helmet.  We are continuing development of a combat helmet with improved ballistic capabilities and reduced weight. Initial prototypes were completed in 2008 and research continues on helmet weight reduction. We continue development to reduce the areal density, investigate the effect of a projectile’s angle as it strikes the helmet, or shot obliquity, and the effect on the inside of a helmet upon impact from a projectile or blast, or “behind armor” effects.

Lightweight SAPI.  We are working with certain of our vendors to produce a lightweight Small Arms Protective Insert (SAPI) to reduce the overall combat load of a soldier or Marine. New methods of producing and encapsulating ceramic materials are being investigated and tested.

Lightweight Armor Systems.  At the request of TACOM and the U.S. Marine Corps, we are evaluating solutions to maintain the same ballistic protection but significantly reduce the weight of our current Crew Protection Kits (CPK) and third party crew protection kits on High Mobility Multipurpose Wheeled Vehicles (HMMWV’s). Testing was conducted for a wide range of solutions that would reduce the weight while maintaining or improving the protection level for both small arms and fragmentation. One promising solution is nearing completion of prototype design for a demonstration to the U.S. Marine Corps, expected to be completed by the end of October 2009. The new system is a scalable solution that would permit “normal” operation at a greatly reduced armor weight with an easily upgradeable add-on for high threat operations.

Transparent Armor.  We have successfully completed testing of production samples of our most commonly used transparent armor solutions in accordance with TACOM’s Transparent Armor Purchase Document (ATPD 2352P). Testing includes a full range of environmental exposure testing such as abrasion resistance, thermal shock, salt fog and others. Ballistically, we now have qualified samples for two of the most common threat levels including the high temperature ballistic requirement.

Although none of the foregoing products in development are expected to require outside funding, we continue to seek opportunities to obtain supplemental research grants that may benefit our product development.

Intellectual Property

We rely on certain proprietary technology and seek to protect our interests through a combination of patents, trademarks, copyrights, know-how, trade secrets and security measures, including confidentiality agreements. Our policy generally is to secure protection for significant innovations to the fullest extent practicable. Further, we seek to expand and improve the technological base and individual features of our products through ongoing research and development programs.

We rely on the laws of unfair competition and trade secrets to protect our proprietary rights. We attempt to protect our trade secrets and other proprietary information through confidentiality and non-disclosure agreements with customers, suppliers, employees and consultants, and through other security measures. However, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce our intellectual property rights. Effective trade secret protection may not be available in every country in which we offer or intend to offer our products and services to the same extent as in the United States. Failure to adequately protect our intellectual property could harm or even destroy our brands and impair our ability to compete effectively. Further, enforcing our intellectual property rights could result in the expenditure of significant financial and managerial resources and may not prove successful. Although we intend to protect our rights vigorously, there can be no assurance that these measures will be successful.

Customers and Certain Contracts

We serve primarily the defense market and our sales are highly concentrated within the U.S. government. Our customers include various branches of the U.S. military through the U.S. DoD and to a much lesser extent other U.S. government, law enforcement and corrections agencies as well as multinational companies.

During 2007, three contracts with the U.S. DoD represented approximately 95% of our revenue, a five year TACOM IDIQ contract, a two year TACOM contract, both of which commenced in 2005, and a two year U.S. Marine Corps contract which commenced in 2007. During 2008 and the first six months of 2009, the foregoing TACOM IDIQ and U.S. Marine Corps, as well as several purchase orders from JCB, represented approximately 85% of our revenue. We expect that during the second half of 2009, the TACOM IDIQ contract, two new Marine Corp contracts and purchase orders from JCB will represent a significant portion of our revenue, and that our subcontract with CH2M Hill Constructors, Inc. to furnish and install blast doors at a U.S. Army base will also represent a significant amount of our 2009 revenue.

Backlog

Our backlog as of June 30, 2009, which consisted substantially of contracts with the U.S. government, was $48.0 million, and our backlog as of June 30, 2008 was $45.0 million. Of our $48.0 million of backlog as of June 30, 2009, we expect that $28.0 million will be filled in 2009.

We define backlog as the future revenue that we expect to receive from our contracts. The contracts included in our backlog are firm fixed price contracts where we act as either the prime or as a subcontractor and IDIQ contracts. Our revenue estimates for a particular contract, including IDIQ contracts, are based, to a large extent, on the amount of revenue that we have recently recognized on that contract, our experience in utilizing capacity on similar types of contracts, and our professional judgment. We do not include estimated revenue from contract options that have not been exercised. Our revenue estimate for a contract included in backlog can be lower than the revenue that would result from our customers utilizing all remaining contract capacity. In particular, the receipt of revenues reflected in our backlog estimates for the following twelve months will generally be more certain than our backlog estimate for periods thereafter.

We have not historically tracked our “funded” backlog, which we define as amounts actually appropriated by a customer for payment of goods and services less actual revenue recorded as of the measurement date under that appropriation. Although we are aware of appropriations made with respect to our U.S. government contracts, our primary government customers have the ability to reallocate the funds within such appropriations among various projects and contracts included in a given appropriation.

Competition

We are subject to significant competition that could impact our ability to gain market share, win business and increase the price of our products. We face strong competition from a wide variety of firms, including large, multinational defense and aerospace firms as well as small businesses.

We are subject to significant competition from companies that market and manufacture armored vehicles, as well as other companies that supply spare parts for armored vehicles and sustainment. This competition could harm our ability to win business and increase the price pressure on our products. Some of the companies we compete against include large, multinational vehicle, defense and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do, which may make it difficult for us to win new contracts, and we may not be able to compete successfully. Certain competitors operate fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion, manufacturing and sale of their products.

Our primary competition in the armor products market is Armor Works, BAE Systems/Armor Holdings, Ceradyne, Inc., Ibis Tek, Plasan Sasa, and Sieraccin Corporation.

Similarly, we face strong competition in the architectural hardening and physical security products market. Some of our primary direct competitors in this market are B&B Armor Corporation, Inc., Delta Scientific Corporation, Fabrication Designs, Inc., Norshield Security Product, and Ross Technology Corporation.

We believe the principal factors that generally determine a company’s competitive advantage in these markets are:

•	engineering and design capabilities;
•	broad product functionality;
•	customer service, execution and responsiveness;

•	sales and marketing capabilities; and
•	reputation in the industry.

We believe that we compete favorably with respect to each of these factors. In particular, we believe our design and engineering expertise in providing fully integrated ballistic and blast protected armor products provides an advantage over our competitors who provide protection against only selected ballistic threats. We also believe that our experience creating armor solutions for applications other than in military and construction vehicles (such as bullet and blast resistant glass and glazing for infrastructure applications, forced entry blast resistant curtain walls and mobile ballistic shields) and our strategy to research and explore new armor materials and their potential applications in new and existing armor solutions, gives us a competitive advantage over our competitors who focus primarily on existing armor materials or vehicle or military applications.

Many of our products have a number of applications, such as our thirty-four common size armor windows and fifty-one different AoA kits for construction and material handling equipment. We believe that the broad functionality and application of our products and product components provides us with a competitive advantage over certain of our competitors whose products are applied in more narrow applications.

We focus on order execution and on-time delivery of our products and solutions. Our employees understand that the products they design, sell and service save the lives of U.S. military personnel protecting and rebuilding our foreign interests. We believe this strengthens our commitment to customer service generally and in particular with our U.S. government customers, and gives us a competitive advantage. Moreover, we were nominated by the TACOM as one of the top small business contractors working on federal contracts in 2007, and we were awarded the U.S. Small Business Administration’s Prime Contractor of the Year Award for Region II in 2007.

Regulation

Our operations and products are subject to extensive government regulation, supervision, and licensing under various federal, state, local and foreign statutes, ordinances and regulations. Certain governmental agencies such as the Environmental Protection Agency (EPA), Occupational Safety and Health Administration (OSHA), and the Department of Labor (DoL) monitor our compliance with their regulations, require us to file periodic reports, inspect our facilities and products, and may impose substantial penalties for violations of the regulations.

The majority of our business is conducted under long term contracts which are administered by the U.S. DoD. These contracts are subject to product and facility inspection by the Defense Contract Monitoring Agency (DCMA), as well as auditing by the Defense Contract Audit Administration (DCAA).

As our international sales grow, we may be exposed to certain unique and potentially greater risks than are presented in our domestic business, including becoming subject to foreign laws, regulations and procurement regimes which may differ from U.S. Government regulation. In addition, our actions with respect to international sales and business are subject to U.S. export control statutes, regulations, and policies, including the Export Administration Regulations (EAR), the International Traffic in Arms Regulations (ITAR), the Foreign Corrupt Practices Act (FCPA), United Nations Convention against Corruption (UNCAC) and the various embargo regulations and guidelines of the Office of Foreign Assets Control (OFAC).

While we believe that we maintain all requisite licenses and permits and are in compliance with all applicable federal, state, local and foreign regulations, there can be no assurance that we will be able to maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could have a materially adverse effect on our business, financial condition, and results of operations.

Environmental Matters

We are subject to federal, state, local and foreign laws and regulations regarding protection of the environment, including air, water, and soil. Our business involves the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials, such as solvents, lubricants, degreasing agents, gasoline and resin. We must comply with certain requirements for the use, management, handling, and disposal of these materials. We currently maintain insurance for debris removed but do not currently maintain insurance for pollutant cleanup. If we are found responsible, however, for any hazardous contamination, we may have to pay expensive fines or penalties or perform costly cleanup. Even if we are charged and later found not responsible for such contamination or clean up the cost of defending the charges could be high.

Employees

As of June 30, 2009, we had approximately 105 full-time employees and 4 part-time employees, and 1 consultant. Of these total employees, 36 were in manufacturing, 2 were in engineering and research, 16 were in sales and marketing, and 51 were in general management, finance and administration. We are not party to any collective bargaining agreements, and we have never experienced a work stoppage. We believe our relations with employees are good.

Properties

Our principal offices are located at 230 Duffy Avenue, Hicksville, NY 11801 and are approximately 117,000 square feet. We also have 2,500 square feet and 3,000 square feet of leased properties in Virginia and North Carolina, respectively. The leased property in North Carolina is currently used by American Physical Security Group, one of our subsidiaries. We do not own any real property. The leased property in Virginia is used as a satellite office near Marine Corps Base Quantico in Virginia.

We believe that our current facilities are suitable and adequate to meet our current needs. We maintain insurance coverage against losses, including fire, casualty and theft, for each of our locations in amounts we believe to be adequate.

Legal Proceedings

On July 10, 2007, we filed a lawsuit against a former subcontractor, Southern California Gold Products d/b/a Gypsy Rack, the subcontractor’s President and owner, Glenn Harris, and an associated individual, James McAvoy in the United States District Court, Eastern District of New York. Defendants moved to change venue to the Central District of California based upon insufficient contacts to the State of New York and on October 12, 2007 the matter was transferred to the United States District Court for the Central District of California, Case Number 07-CV-02779. On February 21, 2008, pursuant to the court’s order, we filed an amended complaint. The amended complaint names only Southern California Gold Products and James McAvoy as defendants and asserts six counts as follows: misappropriation of trade secrets and confidential information; breach of contract; unfair competition; conversion; violation of the Lanham Act; and interference with prospective economic advantage. The amended complaint seeks to enjoin the defendants from misappropriating, disclosing, or using our confidential information and trade secrets, and recall and surrender all products and trade secrets wrongfully misappropriated or converted by the defendants. It also seeks compensatory damages in an amount to be established at trial together with prejudgment and post judgment interest, exemplary damages, disgorgement, restitution with interest, attorney’s fees and the costs of suit. Defendants filed an answer to the amended complaint on April 16, 2008. Shortly after the filing of the amended answer, defendants made a motion for summary judgment on, among others, the grounds of collateral estoppel and res judicata. We filed opposition to the motion. The defendants’ motion and a subsequent application for an immediate interlocutory appeal were denied. A mediation settlement conference was held on October 31, 2008, which was unsuccessful. The defendants filed a second motion for summary judgment that was denied in May 2009. After that denial, discovery continued. A second mediation settlement conference was held in July 2009. As a result of that conference, the parties believe they may have reached a settlement in principle. The parties requested that the Court stay discovery and the trial for a period of sixty (60) days. On August 5, 2009, the Court vacated all dates in this action and removed the case from its active caseload. Negotiations to finalize the settlement are ongoing, and the parties are to submit a joint report to the Court detailing the settlement status no later than October 2, 2009.

On February 29, 2008, Roy Elfers, a former employee commenced an action against us for breach of contract arising from his termination of employment in the Supreme Court of the State of New York, Nassau County. The Complaint seeks damages of approximately $87,000. We filed an answer to the complaint and will be commencing discovery. We believe meritorious defenses to the claims exist and we intend to vigorously defend this action.

On March 4, 2008, Thomas Cusack, our former General Counsel, commenced an action with the United States Department of Labor, Occupational Safety and Health and Safety Administration, alleging retaliation in contravention of the Sarbanes-Oxley Act. Mr. Cusack seeks damages in excess of $3,000,000. On April 2, 2008, we filed a response to the charges. We believe the allegations to be without merit and intend to vigorously defend against the action. On March 7, 2008, Mr. Cusack also commenced a second action against us for breach of contract and related issues arising from his termination of employment in New York State Supreme Court, Nassau County. On May 7, 2008, we served a motion to dismiss the complaint, and on or about September 26, 2008, the Court dismissed several claims (tortious interference with a contract, tortious interference with economic opportunity, fraudulent inducement to enter into a contract and breach of good faith and fair dealing). The remaining claims are Mr. Cusack’s breach of contract claims and claims seeking the lifting of the transfer restrictions on his stock, as well as one claim for conversion of his personal property which Mr. Cusack has also asserted against our chief executive officer, chief operating officer and chief financial officer. On October 13, 2008, Mr. Cusack filed an amended complaint as to the remaining claims, and on November 5, 2008, we filed an answer to the complaint and filed counterclaims against Mr. Cusack for fraud. The parties have commenced documentary discovery and are conducting depositions. We believe meritorious defenses to the claims exist and we intend to vigorously defend this action.

MANAGEMENT

Directors, Executive Officers and Corporate Governance

Our directors, executive officers and certain significant employees are set forth below.

The following table contains information with respect to our directors and executive officers:

Name	Age	Position
Anthony J. Piscitelli	62	Chairman of the Board, President and Chief Executive Officer
Gary Sidorsky	50	Chief Financial Officer and Director
Fergal Foley	52	Chief Operating Officer and Director
Curtis M. Taufman	42	Senior Vice President, Engineering and Architecture
Charles R. Pegg	53	Vice President, Operations
Victor La Sala	62	Senior Vice President, Research & Development
Russell Scales	60	Senior Vice President, Business Development
Roger Ward	43	Vice President, Investor Relations
Robert C. Aldrich	62	Chief Security Officer
Richard P. Torykian, Sr.	70	Director
Alfred M. Gray(1)(2)(3)	80	Director
Stephen R. Seiter(1)(2)(3)	64	Director
Victor Trizzino(1)(3)	68	Director
Pasquale J. D’Amuro(2)	52	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

The principal occupations for the past five or more years of each of our directors and executive officers are as follows:

Anthony J. Piscitelli has served as our Chairman of the Board and Chief Executive Officer since our founding in 2002, and as our President since our founding through June 2004 and again from August 2005 to the present. Mr. Piscitelli was the Chairman of the Board and Chief Executive Officer of A. J. Piscitelli & Associates, Inc., our predecessor and wholly owned subsidiary, since its formation in 1994. Mr. Piscitelli has over 26 years of industry experience and has been active in all phases of the security business. Mr. Piscitelli received his Bachelor of Arts degree in Political Science from St. Johns University, a Master’s Degree in Political Science from the City University of New York at Queens College and a Master’s Degree in Military History from Norwich University. Mr. Piscitelli received the FBI’s Commendation for Meritorious Citizenship in 1986 and is a member of various professional organizations including the American Correctional Association, the American Jail Association, the American Society for Industrial Security, the International Society of Security Professionals, and the Protective Glazing Council of America. Mr. Piscitelli was recently made a member of the American College of Forensic Examiners for Homeland Security Level V. Mr. Piscitelli is the father in law of Roger Ward, our Vice President of Investor Relations.

Gary Sidorsky has served as Director and our Chief Financial Officer since December 2007 and December 2006, respectively, and from January to December 2006 served as our Controller. Mr. Sidorsky has 26 years of accounting experience with both accounting firms and manufacturing companies. He served as Accounting Manager for Diam International, a leading global manufacturer of merchandising displays, from September 2003 to January 2006. Mr. Sidorsky received his Bachelor of Art degree from Quinnipiac University and MBA from Dowling College. He has also earned course certificates in Finance for Executives from the University of Chicago School of Business and Logistics from the Defense Systems Acquisition Management (DSAM).

Fergal Foley has served as a Director and our Chief Operating Officer since December 2007 and October 2007, respectively. Mr. Foley retired from the New York Army National Guard in October 2006 and was promoted to Brigadier General on the State Retired List. His key military assignments included serving as Executive Officer of the National Guard Regional Training Institute from 1996 to 1999. On September 11, 2001 through September 29, 2001, Mr. Foley served as the Chief of Staff and Acting Commander for the Joint Task Force “Operation World Trade Center.” In 2003, he was selected for Brigade Command in New York City. In October 2008, Mr. Foley was appointed by the Governor of New York as Commander of the New York State Defense Force. From May 1986 to February 1990, Mr. Foley worked in the private sector as the President of Dutchess County Transportation Services, and from April 1982 to May 1986 as a sales manager for an electronic component distribution company. He currently serves on the National Guard Association Homeland Security Task Force. Mr. Foley earned an Associates Degree in Business Management from Canton College (SUNY), a Bachelor of Science degree and Master of Public Administration degree from Marist College, and a Master of Science degree from the U.S. Army War College.

Curtis M. Taufman has served as our Senior Vice President of Engineering and Architecture and our Vice President of Engineering since March 18, 2008 and July 2005, respectively. From April 2004 to July 2005, Mr. Taufman served as our Chief Operating Officer. From 1996 to 2004, Mr. Taufman was an associate at James La Salsa & Associates, an architectural engineering firm. Mr. Taufman received his Bachelors of Architecture degree from the New York Institute of Technology. Mr. Taufman is a registered architect in New York, New Jersey and Vermont and maintains National Council of Architectural Registration Boards (“NCARB”) certification.

Charles Pegg has served as our Vice President of Program Management since October 2005. From May 2005 to October 2005, Mr. Pegg served as Program Coordinator for Davis Defense Group, a defense contractor. Prior to that, from February 2003 to May 2005, he served as Program Coordinator for KC Trading, a defense contractor company. Mr. Pegg served twenty years in the United States Marine Corps, and retired in 1994 at the rank of Gunnery Sergeant. Mr. Pegg has attended various collegiate courses offered at Northern Virginia Community College and Pepperdine University. Mr. Pegg also completed a master certificate program in strategic organizational leadership from Villanova University.

Victor La Sala has served as our Senior Vice President and our Vice President of Research and Development since March 18, 2008 and June 2005, respectively. Mr. La Sala also served as our Director of Engineering from March 2004 to June 2005. Prior to that, from January 1990 to March 2004, Mr. La Sala served as Managing Partner for James, La Sala & Associates, LLP, an architectural engineering firm, and as Partner for EnerTec Consulting Engineers from February 1984 to December 1989. From May 1974 to February 1984, Mr. La Sala served as Fire Protection Engineer and Safety Specialist at the U.S. General Services Administration, Public Buildings Service. Mr. La Sala also worked at Grumman Aerospace from June 1968 to October 1970 as a Spacecraft Design Engineer for the design of the Lunar Module Spacecraft. Mr. La Sala received his Bachelors of Science degree in Aerospace Engineering from Polytechnic Institute of Brooklyn and a Master of Arts degree in Occ. Safety and Health from New York University.

Russell Scales has served as our Senior Vice President and our Vice President of Business Development since March 18, 2008 and June 2007, respectively. He served as our Chief Operating Officer from September 2006 to June 2007. Mr. Scales has over 25 years of experience in senior-level management encompassing business development, distribution systems and administration. From September 2001 to August 2006, Mr. Scales served as Director of Sales/Marketing Business Development for Tomsed Corporation, an international manufacturer/provider of physical security systems. Prior to working at Tomsed, Mr. Scales served for two years, as President of Schaefer Interstate Inc., eight years as President of Enviro-Guard Ltd. and five years as VP of Sales and marketing of the Campbell Soup Company’s Triangle Health and Fitness Systems Division. Mr. Scales received his Bachelor of Science degree from East Carolina University.

Roger Ward has served as our Vice President of Investor Relations since November 2007. From January 2007 to November 2007, Mr. Ward also served as our Director of Marketing. From August 1999 to December 2006, Mr. Ward served as Product Communications Coordinator for Mellon Investor Services LLC, a leading stock transfer agent. Mr. Ward has spent the majority of the last 21 years in the financial industry.

Mr. Ward has extensive experience in the fields of marketing, customer service, project and product management, corporate training, demutualization, trade show coordination, and collateral design and production. Mr. Ward received his Bachelor of Arts degree in English from Rider University. Mr. Ward is a son-in-law of Mr. Piscitelli, our Chairman of the Board and Chief Executive Officer.

Robert C. Aldrich has served as our Chief Security Officer since October 1, 2007. From June 1971 to June 2001, Mr. Aldrich was a career employee of the Federal Bureau of Investigation (FBI) retiring as a Supervisory Special Agent. During the administration of five Commandants of the Marine Corps (CMC), Mr. Aldrich served as Special Consultant to the CMC as Program Manager in special missions training and law enforcement liaison. During the September 11, 2001 terrorist attack on the Pentagon, Mr. Aldrich was the USMC National Coordinator for Law Enforcement, Public Safety and Civil Support, which established a key nexus with local, state, and federal law enforcement and public safety authorities for shaping and implementing Marine Corps policies for combating terrorism, continuity of operations, critical infrastructure protection and support to civil authorities. Mr. Aldrich received his Bachelor of Science degree from the University of South Carolina and is a fellow at the Potomac Institute for Policy Studies. Mr. Aldrich served as Senior Advisor for the Civitas Group, Washington, D.C. and has advisory roles with Archaio, L.L.C. and Cavalry Security Group. From November 1966 to September 1969, Mr. Aldrich was in active duty military service and served in the U.S. Army Special Forces with service in Vietnam (from 1968 to 1969). In 2005, the Secretary of the Navy awarded Mr. Aldrich the Distinguished Public Service Award, the Navy’s highest civilian recognition for public service.

Richard P. Torykian, Sr. has been a member of our board of directors since December 2007. He currently serves as Chairman and Chief Executive Officer of Torykian Capital Advisors, LLC, which he founded in April 2009. Mr. Torykian previously worked at Lazard Freres & Company from May 1986 to April 2009, most recently as a Director. He is a member of the Board of Sponsors, Mercy Hospital, Rockville Centre, NY and was the founding chairman of the Chaminade High School Development Fund. He is a Trustee Emeritus of the Intrepid Sea-Air-Space Museum headquartered aboard the USS Intrepid. Mr. Torykian received his BA in Chemistry from St. Michaels College, MS in Chemistry from St. Joseph’s University and MBA in Finance from Adelphia University. Mr. Torykian has been a member of the board of directors of Ceramic Protection Corporation, a Toronto Exchange Company, since August 2007.

Alfred M. Gray has been a member of our board of directors since January 2008. General Gray currently is a Senior Fellow and the Chairman of the Board of Regents at Potomac Institute for Policy Studies, a non-profit public policy research institute. Since 2000, General Gray has been a member of the board of directors of SENSIS Corp., a privately held commercial and defense radar company, and Information Assurance Inc., a privately held information assurance and security company. He is also the Chairman of the board of directors of SYS Technologies, Inc., an information solution company whose shares trade on the NYSE Amex, and GlobeSecNine, a privately held financial investment firm. General Gray received his Bachelor of Science degree from the University of the State of New York. He received Honorary Doctorates of Law degrees from Lafayette College and Monmouth University. He also received Honorary Doctorate degrees from Norwich University, the Defense Intelligence College, and Franklin University. General Gray also attended the Marine Corps Command and Staff College and Army War College. In 1991, General Gray retired from the U.S. Marine Corps after 41 years of service. From 1987 until 1991, he served as member of the Joint Chiefs of Staff and was the 29th Commandant of the Marine Corps and an advisor to the President. Mr. Gray currently serves as the Chairman of Injured Marine Semper Fi Fund and the Marine Youth Fitness Foundation. He is also the Chancellor of the Marine Military Academy and a director of the Marine Corps Law Enforcement Foundation.

Stephen R. Seiter has been a member of our board of directors since April 2008. Mr. Seiter currently serves as President, Chief Executive Officer and Director of the Board of Park Place Holdings LLC, a privately held automobile storage and restoration company, and SBC Realty LLC, a privately held real estate holding company. He is also the Chairman of the board of directors of Ultima Health Products Co., LLC, a privately held soft drink company. From 1990 to 2005, Mr. Seiter served as President and Chief Executive Officer of Seiter & Miller Advertising, an advertising agency. Mr. Seiter received his B.A. and M.B.A. from the University of Washington. He also attended the U.S. Army War College. From 1984 to 2004, Mr. Seiter served in the N.Y. Army National Guard and retired with the rank of Major General. He is currently a trustee of the Naval War College Foundation.

Victor F. Trizzino has been a member of our board of directors since April 2008. Since December 2002, Mr. Trizzino has served as Vice President of Business Development for Valiant Solutions, Inc., a privately owned workforce management solutions provider. Mr. Trizzino’s prior business experience includes serving in various executive management positions at Standard Microsystems Corporation (NASDAQ GS: SMSC) from 1980 through 1995, and as President and Chief Executive Officer, and a member of the board of directors from 1988 through 1995. From 1995 to 2002, Mr. Trizzino provided consulting services to organizations in various business sectors. Mr. Trizzino received his Bachelor of Business Administration Degree from Iona College.

Pasquale J. D’Amuro has been a member of our board of directors since April 2008. Since April 2005, Mr. D’Amuro has served as Chairman and Chief Executive Officer for Giuliani Security & Safety, a security consulting and investigative firm. Prior to that, from May 1979 to March 2005, he worked at the Federal Bureau of Investigation (FBI). On March 31, 2005, Mr. D’Amuro retired as the Assistant Director-In-Charge of the FBI’s New York office. He received his Bachelor of Business Administration in Accounting from Niagara University and Honorary Doctorate of Laws from Mercy College. He is currently a trustee of Mercy College.

None of our directors or executive officers has been involved in any legal proceeding enumerated in Securities and Exchange Commission Regulation S-K, Item 401, within the time periods described in that regulation.

Information Relating to Corporate Governance and the Board of Directors.

Our board of directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Brady, Trizzino, Seiter, Gray and D’Amuro are independent directors, as “independence” is defined in the NYSE Amex Company Guide, because they have no relationship with us that would interfere with their exercise of independent judgment.

Committees of the Board of Directors

Our bylaws authorize our board of directors to appoint its members to one or more committees, each consisting of one or more directors. Our board of directors have established three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

The members of each committee are set forth below.

Audit Committee:

Victor Trizzino (Chairman)
Stephen Seiter
Alfred Gray

Compensation Committee:

Stephen Seiter (Chairman)
Pasquale D’Amuro
Alfred Gray

Nominating and Corporate Governance Committee:

Stephen Seiter (Chairman)
Victor Trizzino
Alfred Gray

All of our audit, compensation and nominating and corporate governance committee members are independent as such term is defined under the NYSE Amex Company Guide. In addition, all of our audit committee members meet the independence standards under the Exchange Act, and one member of the committee, Victor Trizzino, qualifies as an “audit committee financial expert” as defined under Item 407 of Regulation S-K.

Audit Committee

Our audit committee has responsibility for, among other things, assisting our board of directors in its oversight of:

•	the integrity of our financial statements;
•	our independent registered public accounting firm’s qualifications and independence;
•	the performance of our independent registered public accounting firm; and
•	any related person transactions.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors will be approved in advance by our audit committee.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee

Our compensation committee has responsibility for, among other things:

•	reviewing and recommending approval of compensation of our executive officers;
•	administering our equity incentive compensation plans; and
•	reviewing and making recommendations to our board of directors with respect to other incentive compensation and equity awards.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee has responsibility for, among other things:

•	identifying and recommending nominees for election to our board of directors;
•	developing and recommending to our board of directors our corporate governance principles; and
•	overseeing the evaluation of our board of directors and management.

Our board of directors has adopted charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, describing the authority and responsibilities delegated to each committee by the board of directors. Our board of directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Whistleblower Policy. We post on our website, at www.adsiarmor.com, the charter of each Committee, our Code of Business Conduct and Ethics and a Whistleblower Policy. These documents are also available in print to any stockholders requesting a copy in writing from our corporate secretary at our executive offices set forth in this prospectus. We intend to disclose any amendments to or waivers of a provision of our Code of Business Conduct and ethics made with respect to our directors or executive officers on our website.

Process for Selecting Nominees to the Board of Directors

Our Nominating and Corporate Governance Committee does not have a specific policy for consideration of nominees recommended by security holders. However, security holders can recommend a prospective nominee for the board of directors by writing to our corporate Secretary at our corporate headquarters and providing the information required by the our bylaws, along with any additional supporting materials the security holder considers appropriate.

Director Compensation and Other Information

Directors are paid an annual retainer of $40,000, plus a fee per meeting attended of $1,500 for each board meeting attended in person, and granted 25,000 shares of our common stock annually. Each non-employee director serving on our audit committee or compensation committee is paid an additional $10,000 per year. In addition, the chairman of each of the audit committee and the compensation committee receives an annual award of $5,000.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors. Employees who also serve as directors receive no additional compensation for their services as a director.

The following table details the compensation earned by our non-employee directors in 2008:

Director Compensation — 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation		Total ($)
Richard P. Torykian, Sr.	$23,000	$13,000	—	$201,500	(2)	$237,500
General Alfred M. Gray	$33,000	$13,000	—	—		$46,000
Christopher D. Brady(3)	$23,000	$13,000	—	—		$36,000
Stephen R. Seiter	$23,000	$13,000	—	—		$36,000
Victor Trizzino	$23,000	$13,000	—	—		$36,000
Pasquale J. D’Amuro	$23,000	$13,000	—	—		$36,000
Thomas Berthel(4)	$20,000	—	—	$145,000	(5)	$165,000

(1)	On January 14, 2009, each of Messrs. Torykian, Gray, Brady, Seiter, Trizzino and D’Amuro was granted 25,000 shares of our common stock. Except as described in (2) below, we did not grant any stock or option to the non-employee directors in 2008.
(2)	Includes $100,000 in cash, 25,000 shares of common stock issued at $.52 per share for a total of $13,000, 25,000 shares of common stock issued at $1.02 per share for a total of $25,500 and an option to purchase 175,000 shares of our common stock which Mr. Torykian received under a separate consulting agreement. The dollar value of option represents the compensation cost to be recognized for financial statement reporting purposes in accordance with SFAS 123R, utilizing the following assumptions: (a) Risk free rate of 4.23% (b) Volatility of 45% (c) Forfeiture rate of 10.0% and (d) Dividends of $0. Additional information can be found on Page F-2, Note 5 of the Audited Financial Statements. The cash value of stock represents the last reported sale price for our common stock on the date of issuance.

Please refer to “Certain Relationship and Related Party Transactions” for additional information.

(3)	Mr. Brady resigned from our board of directors on September 18, 2009.
(4)	Mr. Berthel resigned from our board of directors on April 30, 2008. As of December 31, 2008, Mr. Berthel has an option to purchase 250,000 shares of our common stock, which he received as compensation for director services in 2007.
(5)	Mr. Berthel received $145,000 under a separate consulting agreement. Please refer to “Certain Relationship and Related Party Transactions” for additional information.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation earned by our chief executive officer and the two other executive officers who, based on their total compensation, received more than $100,000 and were the most highly compensated in 2008. We refer to these individuals collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(5)	Option Awards ($)(5)	All Other Annual Compensation ($)	Total ($)
Anthony J. Piscitelli(1) Chairman of the Board, President and Chief Executive Officer	2007	$368,606		$50,000		—	$184,298	$22,000	$624,904
	2008	$424,896		$75,000		—	$4,574	$21,000	$525,470

Fergal Foley(2) Chief Operating Officer and Director	2007	$73,077	(3)	$5,000	(3)	$100,000	$15,972	—	$194,049
	2008	$256,488		$62,500		—	$4,574	$4,506	$328,065

Gary Sidorsky(4) Chief Financial Officer and Director	2007	$167,919		$10,000		$100,000	$15,972	—	$293,891
	2008	$195,723		$58,500		—	$4,574	$1,478	$260,275

(1)	Mr. Piscitelli’s other annual compensation is comprised of insurance premiums with respect to life insurance.
(2)	Mr. Foley’s other annual compensation is comprised of (i) $506 of insurance premiums with respect to life insurance, and (ii) $4,000 for unused vacation in 2007.
(3)	The amounts reflect Mr. Foley’s compensation from June 2007 to December 2007. He joined our company in June 2007.
(4)	Mr. Sidorsky’s other annual compensation is comprised of (i) $932 of insurance premiums with respect to life insurance, and (ii) $546 for unused vacation in 2007.
(5)	Amounts reported represent the compensation cost to be recognized for financial statement reporting purposes in accordance with SFAS 123R, utilizing the following assumptions: (a) Risk free rate of 4.23% (b) Volatility of 45 (c) Forfeiture rate of 10.0% and (d) Dividends of $0. Additional information can be found on Page F-2, Note 5 of the Audited Financial Statements.

Outstanding Equity Awards at Fiscal Year-End — 2008

The following table sets forth certain information concerning outstanding equity awards held by our named executive officers at December 31, 2008:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price per Share	Option Expiration Date
Anthony J. Piscitelli	150,000	600,000	$2.00	12/14/2014
	—	25,000	$2.00	10/8/2015
Gary Sidorsky	13,000	52,000	$2.00	12/14/2014
	—	25,000	$2.00	10/8/2015
Fergal Foley	13,000	52,000	$2.00	12/14/2014
	—	25,000	$2.00	10/8/2015

(1)	All of the options were granted on December 14, 2007 and became exercisable as of December 14, 2008.
(2)	All of the options that will expire on December 14, 2014 were granted on December 14, 2007, and vest at the rate of 20% per year with the first 20% vested on December 14, 2008. All of the options that will expire on October 8, 2015 were granted on October 8, 2008, vest at the rate of 20% per year with the first 20% vesting upon the first anniversary of the grant date.

Employment Arrangements with Executive Officers

Anthony Piscitelli.  We entered into an employment agreement with Anthony Piscitelli effective January 1, 2007. Pursuant to his employment agreement, Mr. Piscitelli serves as our chief executive officer. The employment agreement has an initial term of five years that is automatically extended each year by one additional year unless either party provides written notice of non-renewal. Mr. Piscitelli’s initial annual base salary under the employment agreement was $375,000 and has been increased to $424,896, which amount shall be, in good faith, reviewed and increased by our board of directors at least annually or more frequently upon his request subject to the recommendations of our compensation committee. The employment agreement also provides that Mr. Piscitelli shall be paid an annual bonus each fiscal year, which shall not be less than an amount equal to 2.5% of our increase in net income before extraordinary and non-recurring items and income taxes over the prior fiscal year. He is also eligible for additional performance based bonuses.

Gary Sidorsky.  We entered into the employment agreement with Gary Sidorsky effective January 1, 2007, as amended on January 9, 2009. Pursuant to his employment agreement, Mr. Sidorsky serves as our chief financial officer. The employment agreement has an initial term of five years that is automatically extended each year by one additional year unless either party provides written notice of non-renewal. Mr. Sidorsky’s initial annual base salary under the employment agreement was $153,000 and has been increased to $195,723, which amount shall be reviewed on an annual basis may be increased from time to time. The employment agreement also provides that Mr. Sidorsky shall be entitled to earn an annual bonus each fiscal year of 2.5% of the increase in our EBITDA over the preceding fiscal year.

Fergal Foley.  We entered into an employment agreement with Fergal Foley effective January 9, 2009. Pursuant to his employment agreement, Mr. Foley continues to serve as our chief operating officer. The employment agreement has an initial term of five years that is automatically extended each year by one additional year unless either party provides written notice of non-renewal. Mr. Foley’s initial annual base salary under the employment agreement was $274,890, which amount shall be reviewed on an annual basis and may be increased from time to time. The employment agreement also provides that Mr. Foley shall be entitled to earn an annual bonus each fiscal year of 2.5% of the increase in our EBITDA over the preceding fiscal year.

Each of the foregoing employment agreements provide for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of our company, as described below.

Potential Payments Upon Termination or Change in Control

Anthony Piscitelli.  Under our employment agreement with Mr. Piscitelli, if we terminate him for cause or he terminates his employment without good reason, we are not obligated to make any payments to him other than all compensation, expenses and other amounts owed to him as of the date of termination. “Cause” means any of the following actions by Mr. Piscitelli: (i) conviction of a felony crime, (ii) commission of fraud against, or embezzlement or material misappropriation from, our company, or (iii) material breach of his employment agreement. “Good reason” means any of the following actions of our company (or a successor) without Mr. Piscitelli’s written consent: (a) breach of any material term of the employment agreement, (b) makes or causes a material adverse change in Mr. Piscitelli’s functions, duties or responsibilities, (c) reduces his then annual base salary, (d) causes or allows a material reduction in his entitlement to the employee benefits provided under the employment agreement, (e) requires him to work in an office more than 25 miles from the location of his current principal executive office, (f) removes him from our board of directors by a majority vote of the board or otherwise, or (g) fails to obtain the assumption of, and agreement to perform, the employment agreement by any successor to our company.

If we terminate Mr. Piscitelli without cause or if he terminates his employment for good reason, we would be obligated to pay Mr. Piscitelli (i) all compensation, expenses and other amounts owed to him as of the date of termination, (ii) a lump sum amount equal to (a) the prior year’s bonus(es) or any portion thereof remaining unpaid as of termination, and (b) two times the average of the two prior years’ bonuses, and (iii) continue to pay him his then annual base salary for, except as set forth in the next sentence, the greater of the remainder of the term of his employment agreement or two years. If such termination or resignation occurs within six months before a change in control of our company or within eighteen months after a change in control, our obligation to continue paying Mr. Piscitelli his then annual base salary shall be for the greater of the remainder of the term of his employment agreement and three years. In addition, in the event of such termination, we will be obligated to provide Mr. Piscitelli office space for a period of 24 months or, if shorter, through the date he commences other employment, and, at our option (x) provide Mr. Piscitelli 1,000,000 shares of our common stock or (y) immediately purchase all of his shares of our common stock, including the foregoing 1,000,000 shares.

If Mr. Piscitelli dies during the term of his employment agreement, we will be obligated to pay his spouse or estate all compensation, expenses and other amounts owed to him as of the date of his death. In addition, we would be obligated to pay to his family all unpaid prior years’ bonuses, plus a bonus for the then current year equal to his prior year’s bonus pro rated for the number of months he was employed during such year.

If Mr. Piscitelli becomes disabled, we have the right to terminate his employment under the employment agreement. If we exercise such right, we will be obligated to pay him all compensation, expenses and other amounts owed to him as of the date of termination, a lump sum equal to one year’s annual salary then in effect, all unpaid prior years’ bonuses, and a bonus for the then current year equal to his prior year’s bonus pro rated for the number of months he was employed during such year. We are obligated under the employment agreement to carry sufficient disability insurance to provide Mr. Piscitelli with three years of his annual base salary in effect upon his termination for disability as well as life-time health insurance. To the extent the payments and benefits are unavailable under the terms of our insurance policies, we are obligated to provide such payments and benefits to him directly.

If Mr. Piscitelli is subject to a federal excise tax on all or any part of any payment made pursuant to his employment agreement under Section 4999 of the Internal Revenue Code, we are obligated to pay him an additional amount sufficient, considering the state and federal income and other taxes that Mr. Piscitelli is required to pay with respect to such additional amounts, to provide him on an after-tax basis an amount equal to the amounts to be paid to Mr. Piscitelli under the employment agreement without regard to such excise tax.

Gary Sidorsky.  Under our employment agreement with Mr. Sidorsky, if we terminate him for cause or he terminates his employment without good reason, we are not obligated to make any payments to him other than all compensation, expenses and other amounts owed to him as of the date of termination. “Cause” means any of the following actions by Mr. Sidorsky: (i) conviction of a felony crime, (ii) commission of fraud against, or embezzlement or material misappropriation from, our company, or (iii) material breach of his employment agreement. “Good reason” means any of the following actions of our company (or a successor) without Mr. Sidorsky’s written consent: (a) breach of any material term of the employment agreement, (b) makes or causes a material adverse change in Mr. Sidorsky’s functions, duties or responsibilities, (c) reduces his then annual base salary, (d) causes or allows a material reduction in his entitlement to the employee benefits provided under the employment agreement, (e) requires him to work in an office more than 25 miles from the location of his current principal executive office, (f) terminates Mr. Piscitelli’s employment with our company without cause or Mr. Piscitelli terminates his employment for good reason, or (g) fails to obtain the assumption of, and agreement to perform, the employment agreement by any successor to our company.

If we terminate Mr. Sidorsky without cause or if he terminates his employment for good reason, we would be obligated to pay Mr. Sidorsky (i) all compensation, expenses and other amounts owed to him as of the date of termination, and (ii) continue to pay him his then annual base salary for, except as set forth in the next sentence, the greater of the remainder of the term of his employment agreement or two years. If such termination or resignation occurs within six months before a change in control of our company or within eighteen months after a change in control, our obligation to continue paying Mr. Sidorsky his then annual base salary shall be for the greater of the remainder of the term of his employment agreement and three years.

If Mr. Sidorsky dies during the term of his employment agreement, we will be obligated to pay his spouse or estate all compensation, expenses and other amounts owed to him as of the date of his death, and shall thereafter have no further obligation to pay him compensation unless required by applicable law.

If Mr. Sidorsky becomes disabled, we have the right to terminate his employment under the employment agreement. If we exercise such right, we will be obligated to pay him all compensation, expenses and other amounts owed to him as of the date of termination, and shall thereafter have no further obligation to pay him compensation unless required by applicable law.

Pursuant to the employment agreement, if Mr. Sidorsky is subject to a federal excise tax on all or any part of any payment made pursuant to his employment agreement under Section 4999 of the Internal Revenue Code, we are obligated to pay him an additional amount sufficient, considering the state and federal income and other taxes that Mr. Sidorsky is required to pay with respect to such additional amounts, to provide him on an after-tax basis an amount equal to the amounts to be paid to Mr. Sidorsky under the employment agreement without regard to such excise tax.

Fergal Foley.  Under our employment agreement with Mr. Foley, if we terminate him for cause or he terminates his employment without good reason, we are not obligated to make any payments to him other than all compensation, expenses and other amounts owed to him as of the date of termination. “Cause” means any of the following actions by Mr. Foley: (i) conviction of a felony crime, (ii) commission of fraud against, or embezzlement or material misappropriation from, our company, or (iii) material breach of his employment agreement. “Good reason” means any of the following actions of our company (or a successor) without Mr. Foley’s written consent: (a) breach of any material term of the employment agreement, (b) makes or causes a material adverse change in Mr. Foley’s functions, duties or responsibilities, (c) reduces his then annual base salary, (d) causes or allows a material reduction in his entitlement to the employee benefits provided under the employment agreement, (e) requires him to work in an office more than 25 miles from the location of his current principal executive office, (f) terminates Mr. Foley’s employment with our company without cause or Mr. Foley terminates his employment for good reason, or (g) fails to obtain the assumption of, and agreement to perform, the employment agreement by any successor to our company.

If we terminate Mr. Foley without cause or if he terminates his employment for good reason, we would be obligated to pay Mr. Foley (i) all compensation, expenses and other amounts owed to him as of the date of termination, and (ii) continue to pay him his then annual base salary for, except as set forth in the next sentence, the greater of the remainder of the term of his employment agreement or two years. If such termination or resignation occurs within six months before a change in control of our company or within eighteen months after a change in control, the our obligation to continue paying Mr. Foley his then annual base salary shall be for the greater of the remainder of the term of his employment agreement and three years.

If Mr. Foley dies during the term of his employment agreement, we will be obligated to pay his spouse or estate all compensation, expenses and other amounts owed to him as of the date of his death, and shall thereafter have no further obligation to pay him compensation unless required by applicable law.

If Mr. Foley becomes disabled, we have the right to terminate his employment under the employment agreement. If we exercise such right, we will be obligated to pay him all compensation, expenses and other amounts owed to him as of the date of termination, and shall thereafter has no further obligation to pay him compensation unless required by applicable law.

If Mr. Foley is subject to a federal excise tax on all or any part of any payment made pursuant to his employment agreement under Section 4999 of the Internal Revenue Code, we are obligated to pay him an additional amount sufficient, considering the state and federal income and other taxes that Mr. Foley is required to pay with respect to such additional amounts, to provide him on an after-tax basis an amount equal to the amounts to be paid to Mr. Foley under the employment agreement without regard to such excise tax.

Description of the 2007 Incentive Compensation Plan

Background and Purpose.  On December 3, 2007, our board of directors adopted the American Defense Systems, Inc. 2007 Incentive Compensation Plan, which we refer to as the 2007 Plan, which was subsequently approved by our stockholders in April 2008.

Purpose.  The purpose of the 2007 Plan is to assist our company and its subsidiaries and other designated affiliates, which we refer to as “Related Entities”, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors consultants and other persons who provide services to our company or its Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

As of June 30, 2009, we have awarded stock options to purchase up to 2,095,000 shares of our common stock under the 2007 Plan.

The following is a summary of certain principal features of the 2007 Plan. This summary is qualified in its entirety by reference to the complete text of the 2007 Plan. Stockholders are urged to read the actual text of the 2007 Plan in its entirety which is set forth as an exhibit to this registration statement.

Shares Available for Awards; Annual Per-Person Limitations.  The total number of shares of our common stock (Shares) reserved and available for delivery under the 2007 Plan (Awards) at any time during the term of the Plan shall be equal to 5,000,000 Shares. The foregoing limit shall be increased by the number of Shares with respect to which Awards previously granted under the 2007 Plan that are forfeited, expire or otherwise terminate without issuance of Shares, or that are settled for cash or otherwise do not result in the issuance of Shares, and the number of Shares that are tendered (either actually or by attestation) or withheld upon exercise of an Award, to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by our company or a Related Entity, or with which our company or any Related Entity combines, do not reduce the limit on grants of Awards under the Plan.

The 2007 Plan imposes individual limitations on the amount of certain Awards in part to comply with the requirements set forth in the regulations issued under Code Section 162(m). Under these limitations, during any fiscal year of our company, no participant may be granted (i) stock options or stock appreciation rights with respect to more than 500,000 Shares, or (ii) Shares of restricted stock, Shares of deferred stock, performance shares and other stock based-awards with respect to more than 500,000 Shares, in each case, subject to adjustment in certain circumstances. In addition, the maximum dollar value payable to any one participant with respect to performance units is $2,500,000 (pro-rated for any 12-month performance period that is less than 12 months), and with respect to any performance period that is more than 12 months, $2,500,000 multiplied by the number of full 12 month periods that are in the Performance Period. The maximum aggregate number of Shares that may be issued under the Plan as a result of the exercise of incentive stock options is 5,000,000 Shares.

The Committee (as defined below) is authorized to adjust the foregoing limitations and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, Shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Shares so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility.  The persons eligible to receive Awards under the 2007 Plan are the officers, directors, employees, consultants and other persons who provide services to our company or any Related Entity. An employee on leave of absence may be considered as still in the employ of our company or a Related Entity for purposes of eligibility for participation in the 2007 Plan.

Administration.  The 2007 Plan is to be administered by a committee designated by our board of directors consisting of not less than two directors (Committee), provided, however, that except as otherwise expressly provided in the Plan, the Board may exercise any power or authority granted to the Committee under the 2007 Plan. Subject to the terms of the 2007 Plan, the Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant), and the rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2007 Plan.

Stock Options and Stock Appreciation Rights.  The Committee is authorized to grant stock options, including both incentive stock options (ISOs), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a Share on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Committee, but in the case of an incentive stock option or a Stand-Alone SAR (as defined below) must not be less than the fair market value of a Share on the date of grant; the exercise price per share of a Tandem SAR (as defined below) must not be less than the exercise price per share of the associated stock option. For purposes of the 2007 Plan, the term “fair market value” means the fair market value of a Share, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of a Share as of any given date shall be the closing sales price per Share as reported on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of options and stock appreciation rights are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the Plan to be paid in cash, Shares, other Awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, Shares, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time.

Restricted and Deferred Stock.  The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of Shares that are subject to such risks of forfeiture and other restrictions as the Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive Shares at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents.  The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, Shares, other Awards or other property equal in value to dividends paid on a specific number of Shares or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional Shares, Awards or otherwise as specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations.  The Committee is authorized to grant Shares as a bonus free of restrictions, or to grant Shares or other Awards in lieu of Company obligations to pay cash under the 2007 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Other Stock-Based Awards.  The Committee is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to Shares. The Committee determines the terms and conditions of such Awards.

Performance Awards.  The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of Shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, Shares or other property, or any combination thereof, as determined by the Committee.

Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among the three highest compensated officers (other than the Chief Financial Officer) of our company as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not the Board.

If and to the extent that the Committee determines that these provisions of the 2007 Plan are to be applicable to any Award, one or more of the following business criteria for our company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of our company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for awards under the 2007 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) fair market value of a share. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles.

The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards.  Awards may be settled in the form of cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, Shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2007 Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any Shares or other property to be distributed will be withheld (or previously acquired Shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2007 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

Awards under the 2007 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the 2007 Plan, awards under our other plans, or other rights to payment from us, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control.  The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by the Committee, vesting shall occur automatically in the case of a “change in control” of our company, (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” For purposes of the 2007 Plan, unless otherwise specified in an Award agreement, a change in control means the occurrence of any of the following:

(i) The acquisition by any person (as that term is used in the Securities Exchange Act of 1934) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than fifty percent (50%) of either (A) the then outstanding equity securities of our company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of our company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from us; (w) any acquisition by us; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this Purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving our company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the our assets, or the acquisition of assets or stock of another entity by our company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by our stockholders of a complete liquidation or dissolution of our company.

Amendment and Termination.  The board of directors may amend, alter, suspend, discontinue or terminate the 2007 Plan or the Committee’s authority to grant Awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which Shares are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2007 Plan which might increase the cost of the 2007 Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock options, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 2007 Plan will terminate at the earliest of (a) such time as no Shares remain available for issuance under the 2007 Plan, (b) termination of the 2007 Plan by the board of directors, or (c) the tenth anniversary of the effective date of the Plan. Awards outstanding upon expiration of the 2007 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards.  The 2007 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options.  On exercise of a nonqualified stock option granted under the 2007 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the Shares acquired on exercise of the option over the exercise price. If the optionee is an employee of our company or a Related Entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those Shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those Shares will begin on that date.

If an optionee pays for Shares on exercise of an option by delivering Shares, the optionee will not recognize gain or loss on the Shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of Shares equal to the number of Shares delivered on exercise of the option, the optionee’s tax basis in the Shares represented by that certificate will be equal to his tax basis in the Shares delivered, and his holding period for those Shares will include his holding period for the Shares delivered. The optionee’s tax basis and holding period for the additional Shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options.  The 2007 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a Share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that Share and the holder’s tax basis in that Share will be long-term capital gain or loss.

If, however, an optionee disposes of a Share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the Share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the Share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the Share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the Share exceeds one year.

An optionee who exercises an ISO by delivering Shares acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those Shares is treated as making a Disqualifying Disposition of those Shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one Share and using that Share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a Share acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the Share in the year in which the option is exercised, there will be no adjustment with respect to that Share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a Share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that Share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a Share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a Share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards.  Generally, the recipient of an award of Shares will recognize ordinary compensation income at the time the Shares are received equal to the excess, if any, of the fair market value of the Shares received over any amount paid by the recipient in exchange for the Shares. If, however, the Shares are non-vested when they are received under the 2007 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the Shares), the recipient generally will not recognize income until the Shares become vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the Shares on the date they become vested over any amount paid by the recipient in exchange for the Shares. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of an award of Shares, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the Shares on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired as stock awards will be the amount paid for such Shares plus any ordinary income recognized either when the Shares are received or when the Shares become vested. Upon the disposition of any Shares received as a stock award under the 2007 Plan the difference between the sale price and the recipient’s basis in the Shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the Shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights.  We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the 2007 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in Shares, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the Shares on the day they are received over any amounts paid by the recipient for the Shares.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or Shares equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the Shares over the exercise price.

In general, there will be no federal income tax deduction allowed to our company upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents.  Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent amount is received equal to the fair market value of the dividend equivalent amount received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of his receipt of the dividend equivalent amount, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations.  Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that awards under the 2006 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Section 409A of the Code.  The 2007 Plan is also intended to comply with Section 409A of the Code and all provisions of the 2007 Plan are to be interpreted in a manner consistent with the applicable requirements of Section 409A of the Code. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that does not comply with section 409A could be subject to immediate taxation on the award (even if the award is not exercisable) and an additional 20% tax on the award.

Importance of Consulting Tax Adviser.  The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of Shares acquired as a result of an award.

401(k) Plan

We have adopted an employee savings and retirement plan qualified under Section 401(k) of the Internal Revenue Code and covering all of our employees. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the transactions described under the heading “Executive Compensation” and “Indemnification for Securities Act Liabilities” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2007 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

On July 31, 2007, we entered into a Consulting Services Agreement with Thomas Berthel, a member of our board of directors from April 2007 to April 2008. As consideration for Mr. Berthel’s assistance as a consultant in renegotiating the terms of an investment banking agreement executed between the company and an investment banking firm, we agreed to pay Mr.Berthel one half of the fee reductions that were actually realized as a result of such renegotiation. The agreement provided that Mr. Berthel would continue to provide consulting services through April 30, 2008 and in consideration for his services, we issued him an option to purchase shares of our common stock. The option is for a number of shares equal to 250,000 less the number provided in an option granted to Mr. Berthel for his first year of service as a member of our board of directors. The option is exercisable at the fair market value of our common stock on the date granted, expires on April 30, 2010 and was to be issued promptly upon finalization of our stock option plan. Mr. Berthel received an option to purchase up to 250,000 shares of our common stock as compensation for director services and did not receive any additional options under the agreement.

In February 2008, we entered into a Consulting Services Agreement with Berthel Fisher & Company Financial Services, Inc. (“Berthel Fisher”). As consideration for the assistance by Thomas Berthel, a registered representative of Berthel Fisher and a member of our board of directors from April 2007 to April 2008, in negotiating the terms of an investment banking agreement which led to an investment in our company, we agreed to pay Berthel Fisher a fee equal to one percent of the dollar amount of such investment. The agreement provides that if we did not receive funds by February 28, 2009, no payment would be due. Through February 2009, we received gross proceeds of $15.0 million in investments covered by the agreement and paid $150,000 to Berthel Fisher under the agreement.

Erik Torykian, the son of Richard Torykian, has served as our Director of Law Enforcement and Tactical Training since July 14, 2008. His annual base salary is $125,000, and he has not received any other compensation from us.

On August 1, 2007, we entered into a one-year Independent Consulting Agreement with Richard Torykian. Mr. Torykian has been a member of our board of directors since December, 2007. As consideration for Mr. Torykian’s consulting services with respect to business opportunities and marketing strategies, we agreed to pay him a fee equal to 5% of the gross contract value of any contracts or subcontracts obtained through his efforts and a quarterly consulting fee of $12,500 dollars. In addition, the Agreement provided that Torykian would receive 100,000 shares of our common stock, issued in increments of 25,000 shares per quarter. Subsequently, on August 5, 2008, we entered into an amendment to the Consulting Agreement (the “Amendment”) with Richard Torykian, which is effective as of July 23, 2008. The Amendment clarifies that we will pay to Mr. Torykian an award fee of 5% of the fees paid to us by a customer under a contract or subcontract obtained by us in which (i) Mr. Torykian initiated the relationship between our company and the customer under such contract or subcontract or (ii) any person first introduced by Mr. Torykian to our company initiated such relationship between the company and the customer (each, a “Qualifying Contract”). As of the effective date of the Amendment, we had not entered into any Qualifying Contracts. In addition, we have paid a one time fee of $99,999 representing consulting fee adjustments for 2007 and as payment of quarterly fees for the first two quarters of 2008, a quarterly fee of $25,000 and granted an option to purchase 175,000 shares of our common stock under our 2007 Incentive Compensation Plan with an exercise price equal to the fair market value of a share of our common stock on each July 31 during the term of the Consulting Agreement. The option vests at the rate of 20% per year with the first 20% vesting upon the first anniversary of the grant date. The Consulting Agreement, as amended by the Amendment, will be effective until July 31, 2011 unless earlier terminated by either party.

In March 2009, as amended in June 2009, we entered into a consulting agreement with Chart Group Advisors LLC, a subsidiary of an entity controlled by Christopher Brady, a member of our board of directors from April, 2008 to September 2009. Chart Group Advisors was engaged to advise our company with respect to certain financial and capitalization matters. The arrangement can be terminated at any time upon ten days’ notice. Chart Group Advisors is paid a monthly retainer of $10,000. In addition, they are entitled to additional fees and warrants upon the closing of certain financing transactions, of which $500,000 has been paid.

West Coast Opportunity Fund, LLC (or WCOF) is one of the holders of our Series A Convertible Preferred Stock and also is considered as a holder of more than 5% of our common stock. As a Series A Convertible Preferred Stockholder, WCOF is a party to a Settlement Agreement with us and an Irrevocable Proxy and Voting Agreement with our chief executive officer, Anthony Piscitelli. In connection with the Settlement Agreement, each of our directors and executive officers entered into lock-up agreements, pursuant to which each such person agreed to refrain from selling certain shares of our common stock. The terms of these agreements are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Series A Convertible Preferred Stock”.

We have adopted a Code of Business and Ethics which requires our directors, officers and employees to avoid transactions which may conflict, or reasonably lead to a conflict with, or may have the appearance of a conflict with the interests of the company. We also comply with Delaware law and the rules of NYSE Amex with respect to transactions involving potential conflicts. Delaware law requires that all transactions between us and any director or executive officer are subject to full disclosure and approval of the majority of the disinterested members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. Section 120 of the NYSE Amex Company Guide requires that related party transactions be subject to appropriate review and oversight by our audit committee or a comparable body of our board of directors. Currently, our nominating and corporate governance provides this role.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock and Series A Preferred Stock (on an as converted to common stock basis) as of October 1, 2009, by:

•	each holder of more than 5% of our common stock;
•	our chief executive officer and each of the two other most highly compensated executive officers as of December 31, 2008 whose combined salary and bonus was over $100,000;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 45,531,457 shares of common stock outstanding as of October 1, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of October 1, 2009, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of the our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the persons below is c/o American Defense Systems, Inc., 230 Duffy Avenue, Hicksville, New York 11801.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Executive Officers and Directors
Anthony J. Piscitelli(1)	8,222,394	18.0%
Gary Sidorsky(2)	119,750	*
Fergal Foley(3)	170,225	*
Richard P. Torykian, Sr.(4)	360,000	*
Alfred M. Gray(5)	50,000	*
Stephen R. Seiter	27,500	*
Victor Trizzino	33,500	*
Pasquale J. D’Amuro	25,000	*
All directors and officers as a group (14 persons)(1)(2)(3)(4)(5)(6)	10,351,777	22.7%
Other 5% Stockholder
West Coast Opportunity, LLC(7)	20,319,067	38.6%

*	An asterisk indicates that the total beneficial ownership or the total voting power of our common stock (in each case, including shares subject to options and warrants that may be exercised within 60 days of October 1, 2009) is less than 1%.
(1)	Includes 155,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of October 1, 2009.
(2)	Includes 150 shares of common stock owned by Mr. Sidorsky’s daughter, of which Mr. Sidorsky disclaims beneficial ownership. The beneficial ownership information includes 18,000 and 500 shares of common stock issuable upon exercise of options that may be exercised within 60 days of October 1, 2009 by Mr. Sidorsky and his daughters, respectively.
(3)	Includes 10,000 shares of common stock owned by Mr. Foley’s wife, of which Mr. Foley disclaims beneficial ownership. The beneficial ownership information includes 18,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of October 1, 2009.

(4)	Includes 35,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of October 1, 2009.
(5)	Includes 25,000 shares of common stock owned by Mr. Gray’s wife, of which Mr. Gray disclaims beneficial ownership.
(6)	Includes 1,024,975, 138,333, 10,000, 105,000 and 25,000 shares of common stock owned by Curtis Taufman, Russell Scales, Charles Pegg, Roger Ward and Victor La Sala, respectively. The beneficial ownership information includes 15,000, 5,000, 8,000, 10,000, 3,500 and 15,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of October 1, 2009 by Curtis Taufman, Roger Ward, Charles Pegg, Russell Scales, Robert Aldrich and Victor La Sala, respectively.
(7)	Pursuant to an Irrevocable Proxy and Voting Agreement (the “Voting Agreement”) between holders of our Series A Convertible Preferred Stock (“Series A Preferred”) and Anthony Piscitelli, dated May 22, 2009, Mr. Piscitelli has agreed, among other things, that if we fail to redeem $7,500,000 in stated value of our Series A Preferred by December 31, 2009, he will vote all shares of voting stock owned by him in favor of (i) reducing the conversion price of the Series A Preferred and (ii) amending our certificate of incorporation to grant the holders of Series A Preferred the right to elect two persons to serve on our board of directors, as specified in the Voting Agreement (the “Company Actions”). Mr. Piscitelli appointed West Coast Opportunity Fund, LLC (“WCOF”) as his proxy to vote his shares of voting stock in favor of the Company Actions, and against approval of any opposing or competing proposal, at any stockholder meeting or written consent of our stockholders at which such matters are considered. Accordingly, WCOF may be deemed to be the beneficial owner of an aggregate of 8,222,394 shares of common stock owned by Mr. Piscitelli, which include 155,000 shares of common stock issuable upon the exercise of options, held by Mr. Piscitelli. In addition, WCOF directly owns 14,025 shares of our Series A Preferred Convertible Stock that are initially convertible into 7,012,500 shares of our common stock. Pursuant to the Waiver Agreement, dated June 8, 2009, we waived the terms of the Series A Convertible Preferred Stock and related warrants held by the holders of such preferred stock preventing their conversion and exercise, respectively, if the holders thereof (together with their affiliates) would own in excess of 9.99% of our outstanding common stock after such conversion or exercise. The address of WCOF is c/o West Coast Asset Management, Inc., 1205 Coast Village Road, Montecito, California 93108.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our common stock and the relevant provisions of our third amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified in their entity to the full text of such documents, which are filed as exhibits hereto.

At October 1, 2009, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, of which 45,531,457 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $.001 per share, of which 15,000 shares have been designated Series A Convertible Preferred Stock and are issued and outstanding. Our common stock is traded on the NYSE Amex.

Common Stock

As of October 1, 2009, there were 45,531,457 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of the common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Market Information

Our common stock is presently traded on the NYSE Amex under the symbol EAG.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC and its address is 480 Washington Boulevard, Jersey City, NJ 07310.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and employees, owns, or within three years, did own, 15% or more of a corporation’s voting stock.

Our third amended and restated certificate of incorporation and bylaws contain provisions described below.

Classified Board of Directors

Our certificate of incorporation divides our board of directors into three staggered classes (also referred to as a “classified” board), in which one-third of the directors is elected each year such that each director serves a three-year term. As a results a portion of our board of directors are elected each year, making it difficult for a potential acquiror (which may even be a majority stockholder) to gain control of our board of directors in less than two years.

Stockholder removal of directors only “For Cause” and with super-majority vote

Our certificate of incorporation requires a 66 2/3% majority vote of stockholders for the removal of directors, and such removal shall be only “for cause.”

Stockholder limitations on filling vacancies

Our certificate of incorporation eliminates the ability of stockholders to fill vacancies on our board of directors and gives the board the exclusive right to fill vacancies.

Issuance of preferred stock

Our board of directors, without stockholder approval, has authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock, and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Requirements for advance notification of stockholder nominations and proposals

Our by laws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting or a special meeting of stockholders.

Stockholder meetings

Our bylaws provide that our stockholders may call a special meeting only upon the request of the holders of at least a majority of the outstanding common stock entitled to vote. Our third amended and restated certificate of incorporation prohibits stockholder action by written consent and requires all stockholder actions to be taken at a meeting of our stockholders.

Amendment of bylaws

Our certificate of incorporation and bylaws provide that stockholders can amend the bylaws or specified provisions in the certificate of incorporation only upon the affirmative vote of the holders of a 66-2/3% majority of the outstanding shares of the capital stock then entitled to vote, voting together as a single class.

The above provisions in our third amended and restated certificate of incorporation and amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of us that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of us. They may also have the effect of preventing changes in our management.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase        shares of our common stock from us. Our common stock is listed on the NYSE Amex under the symbol “EAG”.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more shares than the above number, the underwriter has an option for 30 days to buy up to an additional      shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers and finders at such price less a concession of $     per share. The underwriter may also allow, and such dealers may reallow, a concession not in excess of $     per share to other dealers. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times. In connection with the sale of the shares of common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts.

At the closing of this offering, the underwriter will receive warrants to purchase a number of shares of our common stock equal to 2.0% of the shares of common stock issued in the offering. The warrants will have a term of four years, have an exercise price equal to 120% of the public offering price of the common stock and, in accordance with FINRA Rule 5110(g)(1), may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such warrant by any person for a period of 180 days immediately following the effective date of the registration statement, except as provided in FINRA Rule 5110(g)(2).

We have also agreed to provide the underwriter with a (i) non-accountable expense reimbursement equal to     % of the gross proceeds received from the sale of securities issued in the offering and (ii) accountable expense reimbursement of a maximum of $     of out-of-pocket expenses incurred by them with respect to this offering.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Underwriting discounts and commissions payable by us	$		$
Non-accountable and accountable expenses payable by us	$		$

We estimate that expenses of this offering to be paid by us, not including the information disclosed in the table above, will be approximately $    .

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, LLC, for a period of 120 days, subject to an 18-day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. In addition, all of our executive officers, directors and principal stockholders have entered into lock-up agreements with the underwriter. Under those lock-up agreements, those holders of stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock without the prior written consent of Roth Capital Partners, LLC, for a period of 120 days, subject to an 18-day extension under certain circumstances, from the date of this prospectus. This consent may be given at any time without public notice.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities.

The underwriter and its respective affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter makes representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online.

Other than the prospectus in electronic format, the information on the underwriter’s or any selling group member’s website and any information contained in any other web site maintained by the underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

Greenberg Traurig, LLP, McLean, Virginia, will pass upon the validity of the issuance of the common stock offered by this prospectus as our counsel. Dorsey & Whitney LLP, Salt Lake City, Utah, is counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements included in this prospectus have been audited by Jewett, Schwartz, Wolfe and Associates, independent registered public accountants, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons. We also intend to enter into indemnification agreements with our directors and certain officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC, to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services and through the Investor Relations section on our website at http://www.adsiarmor.com as soon as reasonably practical after such material is electronically filed with, or furnished to, the SEC. The other information contained in our website is not a part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

American Defense Systems, Inc.
230 Duffy Avenue
Hicksville, New York 11801
Attention: Roger Ward
Vice President of Investor Relations
(516) 390-5300

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
American Defense Systems, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of American Defense Systems, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in shareholders’ equity’, and cash flows for the years ended December 31, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Defense Systems, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

JEWETT, SCHWARTZ, WOLFE & ASSOCIATES

Hollywood, Florida
March 13, 2009
Except for Notes 7 and 10 as to
Which the date is April 14, 2009

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash	$374,456	$1,434,373
Accounts receivable, net	4,981,150	6,711,161
Inventory	621,048	436,379
Prepaid expenses and other current assets	3,144,601	1,856,063
Costs in excess of billings on uncompleted contracts	7,143,089	5,011,974
Deferred tax asset, net	—	4,136,982
Deposits	437,496	608,020
TOTAL CURRENT ASSETS	16,701,841	20,194,952
PROPERTY and EQUIPMENT, net	3,743,936	1,125,028
DEFERRED FINANCING COSTS	1,277,833	—
NOTES RECEIVABLE	925,000	—
GOODWILL	450,000	1,680,361
ADVANCES for FUTURE ACQUISITIONS	159,560	138,000
DEFERRED TAX ASSET	1,167,832	—
ASSETS of DISCONTINUED OPERATIONS	736,613	416,414
TOTAL ASSETS	$25,162,615	$23,554,755
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,480,652	$4,350,741
Accrued expenses	755,615	804,486
Line of credit and short term debt	76,832	49,950
Billings in excess of cost on uncompleted contracts	—	—
Due to related party	—	12,741
Due to Tactical Applications Group	—	1,000,000
Deferred tax liability	—	3,965,150
TOTAL CURRENT LIABILITIES	3,313,099	10,183,068
LONG TERM LIABILITIES
Preferred stock, $.001 par value, 5,000,000 shares authorized, 15,000 shares designated as mandatorily redeemable Series A Convertible Preferred Stock (cumulative), 15,000 shares issued and outstanding	10,981,577	—
Investor warrant liability	90,409	—
Liabilities of discontinued operations	736,613	73,859
TOTAL LIABILITIES	15,121,698	10,256,927
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Stock, $.001 par value: 100,000,000 shares authorized, 39,585,960 and 39,207,950 shares issued and outstanding as of December 31, 2008 and 2007, respectively	39,586	39,208
Additional paid in capital	9,534,616	10,274,602
Retained earnings	466,715	2,984,018
TOTAL SHAREHOLDERS’ EQUITY	10,040,917	13,297,828
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,162,615	$23,554,755

The accompanying notes are an integral part of these consolidated financial statements

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
CONTRACT REVENUES EARNED	$35,588,849	$36,316,994
COST OF REVENUES EARNED	24,702,714	22,342,582
GROSS PROFIT	10,886,135	13,974,412
OPERATING EXPENSES
General and administrative expenses	5,789,681	3,874,749
General and administrative salaries	4,758,968	3,170,250
Marketing	2,722,224	1,976,538
Research and development	788,100	612,547
Settlement of litigation	57,377	469,488
Depreciation	842,532	392,115
Loss on disposal of fixed assets	—	136
Total operating expenses	14,958,882	10,495,823
INCOME (LOSS) FROM OPERATIONS	(4,072,747)	3,478,589
OTHER INCOME (EXPENSE)
Unrealized gain on adjustment of fair value Series A convertible preferred stock classified as a liability	2,900,799	—
Unrealized gain on investor warrant liability	1,450,117	—
Other income (expense)	8,551	(51,658)
Interest expense	(866,484)	(39,111)
Interest income	117,312	101,955
Finance charge	(22,598)	—
Total other income (expense)	3,587,697	11,186
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(485,051)	3,489,775
INCOME TAX PROVISION (BENEFIT)	(996,000)	362,481
INCOME FROM CONTINUING OPERATIONS	510,949	3,127,294
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES
Income (loss) from operations of discontinued division	(230,834)	12,721
Loss from disposal of discontinued division	(1,915,903)	—
	(2,146,737)	12,721
NET INCOME (LOSS)	(1,635,788)	3,140,015
PREFERRED STOCK DIVIDENDS	(1,081,801)	—
NET INCOME (LOSS) ALLOCATED TO COMMON SHAREHOLDERS	$(2,717,589)	$3,140,015
Basic and Fully Diluted Net Loss Per Share	$(0.066)	$0.081
Weighted Average Shares Outstanding	39,416,278	38,801,840
EARNINGS PER SHARE – Basic
Income from continuing operations	$0.01	$0.08
(Loss) from discontinued operations	$(0.05)	$0.00
Net income (loss)	$(0.07)	$0.08

The accompanying notes are an integral part of these consolidated financial statements

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common Stock $.001 Par		Additional Paid in Capital	Retained Earnings Accumulated Deficit	Shareholders’ Equity
	Shares	Par Value
BEGINNING BALANCE AT DECEMBER 31, 2006	38,312,950	38,313	9,123,697	(155,998)	9,006,012
Shares issued for:
Conversion of notes payable	—	—	—	—	—
Compensation	610,000	610	609,390	—	610,000
Services	35,000	35	34,965	—	35,000
Warrant exercise	—	—	—	—	—
Tactical Applications Group	250,000	250	499,750	—	500,000
Stock option based compensation	—	—	6,800	—	6,800
				—	—
Net income	—	—	—	3,140,016	3,140,016
BEGINNING BALANCE AT DECEMBER 31, 2007	39,207,950	39,208	10,274,602	2,984,018	13,297,828
Shares issued for:
Investors	153,010	153	99,101	—	99,254
Compensation	—	—	—	—	—
Services	125,000	125	127,375	—	127,500
Warrant exercise	—	—	—	—	—
APSG acquisition	100,000	100	199,900	—	200,000
Stock option based compensation	—	—	84,247	—	84,247
Placement agent warrants	—	—	511,092	—	511,092
Dividends	—	—	—	(1,081,801)	(1,081,801)
Stock issuance and registration costs			(1,561,415)	—	(1,561,415)
Equity impact of Tactical Applications Group divestiture			(200,286)	200,286	—
Net loss	—	—	—	(1,635,788)	1,524,760
ENDING BALANCE AT DECEMBER 31, 2008	39,585,960	$39,586	$9,534,616	$466,715	$10,151,945

The accompanying notes are an integral part of these consolidated financial statements

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net income (loss)	$(1,635,788)	$3,140,016
Adjustments to reconcile net income (loss) to net cash used in continuing operating activities:
Change in fair value associated with preferred stock and warrants	(4,350,916)	—
Common stock issued in lieu of cash for compensation and services	—	645,000
Stock based compensation expense	84,247	6,800
Amortization of deferred financing costs	422,902	—
Discount on Series A preferred stock	429,267	—
Depreciation and amortization	842,532	392,115
Loss on disposal of fixed assets	—	136
Changes in operating assets and liabilities:
Accounts receivable	1,292,515	(2,428,543)
Inventories	(184,669)	(383,029)
Deposits and other assets	170,524	(528,620)
Cost in excess of billing on uncompleted contracts	(2,131,115)	(3,549,059)
Prepaid expenses and other assets	(550,627)	(1,145,166)
Deferred tax assets	2,969,150	(596,611)
Deferred financing costs	(146,010)	—
Advances for future acquisitions	(21,559)	—
Investment in affiliate	—	(40,000)
Accounts payable and accrued expenses	(1,863,745)	950,298
Accrued liabilities	(48,871)	225,225
Deferred tax liability	(3,965,150)	1,493,405
Due to related party	(12,741)	12,741
Net cash used in operating activities	(8,700,052)	(1,805,292)
Cash flows from continuing investing activities:
Purchase of equipment	(3,461,440)	(887,723)
Cash paid for acquisition in excess of cash received	(400,000)	(485,795)
Net cash used in investing activities	(3,861,440)	(1,373,518)
Cash flows from continuing financing activities:
Proceeds from loans payable	113,158	140,000
Proceeds from line of credit	76,832	—
Repayments of short term financing	(169,452)	(90,050)
Payments toward cost of raising capital	(1,374,482)
Payments of dividends	(1,081,801)	—
Net proceeds from the sale of common stock	99,254	—
Proceeds from sale of Series A Convertible Preferred Shares, net of capitalization costs of $1,050,000	13,950,000	—
Net cash provided by financing activities	11,613,509	49,950
Discontinued operations
Cash provided by (used in) operating activities	(111,932)	(388,069)
Net cash used in discontinued operations	(111,932)	(388,069)
NET INCREASE (DECREASE) IN CASH	(1,059,915)	(3,516,929)
CASH AT BEGINNING OF YEAR	1,434,373	4,951,302
CASH AT END OF PERIOD	$374,458	$1,434,373
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$14,315	$39,111
Cash paid for taxes	$537,493	$—
Supplemental disclosure of non-cash financing activities
Stock options issued in lieu of cash for compensation	$84,247	$6,800
Stock issued in lieu of cash for compensation	$—	$645,000
Dividends paid in cash	$800,252	$—
Fair value of placement agent warrants	$511,742	$—

The accompanying notes are an integral part of these consolidated financial statements

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

Assets and liabilities received in acquisition of Tactical Applications Group and American Anti-Ram, Inc.

	AAR	TAG
Fixed assets	$30,000	$69,948
Inventory	$150,000	$301,078
Goodwill	$450,000	$1,680,361
Accounts payable and accrued expense	$(30,000)	$(28,966)
Notes payable	$—	$(36,626)
Shares issuable in connection with acquisition	$(200,000)	$(500,000)
Cash paid in connection with acquisition	$(400,000)	$(500,000)
Amounts due to Tactical Application Group, Inc.	$—	$(1,000,000)
Amounts due to American Anti-Ram, Inc.	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

American Defense Systems, Inc. (the “Company” or “ADSI”) was incorporated under the laws of the State of Delaware on December 6, 2002.

On May 1, 2003, the stockholder of A. J. Piscitelli & Associates, Inc. (“AJP”) exchanged all of his issued and outstanding shares for shares of American Defense Systems, Inc. The exchange was accounted for as a recapitalization of the Company, wherein the stockholder retained all the outstanding stock of American Defense Systems, Inc. At the time of the acquisition American Defense Systems, Inc. was substantially inactive.

On November 15, 2007, the Company entered into an Asset Purchase Agreement with Tactical Applications Group (“TAG”), a North Carolina based sole proprietorship, and its owner. TAG has a retail establishment located in Jacksonville, North Carolina that supplies tactical equipment to military and security personnel. As discussed more fully in Note 8, the operations of TAG were discontinued on January 2, 2009.

In January 2008, American Physical Security Group, LLC (“APSG”) was established as a wholly owned subsidiary of the Company for the purposes of acquiring the assets of American Anti-Ram, Inc., a manufacturer of crash tested vehicle barricades. This acquisition represents a new product line for the Company. APSG is located in North Carolina.

Nature of Business

The Company designs and supplies transparent and opaque armor solutions for both military and commercial applications. Its primary customers are United States government agencies and general contractors who have contracts with governmental entities. These products, sold under Vista trademarks, are used in transport and fighting vehicles, construction equipment, sea craft and various fixed structures which require ballistic and blast attenuation.

The Company also provides engineering and consulting services, develops and installs detention and security hardware, entry control and monitoring systems, intrusion detection systems, and security glass. The Company also supplies vehicle anti-ram barriers. Its primary customer for these services and products are the detention and security industry.

Principles of Consolidation

The consolidated financial statements include the accounts of American Defense Systems, Inc. and its wholly-owned subsidiaries, A.J Piscitelli & Associates, Inc. and American Physical Security Group, LLC. The accounts of TAG have been presented as discontinued operations as discussed more fully in Note 8. All significant intercompany accounts and transactions have been eliminated in consolidation.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Terms and Definitions

ADSI	American Defense Systems, Inc. (the “Company”)
AJP	A.J. Piscitelli & Associates, Inc., a subsidiary
APB	Accounting Principles Board
ARB	Accounting Review Board
APSG	American Physical Security Group, LLC, a subsidiary
EITF	Emerging Issues Task Force
FASB	Financial Accounting Standards Board
FIN	FASB Interpretation Number
FSP	FASB Staff Position
GAAP	Generally Accepted Accounting Principles
PCAOB	Public Companies Accounting Oversight Board
SAB	Staff Accounting Bulletin
SEC	Securities Exchange Commission
SFAS or FAS	Statement of Financial Accounting Standards
TAG	Tactical Applications Group, a subsidiary
YTD-2008	The year ended December 31, 2008

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for revenue recognition, income taxes and accrued liabilities among others. Actual results could differ materially from those estimates.

Significant estimates for all periods presented include cost in excess of billings, liabilities associated with the Series A Preferred Stock and Investor Warrants and valuation of deferred tax assets.

Revenue and Cost Recognition

The Company recognizes revenue in accordance with the provisions of SAB 104, “Revenue Recognition”, which states that revenue is realized and earned when all of the following criteria are met:

(a)	persuasive evidence of the arrangement exists,
(b)	delivery has occurred or services have been rendered,
(c)	the seller’s price to the buyer is fixed and determinable and
(d)	collectibility is reasonably assured.

Under this provision, revenue is recognized upon satisfactory completion of specified inspection, wherein by contract, customer acceptance and delivery occurs and title passes to the customer.

Contract Revenue

Cost in Excess of Billing

All costs associated with uncompleted customer purchase orders under contract are recorded on the balance sheet as a current asset called “Costs in Excess of Billings on Uncompleted Contracts.” Such costs include direct material, direct labor, and project-related overhead. Upon completion of purchase order, costs are then reclassified from the balance sheet to the statement of operations as costs of revenue. A customer purchase order is considered complete when a satisfactory inspection has occurred, resulting in customer acceptance and delivery.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Billing in Excess of Cost

All billings associated with uncompleted purchase orders under contract are recorded on the balance sheet as a current liability called “Billings in Excess of Costs on Uncompleted Contracts.” Upon completion of the purchase order, all such billings are reclassified from the balance sheet to the statement of operations as revenues. Due to the structure of the Company’s contracts, billing is not done until the purchase order is complete, therefore there are no amounts recorded as liabilities as of December 31, 2008 or 2007. Contract retentions are included in accounts receivable.

Retail Revenue

The Company recognizes revenue from its retail location upon point of sale. Due to the nature of the merchandise sold, the Company does not accept returns and, therefore, no provision for returns has been recorded as of December 31, 2008 or 2007. As a result of the discontinuing of TAG operations, the Company does not anticipate generating retail revenue in the future. As discussed in Note 8, revenue generated in 2008 and 2007 from TAG retail operations was $1,306,449 and $154,562, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Concentrations

Cash and cash equivalents are maintained in financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

The Company received certain of its components from sole suppliers. Additionally, the Company relies on a limited number of contract manufacturers and suppliers to provide manufacturing services for its products. The inability of any contract manufacturer or supplier to fulfill supply requirements of the Company could materially impact future operating results.

For the years ended December 31, 2008 and 2007, the Company derived 97% and 99% of its revenues from various U.S. government entities.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out method.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided using a straight-line method over an estimated useful life of three to five years. Expenditures for repairs and maintenance are charged to expense as incurred.

Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change, such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted cash flows of the long-lived assets are less than the carrying amount, their carrying amounts are reduced to fair value, and an impairment loss is recognized.

Goodwill and Indefinite-Lived Intangible Assets

In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill, represents the excess of the purchase price over the fair value of net assets, including the amount assigned to identifiable intangible

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

assets. The Company accounts for business combinations using the purchase method of accounting and accordingly, the assets and liabilities of the acquired entities are recorded at their estimated fair values at the acquisition date. The primary driver that generates goodwill is the value of synergies between the acquired entities and the company, which does not qualify as an identifiable intangible asset. The Company does not amortize the goodwill balance.

The Company assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference. SFAS 142 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value. The Company has recorded goodwill associated with the asset purchase agreements with TAG and APSG in the amount of $450,000 and $1,680,361 as of December 31, 2008 and 2007. The Company recognized a net goodwill impairment of $1,000,000 within the discontinued operations of TAG.

Advertising Costs

The Company expenses all advertising costs as incurred.

Earnings per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares and excludes dilutive potential common shares outstanding, as their effect is anti-dilutive. Dilutive potential common shares would primarily consist of employee stock options and restricted common stock.

Fair Value of Financial Instruments

Fair value of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accrued compensation, and other accrued liabilities approximate cost because of their short maturities.

Income Taxes

The Company accounts for income taxes according to SFAS 109 “Accounting for Income Taxes” which requires an asset and liability approach to financial accounting for income taxes. Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

The Corporation adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109,” effective January 1, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of FIN 48 did not have a significant impact on the Company’s financial statements.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company has not been subject to U.S. federal income tax examinations by tax authorities nor state authorities since its inception in 2000.

Recent Accounting Pronouncements

Business Combinations

In December, 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (hereinafter “SFAS No. 141 (revised 2007)”). This statement establishes principles and requirements for how an acquirer a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The scope of SFAS 141 (revised 2007) is broader than the scope of SFAS 141, which it replaces. The effective date of SFAS 141 (revised 2007) is for all acquisitions in which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement is not expected to have an immediate material effect on the Company’s consolidated financial condition or results of operations.

Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51

In December, 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” This statement establishes accounting and reporting standards that require a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position with equity, but separate from the parent’s equity, b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, c) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, d) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value and e) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The effective date of this standard is for fiscal years and interim periods beginning on or after December 15, 2008. The adoption of this statement is not expected to have an immediate material effect on the Company’s consolidated financial condition or results of operations.

Disclosure About Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS 161, “Disclosure about Derivative Instruments and Hedging Activities,” an amendment of FASB Statement No. 133, (SFAS 161). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS 161 on the Company’s consolidated financial statements.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under FASB 142 “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles. The Company is currently evaluating the potential impact of FSP FAS 142-3 on its consolidated financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The implementation of this standard will not have a material impact on the Company’s consolidated financial position and results of operations.

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The FSP is effective for the Company as of January 1, 2009 and early adoption is not permitted. The Company is currently evaluating the potential impact of FSP APB 14-1 upon its consolidated financial statements.

Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock

In June 2008, the FASB ratified EITF 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock.” EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 07-5 on its consolidated financial position and results of operations.

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The FSP affects entities that accrue dividends on share-based payment awards during the awards’ service period when

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the dividends do not need to be returned if the employees forfeit the award. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP EITF 03-6-1 on its consolidated financial position and results of operations.

Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS 157, “Fair Value Measurements,” in a market that is not active. The FSP also provides examples for determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Equity Method Investment Accounting Considerations

In November 2008, the FASB issued EITF 08-6, “Equity Method Investment Accounting Considerations.” EITF 08-6 clarifies accounting for certain transactions and impairment considerations involving the equity method. Transactions and impairment dealt with are initial measurement, decrease in investment value, and change in level of ownership or degree of influence. EITF 08-6 is effective on a prospective basis for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the impact of EITF 08-6 on its consolidated financial position and results of operations.

Accounting for Defensive Intangible Assets

In November 2008, the FASB issued EITF 08-7, “Accounting for Defensive Intangible Assets.” EITF 08-7 clarifies how to account for defensive intangible assets subsequent to initial measurement. EITF 08-7 applies to all defensive intangible assets except for intangible assets that are used in research and development activities. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the impact of EITF 08-7 on its consolidated financial position and results of operations.

Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity’s Consolidated Subsidiary

In November 2008, the FASB issued EITF 08-8, “Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity’s Consolidated Subsidiary.” EITF 08-8 clarifies whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity’s consolidated subsidiary is indexed to the reporting entity’s own stock. EITF 08-8 also clarifies whether or not stock should be precluded from qualifying for the scope exception of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” or from being within the scope of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” EITF 08-8 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company is currently assessing the impact of EITF 08-8 on its consolidated financial position and results of operations.

Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This FSP amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financials assets. FSP FAS 140-4 also amends FIN 46(R)-8, “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest entity, to provide additional disclosures about their involvement with a variable interest entity. FSP FAS 140-4 also requires certain additional disclosures, in regards to variable

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

interest entities, to provide greater transparency to financial statement users. FSP FAS 140-4 is effective for the first reporting period (interim or annual) ending after December 15, 2008, with early application encouraged. The Company is currently assessing the impact of FSP FAS 140-4 on its consolidated financial position and results of operations.

Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises

In December 2008, the FASB issued FSP FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.” FSP FIN 48-3 defers the effective date of FIN 48, “Accounting for Uncertainty in Income Taxes,” for certain nonpublic enterprises as defined in SFAS 109, “Accounting for Income Taxes.” However, nonpublic consolidated entities of public enterprises that apply U.S. generally accepted accounting principles (GAAP) are not eligible for the deferral. FSP FIN 48-3 was effective upon issuance. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Employers’ Disclosures about Postretirement Benefit Plan Assets

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS No. 132(R)-1 also includes a technical amendment to SFAS 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. The required disclosures about plan assets are effective for fiscal years ending after December 15, 2009. The technical amendment was effective upon issuance of FSP FAS 132(R)-1. The Company is currently assessing the impact of FSP FAS 132(R)-1 on its consolidated financial position and results of operations.

2. COSTS IN EXCESS OF BILLINGS (BILLINGS IN EXCESS OF COSTS) ON UNCOMPLETED CONTRACTS AND ACCOUNTS RECEIVABLE

Costs in Excess of Billings and Billing in Excess of Costs

The cost in excess of billings on uncompleted contracts reflects the accumulated costs incurred on contracts in production but not completed. Upon completion, inspection and acceptance by the customer, the contract is invoiced and the accumulated costs are charged to statement of operations as costs of revenues. During the production cycle of the contract, should any progress billings occur or any interim cash payments or advances be received, such billings and/or receipts on uncompleted contracts are accumulated as billings in excess of costs. The Company fully expects to collect net costs incurred in excess of billing and periodically evaluates each contract for potential disputes related to contract overruns and uncollectable amounts. There was no bad debt expense recorded for the years ended December 31, 2008 and 2007.

Net costs incurred in excess of billing consisted of the following as of December 31, 2008 and December 31, 2007

	2008	2007
Cost in excess of billings on uncompleted contracts	$7,143,089	$5,011,974
Billings and/or receipts on uncompleted contracts	—	—
Net costs incurred in excess of billing on uncompleted contracts	$7,143,089	$5,011,974

Backlog

The estimated gross revenue on work to be performed on backlog was $57 million on December 31, 2008 and $48 million on December 31, 2007.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. COSTS IN EXCESS OF BILLINGS (BILLINGS IN EXCESS OF COSTS) ON UNCOMPLETED CONTRACTS AND ACCOUNTS RECEIVABLE  – (continued)

Accounts Receivable

The Company records accounts receivable related to its long-term contracts, based on billings or on amounts due under the contractual terms. Accounts receivable consist primarily of receivables from completed contracts and progress billings on uncompleted contracts. Allowance for doubtful accounts is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Any amounts considered recoverable under the customer’s surety bonds are treated as contingent gains and recognized only when received.

Accounts receivable throughout the year may decrease based on payments received, credits for change orders, or back charges incurred. At December 31, 2008 and December 31, 2007, the Company had $4,981,150 and $6,711,161, respectively, of accounts receivable, of which the Company considers all to be fully collectible. There was no bad debt expense recorded for the years ended December 31, 2008 and 2007.

3. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2008 and 2007 consisted of the following:

	For the Years Ended December 31,
	2008	2007
Leasehold improvements	$1,749,367	$609,257
General equipment	666,120	326,142
Light vehicles and trailers	221,247	218,168
T2 Demonstration range and firearms	744,454	47,290
Office equipment	855,294	533,226
Furniture and fixtures	163,658	73,367
Aircraft	868,750	—
	5,268,890	1,807,450
Less: accumulated depreciation and amortization	1,524,954	682,422
	$3,743,936	$1,125,028

For the years ended December 31, 2008 and 2007, the Company recorded $842,532 and $392,115 in depreciation and amortization expense, respectively.

The Company maintains its firearms under the custodianship of an individual in accordance with New York State law. The firearms are used for testing and demonstrating the effectiveness of the Company’s bullet resistant and blast mitigation products.

4. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Southern California Gold Products d/b/a Gypsy Rack

On July 10, 2007, the Company filed a lawsuit against a former subcontractor, Southern California Gold Products d/b/a Gypsy Rack, the subcontractor’s President and owner, Glenn Harris, and a designer, James McAvoy in the United States District Court, Eastern District of New York. Defendants moved to change venue to the Central District of California based upon insufficient contacts to the State of New York and on October 12, 2007 the matter was transferred to the United States District Court for the Central District of California, Case Number 07-CV-02779. On February 21, 2008, pursuant to the court’s order, the Company filed an amended complaint. The amended complaint names only Southern California Gold Products and James McAvoy as defendants and asserts six counts as follows: misappropriation of trade secrets and confidential information; breach of contract; unfair competition; conversion; violation of the Lanham Act; and

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. COMMITMENTS AND CONTINGENCIES  – (continued)

interference with prospective economic advantage. The amended complaint seeks to enjoin the defendants from misappropriating, disclosing, or using our confidential information and trade secrets, and recall and surrender all products and trade secrets wrongfully misappropriated or converted by the defendants. It also seeks compensatory damages in an amount to be established at trial together with prejudgment and post judgment interest, exemplary damages, disgorgement, restitution with interest, attorney’s fees and the costs of suit. Defendants filed an answer to the amended complaint on April 16, 2008. No further, significant actions have occurred since that date and the matter is still pending resolution at December 31, 2008.

Employment Dispute

On December 6, 2006, the former Chief Financial Officer commenced an action against the Company for breach of contract arising from his termination of employment in the Eastern District of Ohio. The matter was transferred on defendant’s motion to the United States District Court, Eastern District of New York. The Complaint seeks damages in excess of $500,000 inclusive of interest. In April 2008, the parties reached a settlement of $200,000 in this matter.

Breach of Contract

On February 29, 2008, a former employee commenced an action against the Company for breach of contract arising from his termination of employment in the Supreme Court of the State of New York, Nassau County. The Complaint seeks damages of approximately $87,000. The Company filed an answer to the complaint and will be commencing discovery. Meritorious defenses to the claims exist and the Company intends to vigorously defend this action.

Breach of Contract

On March 4, 2008, the Company’s former General Counsel, commenced an action with the United States Department of Labor, Occupational Safety and Health and Safety Administration, alleging retaliation in contravention of the Sarbanes-Oxley Act. The Complaint seeks damages in excess of $3,000,000. The Company believes the allegations to be without merit and intend to vigorously defend against the action. On March 7, 2008, a second action was commenced against the Company for breach of contract and related issues arising from his termination of employment in New York State Supreme Court, Nassau County. On May, 7 2008, the Company served a motion to dismiss the complaint, which is fully submitted to the Court. No amounts have been accrued for damages as the Company believes meritorious defenses to the claims exist. The Company intends to vigorously defend this action. No further, significant actions have occurred and the matter is still pending resolution at December 31, 2008.

Operating Leases

The Company occasionally rents various storage facilities and equipment from unrelated parties for in-progress jobs. The Company rents these items on a short-term basis.

For the years ended December 31, 2008 and 2007, the Company incurred rent expense for its short-term rentals of $67,168 and $1,049,738, respectively.

The Company entered into a five-year lease commencing on September 23, 2004 for corporate offices, R&D center, and warehouse facility. This lease was amended in January 2007 to include the rental of additional space. This amendment extends the existing lease through September 2011. Future minimum rental commitments for the years ended December 31 are as follows:

2009	$969,004
2010	998,074
2011	765,273
Total	$2,732,351

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. COMMITMENTS AND CONTINGENCIES  – (continued)

Employment Agreements

In January 2007, the Company amended the existing employment agreements with its President and Chief Executive Officer and Chief Financial Officer for an additional 5 years ending December 31, 2011 under modified terms and conditions. The salaries range from $153,000 to $375,000 per individual, subject to annual increases. The employment agreements provide for an annual bonus based upon certain financial performance measurements. The agreements also provide for the entitlement to participate in the stock option plan, medical insurance benefits, and payments of the term-life insurance and disability insurance premiums for the benefit of the individuals during the term of the agreements

Financing

As of December 31, 2008 and 2007, the Company has access to $12 million and $15 million dollars of financing, respectively, with TD Bank, f/k/a Commerce Bank as follows:

(A)	A $3 Million Term Loan — Under this loan, the Company pays interest of 2.0% over the LIBOR rate. There was no balance on this loan as of December 31, 2007. The Company did not renew the loan under the terms of the agreement.
(B)	$12 Million Line of Credit — This line of credit allows the Company to borrow up to $12 Million dollars, limited to 80 – 85% of the total accounts receivable. Under the line of credit, the Company is charged interest at 1.75% over the LIBOR rate. The line of credit repayment terms are due upon demand. The balance as of December 31 2008 and 2007 was $76,832 and $49,950, respectively.

Employee Benefit Plan

The company sponsors the American Defense Systems, Inc. 401 (k) Plan (“the Plan”) established in December 2004 to provide retirement benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary contributions for eligible employees.

Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Service. Under the Plan the Company may make discretionary matching contributions. As of December 31, 2008, the Company did not make any matching contributions, however a Safe Harbor Matching Contribution in the amount of approximately $160,000 was made. There were no such matching contributions made for the year ended December 31, 2007.

5. STOCKHOLDERS’ EQUITY

Warrants

As part of the February 2005 private offering, the Company issued purchase warrants for up to 808,462 shares of common stock at the purchase price of $1.00 per share to the placement agent which will expire June 30, 2010. The original warrants issued in connection with the offering expired on August 31, 2006.

The following is a summary of stock warrants outstanding at December 31, 2008 and December 31, 2007.

	Warrants	Exercise Price	Value if Exercised
Beginning balance	808,462	1.00	$808,462
Exercised	(34,782)	1.00	(34,782)
Forfeited or expired	—	1.00	—
Ending balance	773,680	1.00	$773,680

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. STOCKHOLDERS’ EQUITY  – (continued)

In accordance with SFAS 123 “Accounting for Stock-Based Compensation,” and SFAS 148 “Accounting for Stock-Based Compensation — Transition and Disclosure”, the Company accounts for the stock warrants using the fair value method.

The Black-Scholes method option pricing model was used to estimate fair value as of the date of grant using the following assumptions:

Risk-Free	3.22%
Expected volatility	10 – 20%
Expected life	1.5 Years – 5.5 Years
Expected dividends	—

Based on the assumptions noted above, the fair market value of the warrants was valued at $330,475, which has been reflected in the Statement of Stockholders’ Equity as of December 31, 2005. No value was attributed to warrants in 2007 or 2008.

Stock Option Plan

On December 3, 2007, the Company adopted the American Defense Systems, Inc. 2007 Incentive Compensation Plan. Under this plan, stock options may be granted to employees, officers, consultants or others who provide services to the Company.

On December 14, 2007, 1,645,000 stock options were granted to officers and employees of the Company.

An additional 75,000 stock options were granted to employees of the Company on February 20, 2008.

On July 23, 2008, The Company entered into an Independent Consulting Agreement which included the option to purchase 175,000 shares of the Company’s common stock with an exercise price equal to the fair market value of a share of the Company’s common stock on each July 31 during the term of the Consulting Agreement. The Consulting Agreement will be effective until July 31, 2011 unless earlier terminated by either party.

During October 2008, the Company issued 100,000 options as compensation to officers and employees. The exercise price per share is $2, and the options will vest at the rate of 20% per year with the first 20% vesting upon the first anniversary of the grant date. They will expire between October 8, 2015 and October 31, 2015, as applicable.

The following is a summary of stock options outstanding at December 31, 2008 and December 31, 2007.

Beginning balance – December 31, 2007	1,645,000
Options issued	350,000
Exercised	—
Forfeited or expired	—
Ending balance – December 31, 2008	1,995,000

The Black-Scholes method option pricing model was used to estimate fair value as of the date of grant using the following assumptions:

Risk-Free	4.23%
Expected volatility	45.00%
Forfeiture rate	10.00%
Expected life	5 Years
Expected dividends	—

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. STOCKHOLDERS’ EQUITY  – (continued)

Based on the assumptions noted above, the fair market value of the options issued was valued at $447,489, of which $84,247 and $6,800 has been expensed in the Statement of Operations as of December 31, 2008 and 2007, respectively.

Shares Issued for Services

The Company issued 610,000 shares to employees for compensation during 2007. These shares were valued at $610,000. There were no such shares issued during 2008.

The Company issued 35,000 shares in exchange for property and board of director services during 2007. These shares were valued $35,000. No such shares were issued during 2008.

Shares Issued in Connection With Asset Purchase Agreement

In January 2008, the Company acquired the assets of American Anti-Ram, a manufacturer of crash tested vehicle barricades. The purchase price for this acquisition included cash and 100,000 shares of Company stock, valued at $2 per share. Upon completion of the asset acquisition, the Company transferred the acquired assets of American Anti-Ram, Inc. to its wholly owned subsidiary APSG.

On November 15, 2007, the Company entered into an Asset Purchase Agreement with TAG, a North Carolina based sole proprietorship, and its owner. TAG has a retail establishment that supplies tactical equipment to military and security personnel. The Company will purchase substantially all of the assets, properties, rights and interests used in or related to the retail operations of TAG, in accordance with the provisions of the agreement. The purchase price included cash and 250,000 shares of Company stock valued at $2 per share.

6. ACQUISITION

American Anti-Ram, Inc.

In January 2008, the Company acquired the assets of American Anti-Ram, Inc., a manufacturer of crash tested vehicle barricades. The terms of the purchase agreement specified an initial purchase price of $600,000 plus an additional payment to be determined, based on performance. On the date of acquisition, $100,000 of the initial purchase price has been paid in cash and 100,000 shares of ADSI stock, valued at $2 per share, were issued. The Company has paid the remaining $300,000 as of December 31, 2008 which completes the $600,000 initial cash purchase price. The performance portion of the purchase price will be negotiated based on the aquiree’s performance.

The Company acquired approximately $150,000 in net assets in this acquisition. Of the initial purchase price of $600,000, $150,000 of the consideration had been allocated to assets and liabilities based internal assessments, resulting in $450,000 initially allocated to goodwill. The primary driver that generates goodwill is the value of the opportunity to enter the barricade business, which does not qualify as an identifiable intangible asset.

7. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS

The Company entered into a Securities Purchase Agreement (“Purchase Agreement”) on March 7, 2008 to sell shares of its Series A Convertible Preferred Stock (“Series A Preferred”) and warrants (“Investor Warrants”) to purchase shares of its common stock, and to conditionally sell shares of the Company’s common stock, to three investors. The investors have agreed to purchase an aggregate of 15,000 shares of Series A Preferred and Investor Warrants to purchase up to 3,750,000 shares of common stock, and to conditionally purchase 100,000 shares of common stock. The aggregate purchase price for the Series A Preferred and Investor Warrants is $15,000,000 and the aggregate purchase price for the common stock is $500,000.

An initial closing under the Purchase Agreement was held on March 7, 2008 in which an aggregate of 10,975 shares of Series A Preferred and Investor Warrants to purchase up to 2,743,706 shares of Common

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS  – (continued)

Stock were issued for an aggregate purchase price of $10,975,000. After the payment of investor expenses of $60,000 and the $658,500 cash portion of the placement agent fee described below, the Company received net proceeds of $10,256,500.

A second closing occurred on April 4, 2008, in which an aggregate of 4,025 shares of Series A Preferred and Investor Warrants to purchase up to 1,006,250 shares of Common Stock were issued for a total price of $4,025,000. The Company received net proceeds of $3,743,250, which is net of fees paid to the placement agent and investor expenses of $281,750. The Company agreed with the investors in the Series A Preferred that the conditional sale of the 100,000 shares of Common Stock would not be consummated.

In connection with sale of the Series A Preferred and Investor Warrants under the Securities Purchase Agreement described above, the Company’s placement agent for the transaction is entitled to a cash fee equal to 6.0% of the gross proceeds and warrants to purchase that number of shares of common stock equal to 6.0% of the number of shares of common stock issued in the financing. For the initial closing above, the placement agent received a cash payment of $658,500 (6.0% of $10,975,000) and warrants to purchase 493,872 shares of Common Stock (6.0% of the sum of (i) 5,487,500, the initial number of shares of Common Stock into which the Series A Preferred issued in the March 7, 2008 closing may be converted and (ii) 2,743,706, the initial number of shares of common stock that may be purchased under the Investor Warrants issued in the March 7, 2008 closing). At the April 4, 2008 closing, the placement agent received an additional cash payment of $281,750 (7.0% of $4,025,000) and warrants to purchase up to 181,128 shares of Common Stock (6.0% of the sum of (1) 2,012,500, the initial number of shares of Common Stock into which the Series A Preferred issued in the April 4, 2008 closing may be converted and (2) 1,006,294, the initial number of shares of common stock that may be purchased under the Investor Warrants issued in the April 4, 2008 closing).

Series A Convertible Preferred Stock

The provisions for the Series A Preferred are as follows:

Dividends on Series A Preferred

The shares of Series A Preferred accrue a cumulative dividend at a rate of 9% per annum of the Conversion Amount, as defined below. Dividends on the Series A Preferred shall be cumulative, shall accrue, whether or not declared, and be payable quarterly in cash or, at the Company’s option, payable in common stock at 10%. As of December 31, 2008, the Company has accrued $561,528 for dividends payable.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of shares of the Series A Preferred then outstanding shall be entitled to receive an amount per Series A Preferred equal to 110% of the Conversion Amount.

Voting Rights

Holder’s of Series A Preferred are entitled to vote on an “as if” converted basis and vote with the common stockholders as required. Voting rights are subject to the maximum ownership percentage of 9.99%.

Holder’s Right to Convert

At any time the holder of any such shares of Series A Preferred may, at such holder’s option, elect to convert all or any portion of their whole number of shares of Series A Preferred held by such person into Common stock at the Conversion Rate, which is equal to the Conversion Amount divided by the Conversion Price. The Conversion Amount shall initially be equal to the Stated Value ($1,000 per share) times the number of shares subject to conversion. The Conversion Price is the Initial Conversion Price ($2.00). The conversion Price shall be reduced by (i) 4% of the Initial Conversion Price on or after May 30, 2008 if the Company’s common stock is not listed on an Eligible Market and (ii) a further 1.5% of the Initial Conversion Price on

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS  – (continued)

each 30th day thereafter until the Company’s common stock is so listed; provided, however, that all decreases shall in no event be more than 10% of the Initial Conversion Price. The Conversion Price is also subject to certain standard anti-dilution adjustment provisions.

Redemption at Option of Holders

Triggering Event — Upon the occurrence of a Triggering Event, each Holder may, at such Holder’s option, subject to the Limitation on Damages, require the Company to redeem all or a portion of such Holder’s Series A Stock shares at a price per Preferred Share equal to the greater of (i) 110% of the Conversion Amount (or, in the case of the Triggering Events set forth in Sections 3(a)(v) and 3(a)(vi), 100% of the Conversion Amount) and (ii) the product of (A) the Conversion Rate in effect at such time and (B) the Closing Sale Price of the Company’s common stock on the trading day immediately preceding such Triggering Event (the “Triggering Event Redemption Price”).

Failure to Satisfy Equity Condition — If the Equity Conditions are not satisfied as of December 31, 2008, then on any date thereafter that any Equity Condition (as defined in the Series A Preferred Certificate) is not satisfied the Holders shall have the right, in its sole discretion, to require that the Company redeem all of or any portion of such Holder’s Series A Preferred shares in cash at a price equal to 100% of the Conversion Amount.

Redemption by Company

Mandatory Redemption — If any Series A Preferred shares remain outstanding on the Maturity Date, which is December 31, 2010, the Company shall redeem all such Series A Preferred shares on the Maturity Date for an amount in cash per Preferred Share equal to the Conversion Amount.

Optional Redemption — At any time on or after the (i) 2nd anniversary of the Public Company Date (the date on which the Company’s securities are initially registered under the Exchange Act), (A) the median price of the Weighted Average Price of the Company’s common stock over any consecutive 30 Trading Day period is greater than $3.00 per share, (B) the median trading volume for such period is greater than 75,000 shares and (C) there shall not have been any Equity Conditions Failure or (ii) 6-month anniversary of a Qualified Public Offering and there shall not have been any Equity Conditions Failure, the Company shall have the right to redeem any or all of the Series A Preferred shares to cash in an amount equal to 100% of the Conversion Amount.

Consent Agreement

The Company entered into a Consent and Agreement of Series A Convertible Preferred Stockholders, dated May 23, 2008 (the “Consent Agreement”), in which the parties agreed that the Company would not be permitted to issue shares of common stock as dividends on, or upon conversion of, the Series A Preferred or upon the exercise of the Warrants in excess of a specified number of shares without the approval of the Company’s stockholders. In the Consent Agreement, the Company covenanted, for the fiscal year ending December 31, 2008 (A) to achieve (i) Revenues (as that term is defined in the Consent Agreement) equal to or exceeding $50,000,000 and (ii) Consolidated EBITDA (as that term is defined in the Consent Agreement) equal to or exceeding $13,500,000, and (B) to publicly disclose and disseminate, and to certify to the Series A Convertible Preferred Stockholders, its operating results for such period, no later than February 15, 2009 (collectively, the “Financial Covenants”).

Accounting for the Series A Preferred

The Company accounted for the transaction in accordance with SFAS 150 “Accounting for Certain Financial Instrument with Characteristics of both Liabilities and Equity.” SFAS 150 provides guidance on how financial instruments should be classified and measured when characteristics of both liabilities and equity exist and requires that an entity classify a financial instrument that is within its scope as a liability because the

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS  – (continued)

financial instrument embodies an obligation of the issuer. The mandatory redemption provision incorporated into the Series A Preferred causes the stock to fall within the scope of SFAS 150 since the Company must redeem the stock by December 31, 2010 by transferring cash to the Holders.

The proceeds from the issuance of the Series A Preferred and accompanying common stock warrants, net of direct costs including the fair value of warrants issued to placement agent in connection with the transaction, must be allocated to the instruments based upon relative fair value upon issuance. In addition, under SFAS 150, paragraph 20, “mandatorily redeemable instruments must be measured initially at fair value.” Therefore, after the initial recording of the Series A Stock based upon net proceeds received, the carrying value of the Series A Preferred must be adjusted to the fair value at the date of issuance, with the difference recorded as a loss.

The valuation of the Series A Preferred at December 31, 2008 is as follows:

Security	Face Value	Fair Value	Allocation of Proceeds	Proceeds in Excess of Fair Value
Series A Preferred	$15,000,000	$10,981,577	$13,459,474	2,477,897
Warrants	—	90,409	1,540,526	1,450,117
	$15,000,000	$11,071,986	$15,000,000	$3,928,014

Although the Company received a Notice of Triggering Event Redemption and Demand for Payment, the Series A Preferred Stock and Investor Warrant liability continue to be presented as long term liabilities. The Company is precluded from satisfying such a demand, due to its lack of sufficient surplus as such term is defined under Delaware law to effect the redemption sought by the Series A Preferred Stockholder, and restrictions under our revolving line of credit would nevertheless prohibit any such redemption.

For the year ended December 31, 2008, the Company has recorded a net gain on adjustment of fair value of their Series A Preferred of $2,900,799.

Investor Warrants

In connection with the closings under the Purchase Agreement, Investor Warrants to purchase up to 3,750,000 shares of Common Stock at $2.40 per share were issued in addition to the 15,000 shares of Series A Preferred.

The terms of the investor warrants provide the following:

(a)	Exercise price of $2.40 per share. If not listed on an eligible market on or before May 30, 2008, the exercise price shall be reduced $.10 and shall be further decreased by $.04 on each 30th day thereafter until such listing occurs, subject to a maximum of $.24.
(b)	The investor warrants are immediately exercisable upon issuance through the date that is 36 months after the Public Company date.
(c)	A cashless exercise is available at the option of the Holders as of the Public Company date.
(d)	In the event of a Fundamental Transaction, the Holders may request that the Company repurchase the Warrant from the Holders by paying a cash amount equal to the Black-Scholes Value of the remaining unexercised portion on the date of the Fundamental Transaction. Fundamental Transactions are defined within the terms of the Investor Warrant Agreement.
(e)	The Company, at its option, has the right to require that the Holder exercise all or a portion of their Investor Warrants under terms that are defined within the Investor Warrant Agreement.

The Investor Warrants were accounted for as follows:

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS  – (continued)

(a)	The warrants meet the criteria under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” Under SFAS 133, the warrants are recorded at fair value upon the date of issuance, with changes in the value fair value recognized as a gain or loss as they occur. At the initial date of issuance, the Company recorded a derivative liability of $1,142,503, which represents the fair value of the Investor Warrants and a loss on Investor Warrants of $146,510. Upon the second closing, the Company recorded a derivative liability of an additional $398,023 and a loss on Investor Warrants of $51,836. This liability was subsequently adjusted to fair value as of December 31, 2008 and a corresponding fair value adjustment of $1,450,117 reduced the derivative liability. The total net gain on Investor Warrants as of December 31, 2008 was $1,450,117.
(b)	The warrants meet the criteria under EITF 01-6 “The Meaning of Indexed to a Company’s Own Stock”, which provides guidance as to whether a contract is indexed to a Company’s own stock. However, since the warrants do not meet the criteria for reporting as an equity instruments under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the fair value of the Investor Warrants is included as a noncurrent liability.

In valuing the Investor Warrants associated with the Series A Preferred Stock the Company used the Black-Scholes option pricing model with the following range of assumptions:

	March 7, 2008	April 4, 2008
Expected Life	3.10 Years	2.78 Years
Risk-Free Rate	2.13%	2.85%
Expected Volatility	40%	40%
Dividend Rate	0%	0%

The resulting values per warrant for the March 7, 2008 and the April 4, 2008 issuances were $.47 and $.07, respectively. The resulting fair value associated with the 3,750,000 Investor Warrants as of December 31, 2008 was $90,409.

Placement Agent Warrants

In connection with the sale of the Series A Preferred and Investor Warrants, the placement agent was entitled to receive warrants (Placement Agent Warrants) to purchase a total of 6% of the number of common stock issued in the financing or 675,000 shares. The Placement Agent Warrants were accounted for as a transaction cost associated with the issuance of the Series A Preferred. The Placement Agent Warrants recorded at fair value at the date of issuance. Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company satisfies the criteria for classification of the Placement Agent Warrants as equity.

In valuing the Placement Agent Warrants associated with the Series A Preferred the Company used the Black-Scholes option pricing model with the following range of assumptions:

	March 7, 2008	April 4, 2008
Expected Life	4 Years	4 Years
Risk-Free Rate	2.45%	2.31%
Expected Volatility	45%	45%
Dividend Rate	0%	0%

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS  – (continued)

The resulting value per warrant for both issuances was approximately $.76. The fair value associated with the 675,000 Placement Agent Warrants was $511,742.

Deferred Financing Costs

Deferred financing costs include the corresponding amount associated with the Placement Agent Warrants as indicated above, along with all other costs associated with obtaining the Series A Preferred financing. Since the Series A Preferred and Investor Warrants are classified as liabilities, the carrying value of the Placement Agent Warrants has been recorded as Other Assets on the balance sheet and is amortized as additional financing costs over the term of the Series A Preferred using the interest method.

Deferred financing costs included the following as of December 31, 2008:

Placement agent costs	$900,000
Investor expenses	60,000
Legal and other related costs	233,350
Fair market value of placement agent warrants	511,742
Less: amortization	(429,267)
Deferred financing costs, net	$1,277,833

8. DISCONTINUED OPERATIONS

On January 2, 2009, the Company entered into an agreement with the prior owners of TAG to sell the assets and liabilities back to TAG. TAG was accounted for as a discontinued operation under GAAP, which requires the income statement and cash flow information be reformatted to separate the divested business from the Company’s continuing operations.

The following amounts represent TAG’s operations and have been segregated from continuing operations and reported as discontinued operations as of December 31, 2008 and 2007.

	2008	2007
Contract Revenues Earned	$1,306,449	$154,562
Cost of Revenues Earned	(599,119)	(83,534)
Gross Profit	707,330	71,028
Operating Expenses	(611,584)	(107,843)
Other Expenses	(326,579)	49,537
Net Loss	$(230,833)	$12,722

The following is a summary of assets and liabilities of TAG discontinued operations as of December 31, 2008 and 2007.

	2008	2007
Assets
Cash	$75,103	$45,514
Inventory	591,688	301,079
Prepaid Expenses	174
Property and Equipment, net	69,648	69,821
Deferred Financing Costs	—
Total Assets	$736,613	$416,414
Liabilities
Accounts Payable	$700,287	$37,233
Short Term Notes	36,326	36,326
Total Liabilities	$736,613	$73,559

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. DISCONTINUED OPERATIONS  – (continued)

In accordance with the terms of the agreement, the original owners of TAG agreed to repay $1,000,000 of the original $2,000,000 in consideration as follows:

2009	$75,000
2010	$100,000
2011	$175,000
2012	$275,000
2013	$375,000
Total	$1,000,000

The Company has included the entire amount as notes receivable on its balance sheet, of which $75,000 is included within other current assets and $925,000 is recorded as a long term notes receivable. The original owners of TAG have collateralized the note receivable with their personal residence and the 250,000 shares issued to them on the date of acquisition. These shares are being held by the Company in escrow since January 2009 and will be returned upon final payment toward the note receivable.

9. INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended December 31, 2008 and 2007 consist of the following:

	2008	2007
Current:
Federal	$—	$—
State	—	—
Deferred:
Federal	$(2,060,462)	(218,201)
State	(681,154)	(65,000)
	(2,741,616)	(283,201)
Benefit from the operating loss carryforward	1,745,616	645,682
Provision (benefit) for income taxes, net	$(996,000)	$362,481

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	2008	2007
Statutory federal income tax rate	34.0%	34.0%
Increase in valuation allowance	(40.0)%	(0.0)%
State income taxes	6.0%	6.0%
Effective tax rate	(0)%	40%

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. INCOME TAXES  – (continued)

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The net deferred tax assets and liabilities are comprised of the following:

	2008	2007
Deferred income tax asset:
Net operating loss carry-forwards	$2,163,224	$1,906,800
Accounts payable and accrued expense	—	2,230,182
Billing in excess of cost Valuation allowance	(995,392)	—
Deferred income tax asset	$1,167,832	$4,136,982

	2008	2007
Deferred income tax liability:
Accounts receivable	$—	$2,684,400
Inventory	—	294,983
Prepaid expenses	—	742,558
Cost in excess of billings	—	243,208
Valuation allowance	—	—
Deferred income tax liability	$—	$3,965,150

During 2007, the Company was required to change its method of accounting for income tax reporting purposes from cash to accrual basis. Therefore, during 2008, there were no temporary differences arising differences in tax and financial statements basis for assets or liabilities.

The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

	2008	2007
Deferred tax assets
Current	$—	$2,230,182
Non-current	1,167,832	1,906,800
Net deferred income tax asset	1,167,832	4,136,982
Deferred tax liability
Current	$—	$3,965,150
Non-current	—	—
Net deferred income tax liability	—	3,965,150

The Company has a net operating loss carry-forward of approximately $4,626,000 available to offset future taxable income through 2021.

The Company has recorded a valuation allowance at December 31, 2008 of 50% or $995,392. No valuation allowance was recorded as of December 31, 2007 as it was expected that the deferred tax assets and liabilities are expected to be realized. The net change in valuation allowance from 2007 to 2008 was an increase of $995,392.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. INCOME TAXES  – (continued)

Effective January 1, 2007, the Company was required to change its method of accounting from cash-basis to accrual basis for income tax reporting purposes due to certain thresholds required by the Internal Revenue Service. As a result of this change, the Company offset all net operating losses available to them through December 31, 2006 on its 2007 income tax return.

10. SUBSEQUENT EVENT

Series A Preferred Stock

The Company, West Coast Opportunity Fund, LLC (“WCOF”), Centaur Value Partners, LP (“Centaur Value”) and United Centaur Master Fund (“United Centaur”, and together with Centaur Value, “Centaur”) entered into a Securities Purchase Agreement, dated March 7, 2008 (the “Purchase Agreement”), pursuant to which WCOF and Centaur purchased an aggregate of 15,000 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) and warrants to acquire an aggregate of 3,750,000 shares of the Company’s common stock (the “ Warrants”) for an aggregate purchase price of $15,000,000.

The Company, WCOF and Centaur entered into a Consent and Agreement of Series A Convertible Preferred Stockholders, dated May 23, 2008 (the “Consent Agreement”), in which the parties agreed that the Company would not be permitted to issue shares of common stock as dividends on, or upon conversion of, the Series A Preferred or upon the exercise of the Warrants in excess of a specified number of shares without the approval of the Company’s stockholders. In the Consent Agreement, the Company covenanted, for the fiscal year ending December 31, 2008 (A) to achieve (i) Revenues (as that term is defined in the Consent Agreement) equal to or exceeding $50,000,000 and (ii) Consolidated EBITDA (as that term is defined in the Consent Agreement) equal to or exceeding $13,500,000, and (B) to publicly disclose and disseminate, and to certify to WCOF and Centaur, its operating results for such period, no later than February 15, 2009 (collectively, the “Financial Covenants”).

The Company did not meet the Revenue and Consolidated EBITDA targets set forth in the Consent Agreement and was not in a position to disclose or certify its operating results by February 15, 2009.

The Consent Agreement purports to provide that the breach of the Financial Covenants are each deemed a “Triggering Event” under Section 3(a)(vii) of the Company's Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”), giving the holders of the Series A Preferred the right to require the Company to redeem all or a portion of such holder's Series A Preferred shares at a price per share as calculated pursuant to Section 3(b)(i) of the Certificate of Designations. The Company had negotiated the key terms of a resolution to the foregoing with WCOF and Centaur, and, to that end entered into a Term Sheet with each of WCOF and Centaur dated February 13, 2009 (the “WCOF Term Sheet” and the “Centaur Term Sheet”, respectively, and, collectively, the “Term Sheets”).

Pursuant to the Term Sheets, the Series A Preferred Stockholders would have consented to amend the Consent Agreement to delete the Financial Covenants and exchange their shares of Series A Preferred for (i) shares of a new Series B Preferred, (ii) secured notes and (iii) certain amounts in cash.

In order to allow the parties to negotiate definitive agreements relating to the foregoing and to consummate the same, WCOF and Centaur had agreed, subject to the terms and conditions set forth in the letters of forbearance entered into by the Company and each of WCOF and Centaur on February 13, 2009 to forbear from exercising their rights and remedies, including without limitation the right to cause the redemption of the Series A Preferred shares as a result of breaches of the Consent Agreement described above, until the earlier of (a) the date on which any Triggering Event (as defined in the Certificate of Designations), other than a breach of the Financial Covenants, shall occur or exist and (b) February 27, 2009.

The Forbearance Period expired effective February 27, 2009. The Company received a notice of Triggering Event redemption purportedly pursuant to a redemption option provided under the Certificate of

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. SUBSEQUENT EVENT  – (continued)

Designation (or Notice of Triggering Event Redemption) on April 14, 2009 from a Series A Preferred Stockholder that holds approximately 94% of such preferred stock. The Series A Preferred Stockholder has demanded that the Company immediately redeem 14,025 shares of the Series A Preferred, which constitutes all of the shares of Series A Preferred held by such Series A Preferred Stockholder, at an aggregate price of $15,427,500. The Series A Preferred Stockholder has also demanded payment of $470,317 as dividends they assert have accrued from January 1, 2009 through April 13, 2009, on their Series A Preferred at the cash dividend rate of 12%, as well as $70,000.00 in legal fees and expenses incurred in connection with the negotiations relating to the breach of the Financial Covenants pursuant to the forbearance letter dated February 13, 2009. Due to restrictions on the payment of dividends under our revolving line of credit with TD Bank, the Company has not paid dividends on the Series A Preferred for 2009.

The Company currently does not have sufficient surplus as such term is defined under Delaware law to effect the redemption sought by the Series A Preferred Stockholder, and restrictions under the Company’s revolving line of credit would nevertheless prohibit any such redemption.

The Company has continued to value the Series A Preferred Stock and Investor Warrants at its fair value as of December 31, 2008 of 11,071,986.

TD Bank

On April 1, 2009, the Company received a Notice of Default from TD Bank (Lender), resulting from the violation of financial covenants. The Lender has stated that they are not presently taking action to enforce its rights and remedies under the Loan documents, however they are not waiving their rights under any existing or future defaults or events of default. The Lender will continue to make advances under the Revolving Credit, but it has no obligation to do so and may refuse an advance request in its sole discretion without notice.

The Lender has demanded that the Company provide unaudited consolidated financial statements and a cash flow forecast within 20 days after each month end. In addition, the Lender further demands that, in accordance with the terms of the loan agreement, the Company shall not make Restricted Payments (as defined in the loan agreement), including dividends payable on preferred stock.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$348,662	$374,457
Accounts receivable, net	8,610,578	4,981,150
Inventory	837,597	621,048
Prepaid expenses and other current assets	4,933,040	3,144,601
Costs in excess of billings on uncompleted contracts	8,292,995	7,143,089
Deposits	309,685	437,496
TOTAL CURRENT ASSETS	23,332,557	16,701,841
PROPERTY and EQUIPMENT, net	3,524,693	3,743,936
DEFERRED FINANCING COSTS, net	979,917	1,277,833
NOTES RECEIVABLE	925,000	925,000
GOODWILL	450,000	450,000
ADVANCES for FUTURE ACQUISITIONS	159,560	159,560
DEFERRED TAX ASSET	1,167,832	1,167,832
ASSETS of DISCONTINUED OPERATIONS	—	736,613
TOTAL ASSETS	$30,539,559	$25,162,615
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,519,987	$2,480,652
Accrued payroll	485,431	—
Accrued expenses	412,732	755,615
Loan payable	55,490	—
Line of credit	1,429,789	76,832
TOTAL CURRENT LIABILITIES	8,903,429	3,313,099
LONG TERM LIABILITIES
Preferred stock, $.001 par value, 5,000,000 shares authorized, 15,000 shares designated as mandatorily redeemable Series A Convertible Preferred Stock (cumulative), 15,000 shares issued and outstanding	12,223,642	10,981,577
Investor warrant liability	—	90,409
Liabilities of discontinued operations	—	736,613
TOTAL LIABILITIES	21,127,071	15,121,698
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Stock, $.001 par value: 100,000,000 shares authorized, 45,281,000 and 39,585,960 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	45,281	39,586
Additional paid in capital	12,844,845	9,534,616
Retained earnings (accumulated deficit)	(3,477,638)	466,715
TOTAL SHAREHOLDERS’ EQUITY	9,412,488	10,040,917
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,539,559	$25,162,615

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
CONTRACT REVENUES EARNED	$14,033,575	$9,224,451	$23,523,277	$17,959,361
COST OF REVENUES EARNED	8,659,865	6,009,447	14,112,974	11,344,483
GROSS PROFIT	5,373,710	3,215,004	9,410,303	6,614,878
OPERATING EXPENSES
General and administrative expenses	1,889,767	993,429	3,538,245	2,367,680
General and administrative salaries	1,022,366	1,097,243	2,095,403	2,254,651
Marketing	723,779	727,260	1,457,573	1,359,567
T2 expenses	124,070	—	237,672	—
Research and development	16,841	203,956	203,227	369,152
Settlement of litigation	63,441	—	63,441	57,377
Depreciation	278,083	147,666	519,412	282,435
Total operating expenses	4,118,347	3,169,554	8,114,973	6,690,862
Income (loss) from operations	1,255,363	45,450	1,295,330	(75,984)
OTHER INCOME (EXPENSE)
Unrealized gain (loss) on adjustment of fair value Series A convertible preferred stock classified as a liability	(278,507)	2,605,159	(972,961)	1,176,494
Unrealized gain (loss) on investor warrant liability	(2,434,725)	1,421,432	(2,420,671)	1,313,843
Other income (expense)	(12,730)	10,159	(12,730)	(3,423)
Interest expense	(301,857)	(244,264)	(592,177)	(310,651)
Interest income	10	48,305	8,856	90,081
Finance charge	—	—	—	—
Total other income (expense)	(3,027,809)	3,840,791	(3,989,683)	2,266,344
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,772,446)	3,886,241	(2,694,353)	2,190,360
INCOME TAX PROVISION	500,000	—	500,000	—
INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,272,446)	3,886,241	(3,194,353)	2,190,360
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES
Loss from operations of discontinued division	—	(115,007)	—	(115,496)
Loss from disposal of discontinued division	—	—	—	—
	—	(115,007)	—	(115,496)
NET INCOME (LOSS)	(2,272,446)	3,771,234	(3,194,353)	2,074,864
PREFERRED STOCK DIVIDENDS ACCRUED	(375,000)	(401,252)	(749,380)	(401,252)
NET INCOME (LOSS) ALLOCATED TO COMMON SHAREHOLDERS	$(2,647,446)	$3,369,982	$(3,943,733)	$1,673,612
Basic and Fully Diluted Net Income (Loss) Per Share	$(0.064)	$0.086	$(0.095)	$0.043
Weighted Average Shares Outstanding	41,484,307	39,204,753	41,484,307	39,069,337
EARNINGS PER SHARE – Basic
Income from continuing operations	$(0.06)	$0.10	$(0.08)	$0.06
(Loss) from discontinued operations	$—	$(0.00)	$—	$(0.00)
Net income (loss)	$(0.07)	$0.09	$(0.10)	$0.04

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(3,194,972)	$2,074,864
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Change in fair value associated with preferred stock and warrants	3,662,736	(2,490,337)
Stock based compensation expense	54,845	54,297
Amortization of deferred financing costs	297,916	147,747
Discount on Series A preferred stock	269,104	154,604
Depreciation and amortization	519,412	282,435
Issuance of stock toward payment of accrued dividends	750,000	—
Changes in operating assets and liabilities:
Accounts receivable	(3,581,870)	1,219,538
Inventories	(216,549)	(533,907)
Deposits and other assets	127,811	(48,410)
Cost in excess of billing on uncompleted contracts	(1,149,906)	(3,450,334)
Prepaid expenses and other assets	(1,788,439)	(1,485,548)
Deferred tax assets	—	—
Deferred financing costs	—	(416,886)
Advances for future acquisitions	—	(387,350)
Accounts payable and accrued expenses	3,651,280	(604,801)
Accrued payroll	—	—
Accrued liabilities	(342,883)	169,617
Investment in affiliate	—	(1,669,350)
Due to related party	(47,558)	262,741
Net cash used in operating activities	(989,073)	(6,721,080)
Cash flows from continuing investing activities:
Purchase of equipment	(300,169)	(2,239,575)
Increase in deferred financing costs	(145,000)	—
Cash paid for acquisition in excess of cash received	—	(100,000)
Net cash used in investing activities	(445,169)	(2,339,575)
Cash flows from continuing financing activities:
Proceeds from notes payable	—	62,970
Proceeds from line of credit	1,352,957	—
Proceeds from sale of stock	—	194,000
Repayments of short term financing	55,490	(12,684)
Proceeds from sale of Series A Convertible
Preferred Shares, net of capitalization costs of $270,000	—	13,950,000
Net cash provided by financing activities	1,408,447	14,194,286
Discontinued operations
Cash used in operating activities	—	—
Net cash used in discontinued operations	—	—
Net increase (decrease) in cash	(25,795)	5,133,631
Cash at beginning of year	374,457	1,479,886
Cash at end of period	$348,662	$6,613,517
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$25,157	$—
Cash paid for taxes	$—	$—
Supplemental disclosure of non-cash financing activities
Stock options issued in lieu of cash for compensation	$54,845	$—
Common stock issued as payment toward accrued and future dividends	$1,125,000	$—
Common stock issued in connection with investor warrants	$2,550,000	$—

Assets and liabilities received in acquisition of American Anti-Ram, Inc.
Fixed assets	$—	$30,000
Inventory	$—	$120,000
Goodwill	$—	$280,000
Accounts payable and accrued expense	$—	$(30,000)
Notes payable	$—	$—
Shares issuable in connection with acquisition	$—	$(200,000)
Cash paid in connection with acquisition	$—	$(100,000)
Amounts due to American Anti-Ram, Inc.	$—	$(100,000)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

American Defense Systems, Inc. (the “Company” or “ADSI”) was incorporated under the laws of the State of Delaware on December 6, 2002.

On May 1, 2003, the stockholder of A.J. Piscitelli & Associates, Inc. (“AJP”) exchanged all of his issued and outstanding shares for shares of American Defense Systems, Inc. The exchange was accounted for as a recapitalization of the Company, wherein the stockholder retained all the outstanding stock of American Defense Systems, Inc. At the time of the acquisition American Defense Systems, Inc. was substantially inactive.

On November 15, 2007, the Company entered into an Asset Purchase Agreement with Tactical Applications Group (“TAG”), a North Carolina based sole proprietorship, and its owner. TAG has a retail establishment located in Jacksonville, North Carolina that supplies tactical equipment to military and security personnel. As discussed more fully in Note 7, the operations of TAG were discontinued on January 2, 2009.

In January 2008, American Physical Security Group, LLC (“APSG”) was established as a wholly owned subsidiary of the Company for the purposes of acquiring the assets of American Anti-Ram, Inc., a manufacturer of crash tested vehicle barricades. The acquisition represented a new product line for the Company. APSG is located in North Carolina.

Interim Review Reporting

The accompanying interim unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months period ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. For further information, refer to the financial statements and footnotes thereto included in the Company’s Form 10-K annual report filed on April 15, 2009.

Nature of Business

The Company designs and supplies transparent and opaque armor solutions for both military and commercial applications. Its primary customers are United States government agencies and general contractors who have contracts with governmental entities. These products, sold under Vista trademarks, are used in transport and fighting vehicles, construction equipment, sea craft and various fixed structures which require ballistic and blast attenuation.

The Company also provides engineering and consulting services, develops and installs detention and security hardware, entry control and monitoring systems, intrusion detection systems, and security glass. The Company also supplies vehicle anti-ram barriers. Its primary customer for these services and products are the detention and security industry.

Principles of Consolidation

The consolidated financial statements include the accounts of American Defense Systems, Inc. and its wholly-owned subsidiaries, A.J Piscitelli & Associates, Inc. and American Physical Security Group, LLC. The accounts of TAG have been presented as discontinued operations as discussed more fully in Note 7. All significant intercompany accounts and transactions have been eliminated in consolidation.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Terms and Definitions

ADSI	American Defense Systems, Inc. (the “Company”)
AJP	A.J. Piscitelli & Associates, Inc., a subsidiary
APB	Accounting Principles Board
ARB	Accounting Review Board
APSG	American Physical Security Group, LLC, a subsidiary
EITF	Emerging Issues Task Force
FASB	Financial Accounting Standards Board
FIN	FASB Interpretation Number
FSP	FASB Staff Position
GAAP	Generally Accepted Accounting Principles
PCAOB	Public Companies Accounting Oversight Board
SAB	Staff Accounting Bulletin
SEC	Securities Exchange Commission
SFAS or FAS	Statement of Financial Accounting Standards
TAG	Tactical Applications Group

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for revenue recognition, income taxes and accrued liabilities among others. Actual results could differ materially from those estimates.

Significant estimates for all periods presented include cost in excess of billings, liabilities associated with the Series A Convertible Preferred Stock and Investor Warrants and valuation of deferred tax assets.

Revenue and Cost Recognition

The Company recognizes revenue in accordance with the provisions of SAB 104, “Revenue Recognition”, which states that revenue is realized and earned when all of the following criteria are met:

(a)	persuasive evidence of the arrangement exists,
(b)	delivery has occurred or services have been rendered,
(c)	the seller’s price to the buyer is fixed and determinable and
(d)	collectibility is reasonably assured.

Under this provision, revenue is recognized upon satisfactory completion of specified inspection, wherein by contract, customer acceptance and delivery occurs and title passes to the customer.

Contract Revenue

Cost in Excess of Billing

All costs associated with uncompleted customer purchase orders under contract are recorded on the balance sheet as a current asset called “Costs in Excess of Billings on Uncompleted Contracts.” Such costs include direct material, direct labor, and project-related overhead. Upon completion of purchase order, costs are then reclassified from the balance sheet to the statement of operations as costs of revenue. A customer purchase order is considered complete when a satisfactory inspection has occurred, resulting in customer acceptance and delivery.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Billing in Excess of Cost

All billings associated with uncompleted purchase orders under contract are recorded on the balance sheet as a current liability called “Billings in Excess of Costs on Uncompleted Contracts.” Upon completion of the purchase order, all such billings are reclassified from the balance sheet to the statement of operations as revenues. Due to the structure of the Company’s contracts, billing is not done until the purchase order is complete, therefore there are no amounts recorded as liabilities as of June 30, 2009 or 2008. Contract retentions are included in accounts receivable.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Concentrations

Cash and cash equivalents are maintained in financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

The Company receives certain components from sole suppliers. Additionally, the Company relies on a limited number of contract manufacturers and suppliers to provide manufacturing services for its products. The inability of any contract manufacturer or supplier to fulfill supply requirements of the Company could materially impact future operating results.

For the six months ended June 30, 2009 and 2008, the Company derived 97% and 99% of its revenues from various U.S. government entities.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out method.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided using a straight-line method over an estimated useful life of three to five years. Expenditures for repairs and maintenance are charged to expense as incurred.

Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change, such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted cash flows of the long-lived assets are less than the carrying amount, their carrying amounts are reduced to fair value, and an impairment loss is recognized.

Goodwill and Indefinite-Lived Intangible Assets

In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill, represents the excess of the purchase price over the fair value of net assets, including the amount assigned to identifiable intangible assets. The Company accounts for business combinations using the purchase method of accounting and accordingly, the assets and liabilities of the acquired entities are recorded at their estimated fair values at the acquisition date. The primary driver that generates goodwill is the value of synergies between the acquired entities and the company, which does not qualify as an identifiable intangible asset. The Company does not amortize the goodwill balance.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company assesses goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference. SFAS 142 also requires that the fair value of indefinite-lived purchased intangible assets be estimated and compared to the carrying value. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived purchased intangible assets is less than the carrying value.

Advertising Costs

The Company expenses all advertising costs as incurred.

Earnings per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares and excludes dilutive potential common shares outstanding, as their effect is anti-dilutive. Dilutive potential common shares would primarily consist of employee stock options and restricted common stock.

Fair Value of Financial Instruments

Fair value of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accrued compensation, and other accrued liabilities approximate cost because of their short maturities.

Fair Value Measurements

The Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments.

Fair value, as defined in SFAS 157, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, whether using an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques requires significant judgment and are primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

Level 1 Inputs

These inputs come from quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 Inputs

These inputs are other than quoted prices that are observable, for an asset or liability. This includes: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Level 3 Inputs

These are unobservable inputs for the asset or liability which require the Company’s own assumptions.

Income Taxes

The Company accounts for income taxes according to SFAS 109 “Accounting for Income Taxes” which requires an asset and liability approach to financial accounting for income taxes. Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

The Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109,” effective January 1, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of FIN 48 did not have a significant impact on the Company’s financial statements.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company has not been subject to U.S. federal income tax examinations by tax authorities nor state authorities since its inception in 2002.

Recent Accounting Pronouncements

Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In June 2009, the FASB issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”). SFAS No. 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This statement will have an impact on the Company’s future consolidated financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”) This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date and is effective for interim and annual periods ending after June 15, 2009. Although additional disclosures are required, the adoption of SFAS No. 165 is not expected to have a material impact on the Company’s consolidated financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The implementation of FSP FAS No. 157-4 did not have a material on the Company’s consolidated financial position and results of operations.

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. The objective of an other-than-temporary impairment analysis under existing U.S. generally accepted accounting principles (GAAP) is to determine whether the holder of an investment in a debt or equity security for which changes in fair value are not regularly recognized in earnings (such as securities classified as held-to-maturity or available-for-sale) should recognize a loss in earnings when the investment is impaired. An investment is impaired if the fair value of the investment is less than its amortized cost basis. FSP FAS No. 115-2 and FAS No. 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. The implementation of FSP FAS No. 115-2 and FAS No. 124-2 did not have a material impact on the Company’s consolidated financial position and results of operations.

Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued FSP FAS No. 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS No. 107-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The implementation of FSP FAS No. 107-1 did not have a material impact on the Company’s consolidated financial position and results of operations.

Amendments to the Impairment Guidance of EITF Issue No. 99-20

In January 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,”

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other than- temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. This Issue is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The adoption of FSP EITF 99-20-1 did not have a material effect on the Company’s consolidated financial statements.

Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

In June 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 09-1, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing”. This Issue is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. Share lending arrangements that have been terminated as a result of counterparty default prior to the effective date of this Issue but for which the entity has not reached a final settlement as of the effective date are within the scope of this Issue. This Issue requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. This Issue is effective for arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. The Company is currently assessing the impact of FSP EITF 09-1 on its consolidated financial position and results of operations.

Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active. The FSP also provides examples for determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS No. 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133.” This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company was required to adopt SFAS No. 161 on January 1, 2009. The adoption of SFAS No. 161 on January 1, 2009 did not have a material effect on the Company’s consolidated financial statements.

2. COSTS IN EXCESS OF BILLINGS (BILLINGS IN EXCESS OF COSTS) ON UNCOMPLETED CONTRACTS AND ACCOUNTS RECEIVABLE

Costs in Excess of Billings and Billing in Excess of Costs

The cost in excess of billings on uncompleted contracts reflects the accumulated costs incurred on contracts in production but not completed. Upon completion, inspection and acceptance by the customer, the contract is invoiced and the accumulated costs are charged to statement of operations as costs of revenues. During the production cycle of the contract, should any progress billings occur or any interim cash payments or advances be received, such billings and/or receipts on uncompleted contracts are accumulated as billings in excess of costs. The Company fully expects to collect net costs incurred in excess of billing and periodically evaluates each contract for potential disputes related to contract overruns and uncollectable amounts. There was no bad debt expense recorded for the six months ended June 30, 2009 and 2008.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

2. COSTS IN EXCESS OF BILLINGS (BILLINGS IN EXCESS OF COSTS) ON UNCOMPLETED CONTRACTS AND ACCOUNTS RECEIVABLE – (continued)

Net costs incurred in excess of billing consisted of the following as of June 30, 2009, and December 31, 2008

	2009	2008
Cost in excess of billings on uncompleted contracts	$8,292,995	$7,143,089
Billings and/or receipts on uncompleted contracts	—	—
Net costs incurred in excess of billing on uncompleted contracts	$8,292,995	$7,143,089
Accounts Receivable

The Company records accounts receivable related to its long-term contracts, based on billings or on amounts due under the contractual terms. Accounts receivable consist primarily of receivables from completed contracts and progress billings on uncompleted contracts. Allowance for doubtful accounts is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Any amounts considered recoverable under the customer’s surety bonds are treated as contingent gains and recognized only when received.

Accounts receivable throughout the year may decrease based on payments received, credits for change orders, or back charges incurred. At June 30, 2009 and December 31, 2008, the Company had $8,610,578 and $4,981,150, respectively, of accounts receivable, of which the Company considers all to be fully collectible. There was no bad debt expense recorded for the six months ended June 30, 2009 or 2008.

3. PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2009 and December 31, 2008 consisted of the following:

	2009	2008
Leasehold improvements	$1,771,402	$1,749,367
General equipment	742,227	666,120
Light vehicles and trailers	221,247	221,247
T2 Demonstration range and firearms	744,454	744,454
Office equipment	1,056,666	855,294
Furniture and fixtures	190,044	163,658
Aircraft	868,750	868,750
	5,594,790	5,268,890
Less: accumulated depreciation and amortization	2,070,097	1,524,954
	$3,524,693	$3,743,936

For the six months ended June 30, 2009 and 2008, the Company recorded $519,412 and $282,435 in depreciation and amortization expense, respectively.

The Company maintains its firearms under the custodianship of an individual in accordance with New York State law. The firearms are used for testing and demonstrating the effectiveness of the Company’s bullet resistant and blast mitigation products.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

4. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Southern California Gold Products d/b/a Gypsy Rack

On July 10, 2007, the Company filed a lawsuit against a former subcontractor, Southern California Gold Products d/b/a Gypsy Rack, the subcontractor’s President and owner, Glenn Harris, and a designer, James McAvoy in the United States District Court, Eastern District of New York. Defendants moved to change venue to the Central District of California based upon insufficient contacts to the State of New York and on October 12, 2007 the matter was transferred to the United States District Court for the Central District of California, Case Number 07-CV-02779. On February 21, 2008, pursuant to the court’s order, the Company filed an amended complaint. The amended complaint names only Southern California Gold Products and James McAvoy as defendants and asserts six counts as follows: misappropriation of trade secrets and confidential information; breach of contract; unfair competition; conversion; violation of the Lanham Act; and interference with prospective economic advantage. The amended complaint seeks to enjoin the defendants from misappropriating, disclosing, or using our confidential information and trade secrets, and recall and surrender all products and trade secrets wrongfully misappropriated or converted by the defendants. It also seeks compensatory damages in an amount to be established at trial together with prejudgment and post judgment interest, exemplary damages, disgorgement, restitution with interest, attorney’s fees and the costs of suit. Defendants filed an answer to the amended complaint on April 16, 2008. Shortly after the filing of the amended answer, defendants made a motion for summary judgment on, among others, the grounds of collateral estoppel and res judicata. We filed opposition to the motion. The defendants motion and a subsequent application for an immediate interlocutory appeal were denied. A mediation settlement conference was held on October 31, 2008, which was unsuccessful. The defendants made a second motion for summary judgment that was denied in May, 2009. Discovery has continued and expert discovery is in the process of being completed. A second mediation settlement conference was held in July 2009. As a result of that conference, the parties believe they may have reached a settlement in principle. The parties have requested that the Court stay discovery and the trial for a period of sixty (60) days. The parties have proposed to the Court that they will report back to the Court on September 7, 2009 to inform the Court of the results of these settlement discussions and to further discuss whether the parties and the case will proceed to trial.

Breach of Contract

On February 29, 2008, a former employee commenced an action against the Company for breach of contract arising from his termination of employment in the Supreme Court of the State of New York, Nassau County. The Complaint seeks damages of approximately $87,000. The Company filed an answer to the complaint and will be commencing discovery. The Company believes that meritorious defenses to the claims exist and the Company intends to vigorously defend this action.

Breach of Contract

On March 4, 2008, the Company’s former General Counsel, commenced an action with the United States Department of Labor, Occupational Safety and Health and Safety Administration, alleging retaliation in contravention of the Sarbanes-Oxley Act. The Complaint seeks damages in excess of $3,000,000. The Company believes the allegations to be without merit and intend to vigorously defend against the action. On March 7, 2008, a second action was commenced against the Company for breach of contract and related issues arising from his termination of employment in New York State Supreme Court, Nassau County. On May, 7 2008, the Company served a motion to dismiss the complaint, which is fully submitted to the Court. No amounts have been accrued for damages as the Company believes meritorious defenses to the claims exist. The Company intends to vigorously defend this action. No further, significant actions have occurred and the matter is still pending resolution at June 30, 2009.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

4. COMMITMENTS AND CONTINGENCIES  – (continued)

Financing

As of June 30, 2009, the Company had access to a $2.5 million line of credit with TD Bank, f/k/a Commerce Bank. This line of credit allows the Company to borrow up to the amount specified above, limited to 80% – 85% of the total accounts receivable. Under the line of credit, the Company is charged interest at 1.75% over the LIBOR rate. The line of credit repayment terms are due upon demand. The balance as of June 30, 2009 was $1,429,789. See Note 8.

5. STOCKHOLDERS’ EQUITY

Warrants

As part of its February 2005 private offering, the Company issued purchase warrants for up to 808,462 shares of common stock at the purchase price of $1.00 per share to the placement agent which will expire June 30, 2010. The investor warrants issued in connection with the offering expired on August 31, 2006.

The following is a summary of stock warrants outstanding at June 30, 2009.

	Warrants	Exercise Price	Value if Exercised
Beginning balance	773,680	$1.00	$773,680
Exercised	—	1.00	—
Forfeited or expired	—	1.00	—
Ending balance	773,680	$1.00	$773,680

In accordance with SFAS 123 “Accounting for Stock-Based Compensation,” and SFAS 148 “Accounting for Stock-Based Compensation — Transition and Disclosure”, the Company accounts for the stock warrants using the fair value method.

The Black-Scholes method option pricing model was used to estimate fair value as of the date of grant using the following assumptions:

Risk-Free	3.22%
Expected volatility	10 – 20%
Expected life	1.5 Years – 5.5 Years
Expected dividends	—

Based on the assumptions noted above, the fair market value of the warrants was valued at $330,475, which has been reflected in the Statement of Stockholders’ Equity as of December 31, 2005. No additional value was attributed to placement agent warrants in 2009.

Stock Option Plan

The following is a summary of stock options outstanding at June 30, 2009:

Beginning balance – December 31, 2008	1,995,000
Options issued	100,000
Exercised	—
Forfeited or expired	—
Ending balance – June 30, 2009	2,095,000

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

5. STOCKHOLDERS’ EQUITY  – (continued)

On January 12, 2009, the Company issued options to purchase an aggregate of 100,000 shares of our common stock to our consultants for services rendered. The exercise price for each option is $2.00 per share and each option vested immediately upon the issuance.

The Black-Scholes method option pricing model was used to estimate fair value as of the date of grant using the following assumptions:

Risk-Free	2.99%
Expected volatility	45.00%
Forfeiture rate	10.00%
Expected life	5 Years
Expected dividends	—

Based on the assumptions noted above, the fair market value of the options issued during 2009 was valued at $13,183 as of June 30, 2009.

6. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS

The Company entered into a Securities Purchase Agreement (“Purchase Agreement”) on March 7, 2008 to sell shares of its Series A Convertible Preferred Stock (“Series A Preferred”) and warrants (“Investor Warrants”) to purchase shares of its common stock, and to conditionally sell shares of the Company’s common stock, to three investors (the “Series A Holders”). The investors purchased an aggregate of 15,000 shares of Series A Preferred and Investor Warrants to purchase up to 3,750,000 shares of common stock and to conditionally purchase 100,000 shares of common stock. The aggregate purchase price for the Series A Preferred and Investor Warrants was $15,000,000 and the aggregate purchase price for the common stock was $500,000. The Company completed the sale of the Series A Preferred and Investor Warrants in March and April 2008, and the Company and investors determined not to complete the conditional sale of the 100,000 shares of common stock.

Settlement Agreement

In connection with a Notice of Triggering Event Redemption received by the Company, on May 22, 2009 the Company entered into a Settlement Agreement, Waiver and Amendment with the Series A Holders (the “Settlement Agreement”) pursuant to which, among other things, (i) the Series A Holders waived any breach by the Company of certain financial covenants or its obligation to timely pay dividends on the Series A Preferred for any period through September 30, 2009, and waived any “Equity Conditions Failure” and any “Triggering Event” under the Certificate of Designation otherwise arising from such breaches, (ii) the Warrants were amended to reduce the exercise price thereof from $2.40 per share to $0.01 per share, (iii) the Company issued the Holders an aggregate of 2,000,000 shares of the Company’s common stock (the “Dividend Shares”), in full satisfaction of the Company’s obligation to pay dividends under the Certificate of Designations as of March 31, 2009, June 30, 2009 and September 30, 2009, and (iv) the Company agreed to redeem $7,500,000 in stated value of the Series A Preferred by December 31, 2009. The Company agreed that, if it fails to so redeem $7,500,000 in stated value of the Series A Preferred by that date (a “Redemption Failure”), then, in lieu of any other remedies or damages available to the Series A Holders (absent fraud), (i) the redemption price payable by the Company will increase by an amount equal to 10% of the stated value, (ii) the Company will use its best efforts to obtain stockholder approval to reduce the conversion price of the Series A Preferred from $2.00 to $0.50 (which would increase the number of shares of common stock into which the Series A Preferred is convertible), and (iii) the Company will expand the size of its board of directors by two, will appoint two persons designated by the Series A Holders to fill the two newly-created vacancies, and will use its best efforts to amend the Company’s certificate of incorporation to grant the Series A Holders the right to elect two persons to serve on the board.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

6. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS  – (continued)

Although the Settlement Agreement provides that $7,500,000 in stated value of the Series A Preferred is to be redeemed at December 31, 2009, the Company continues to record the fair value of such Series A Preferred as a long term liability. The Company has reached this position based on its interpretation that the sole remedies for a Redemption Failure, as set forth in the Settlement Agreement, do not include the continued obligation for such redemption.

Pursuant to the terms of the Settlement Agreement, on May 22, 2009, the Company entered into a Registration Rights Agreement with the Series A Holders pursuant to which, among other things, the Company agreed to file with the Securities and Exchange Commission, by June 1, 2009, a registration statement covering the resale of the Dividend Shares, and to use its best efforts to have such registration statement declared effective as soon as practicable thereafter. The Company further agreed with Series A Holders to include in such registration statement the shares of common stock issued upon the exercise of the Investor Warrants in May and June 2009. A registration statement was filed, and subsequently declared effective on August 10, 2009.

Also pursuant to the terms of the Settlement Agreement, each of the Company’s directors and executive officers has entered into a Lock-Up Agreement, pursuant to which each such person has agreed that, for so long as any shares of Series A Preferred remain outstanding, he will not sell any shares of the Company’s common stock owned by him as of May 22, 2009.

Also pursuant to the terms of the Settlement Agreement, on May 22, 2009, the Company’s Chief Executive Officer, President and Chairman, entered into an Irrevocable Proxy and Voting Agreement with the Series A Holders (the “Voting Agreement”), pursuant to which the Company’s CEO agreed, among other things, that if a Redemption Failure occurs he will vote all shares of the Company’s voting stock owned by him in favor of (i) reducing the conversion price of the Series A Preferred from $2.00 to $0.50 and (ii) amending the Company’s certificate of incorporation to grant the Series A Holders the right to elect two persons to serve on the board of directors (collectively, the “Company Actions”). The Company’s CEO also appointed WCOF as his proxy to vote his shares of the Company’s voting stock in favor of the Company Actions, and against approval of any opposing or competing proposal, at any stockholder meeting or written consent of the Company’s stockholders at which such matters are considered.

Accounting for the Series A Preferred

The Company accounted for the transaction in accordance with SFAS 150 “Accounting for Certain Financial Instrument with Characteristics of both Liabilities and Equity.” SFAS 150 provides guidance on how financial instruments should be classified and measured when characteristics of both liabilities and equity exist and requires that an entity classify a financial instrument that is within its scope as a liability carried at fair value because the financial instrument embodies an obligation of the issuer. The mandatory redemption provision incorporated into the Series A Preferred causes the stock to fall within the scope of SFAS 150 since the Company must redeem the stock by December 31, 2010 by transferring cash to the Holders. The Settlement Agreement did not change the classification of the instrument as a long term liability carried at fair value.

The proceeds from the issuance of the Series A Preferred and accompanying common stock warrants, net of direct costs including the fair value of warrants issued to placement agent in connection with the transaction, must be allocated to the instruments based upon relative fair value upon issuance. In addition, under SFAS 150, paragraph 20, “mandatorily redeemable instruments must be measured initially at fair value.” Therefore, after the initial recording of the Series A Preferred based upon net proceeds received, the carrying value of the Series A Preferred was adjusted to the fair value at the date of issuance, with the difference recorded as a loss.

For the six months ended June 30, 2009, the Company has recorded a net loss on adjustment of the Series A Preferred to fair value in the amount of $972,961.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

6. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS  – (continued)

Presentation for the Series A Preferred

Under SFAS 150, the Company presents the Series A Preferred on the balance sheet at its fair value at each reporting period. Fair value, as defined in SFAS 157, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The change in fair value calculation between reporting periods is directly related to the price of the Company’s common stock. Therefore, an increase in the stock price will result in an unrecognized loss, whereas a decrease in the stock price will result in an unrecognized gain in the Company’s Statement of Operations.

In order to estimate the fair value at each reporting period, the Company uses the Binomial Lattice option pricing with the following assumptions:

Risk-Free Rate	.75
Expected volatility	80.00%
Expected life	1.5 years
Expected dividends	0.00%
Strike price	$2.00
Stock price	$.48
Effective discount rate	33.29%
Debt feature applicable rate	35.00%

Based on the above inputs, the Company calculated fair value for the Series A Preferred as of June 30, 2009 was $12,223,642. The per share price approximates $815 for each of the 15,000 shares of Series A Preferred outstanding.

Investor Warrants

In connection with the closings under the Purchase Agreement, Investor Warrants to purchase up to 3,750,000 shares of Common Stock at $2.40 per share were issued in addition to the 15,000 shares of Series A Preferred.

In connection with the Settlement Agreement entered into on May 22, 2009, as noted above, the warrants were amended to reduce the exercise price from $2.40 to $.01. As a result, the warrants were considered exercised as of the date of the agreement. The Company determined that the fair value of the warrants at the date of the Settlement Agreement was $2,434,725. This loss from the increase in the fair value of the warrants as of the date of the settlement has been recorded within the Company’s Statement of Operations as of June 30, 2009. For the six months ended June 30, 2009, the Company has recorded a net loss on adjustment of the investor warrants to fair value in the amount of $2,420,671.

Placement Agent Warrants

In connection with the sale of the Series A Preferred and Investor Warrants, the placement agent was entitled to receive warrants (Placement Agent Warrants) to purchase a total of 6% of the number of common stock issued in the financing or 675,000 shares. The Placement Agent Warrants were accounted for as a transaction cost associated with the issuance of the Series A Preferred. The Placement Agent Warrants recorded at fair value at the date of issuance. Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company satisfies the criteria for classification of the Placement Agent Warrants as equity. The fair value associated with the 675,000 Placement Agent Warrants was $511,742 at the date of issuance.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

6. SERIES A CONVERTIBLE PREFERRED STOCK, INVESTOR WARRANTS AND PLACEMENT WARRANTS  – (continued)

Deferred Financing Costs

Deferred financing costs include the corresponding amount associated with the Placement Agent Warrants as indicated above, along with all other costs associated with obtaining the Series A Preferred financing. Since the Series A Preferred and Investor Warrants are classified as liabilities, the carrying value of the Placement Agent Warrants has been recorded as Other Assets on the balance sheet and is amortized as additional financing costs over the term of the Series A Preferred using the interest method.

Deferred financing costs included the following as of June 30, 2009:

Placement agent costs	$900,000
Investor expenses	60,000
Legal and other related costs	233,350
Fair market value of placement agent warrants	511,742
Less: amortization	(727,173)
Deferred financing costs, net	$977,919
Fair Value Reporting

As required by SFAS 157, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company’s financial liabilities carried at fair value as of June 30, 2009 are the Series A Preferred. Since the Series A Preferred valuation utilizes certain unobservable inputs that are based upon estimate, including estimates on the initial stock prices, volatility based upon comparable companies and estimation of equity and debt positions, the Company considers this to be a Level III input. The Company’s Investor Warrants were also carried at fair value through the date of the Settlement Agreement on May 22, 2009 and were considered valued using a Level III input, through the date of settlement.

The carrying amounts and fair values of the Company’s financial instruments at June 30, 2009, are as follows:

	Carrying Amount at June 30, 2009	Fair Value Measurements
		Level 1	Level 2	Level 3
Liabilities
Series A Preferred	$12,223,642	$––	$––	$12,223,642
Total	$12,223,642	$––	$––	$12,223,642

7. DISCONTINUED OPERATIONS

On January 2, 2009, the Company entered into an agreement with the prior owners of TAG to sell the assets and liabilities back to TAG. TAG was accounted for as a discontinued operation under GAAP, which requires the income statement and cash flow information be reformatted to separate the divested business from the Company’s continuing operations.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

7. DISCONTINUED OPERATIONS  – (continued)

The following amounts represent TAG’s operations and have been segregated from continuing operations and reported as discontinued operations for the six months ended June 30, 2009 and 2008.

	2009	2008
Contract Revenues Earned	$—	$596,837
Cost of Revenues Earned	—	(424,090)
Gross Profit	—	172,747
Operating Expenses	—	(288,727)
Other Expenses	—	484
Net Loss	$—	$(115,496)

The following is a summary of assets and liabilities of TAG discontinued operations as of June 30, 2009 and December 31, 2008.

	2009	2008
Assets
Cash	$—	$75,103
Inventory	—	591,688
Prepaid Expenses	—	174
Property and Equipment, net	—	69,648
Deferred Financing Costs	—	—
Total Assets	$—	$736,613
Liabilities
Accounts Payable	$—	$700,287
Short Term Notes	—	36,326
Total Liabilities	$—	$736,613

In accordance with the terms of the agreement, the original owners of TAG agreed to repay $1,000,000 of the original $2,000,000 in consideration as follows:

2009	$75,000
2010	$100,000
2011	$175,000
2012	$275,000
2013	$375,000
Total	$1,000,000

The Company has included the entire amount as notes receivable on its balance sheet, of which $75,000 is included within other current assets and $925,000 is recorded as a long term notes receivable. The original owners of TAG have collateralized the note receivable with their personal residence and the 250,000 shares issued to them on the date of acquisition. These shares are being held by the Company in escrow since January 2009 and will be returned upon final payment toward the note receivable.

AMERICAN DEFENSE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

8. SUBSEQUENT EVENTS

Accounts Receivable Purchase Agreement

On July 27, 2009, the Company entered into an Accounts Receivable Purchase Agreement with Republic Capital Access, LLC (“RCA”), as of July 23, 2009 (the “RCA Purchase Agreement”). Under the RCA Purchase Agreement, the Company can sell eligible accounts receivables to RCA. Eligible accounts receivable, subject to the full definition of such term in the RCA Purchase Agreement, generally are our receivables under prime government contracts.

Under the terms of the RCA Purchase Agreement, the Company may offer eligible accounts receivable to RCA and if RCA purchases such receivables, the Company will receive an initial upfront payment equal to 90% of the receivable. Following RCA’s receipt of payment from customers for such receivables, RCA will pay the remaining 10% of the receivable less its fees. In addition to the Discount Factor fee and an initial enrollment fee, the Company is required to pay RCA a program access fee equal to a stated percentage of the sold receivable, a quarterly program access fee if the average daily amount of the sold receivables is less than $2,250,000 and RCA’s initial expenses in negotiating the RCA Purchase Agreement and other expenses in certain specified situations. The RCA Purchase Agreement also provides that in the event, but only to the extent, that the conveyance of receivables by the Company is characterized by a court or other governmental authority as a loan rather than a sale, the Company shall be deemed to have granted RCA effective as of the date of the first purchase under the RCA Purchase Agreement, a security interest in all of the Company’s right, title and interest in, to and under all of the receivables sold by the Company to RCA, whether now or hereafter owned, existing or arising. The initial term of the RCA Purchase Agreement ends on December 31, 2009. The Company has not yet sold any receivables to RCA.

TD Bank Loan Repayment

As of July 24, 2009, the Company repaid in full the entire outstanding balance under that certain Loan Agreement, dated as of May 2, 2007, among the Company, its wholly owned subsidiary A.J. Piscitelli & Associates, Inc. (“AJP”) and TD Bank, N.A. (formerly Commerce Bank, N.A., the “Bank”), as assumed by American Physical Security Group, LLC (a wholly owned subsidiary of the Company, “APSG” and together with the Company and AJP, the “Borrowing Companies”), as amended (the “Loan Agreement”), and related agreements, including but not limited to the Revolving Credit Note and the Term Note, each dated May 2, 2007 (collectively, the “Loan Documents”). As of such date, (i) each of the Loan Documents have automatically terminated, (ii) the Bank’s lien or security interest in the Borrowing Companies’ assets have been terminated, and (iii) all obligations of the Borrowing Companies under the Loan Documents have been satisfied in full.

AMERICAN DEFENSE SYSTEMS, INC.

        Shares

Common Stock

PROSPECTUS

Roth Capital Partners

        , 2009

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting discounts and commissions and the underwriters’ non-accountable expense allowance) payable in connection with the sale of common stock offered in this registration statement. All the amounts shown are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee		$1,283.4
NYSE Amex filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be filed by amendment

ITEM 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of a company may and, in certain cases, must be indemnified by the company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VI of our third amended and restated certificate of incorporation provides that no director of our company shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VI of our amended and restated bylaws also provide that we shall indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, limited liability company joint venture, trust or other enterprise.

Our third amended and restated certificate of incorporation and bylaws are not exclusive and permit us to provide additional or other indemnification and/or advancement rights to our officers and directors, among others. In order to further promote our ability to attract and retain qualified individuals to serve as officers and directors, is anticipated that our board of directors will adopt a Directors and Officers Indemnification Agreement substantially in the form attached hereto as Exhibit 10.43. This agreement is expected to provide rights to our directors and officers with respect to litigation expenses that are in addition to those provided in our bylaws. In addition to requiring indemnification for litigation expenses incurred by a director or officer except where such director or officer is adjudicated to have failed to act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of our company in a third party action, is adjudicated to be liable to us in a derivative action or where such indemnification would violate the federal securities laws, it is anticipated that a director or officer executing the agreement will be entitled to receive indemnification of expenses incurred by him or her in a proceeding where he or she is a deponent, witness or other participant, rather than a party. Although it is expected that the agreement will require us to pay litigation expenses incurred by a director or officer prior to a final disposition of the litigation, the director or officer will be required to execute and undertaking obligating him or her to repay such expenses if it is finally determined by a court that he or she was not entitled to be indemnified under the agreement.

ITEM 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act of 1933, as amended (or Securities Act):

Private Placements:

On March 7, 2008, we entered into an agreement to sell shares of our Series A Convertible Preferred Stock and warrants to purchase our common stock, and to conditionally sell shares of our common stock, to three investors. The aggregate purchase price of the preferred stock and warrants is $15.0 million. By letter agreement dated May 29, 2008, the Company and the holders of the preferred stock agreed to terminate the obligations in the agreement for the parties to consummate an additional closing to purchase 100,000 shares of our common stock for the aggregate purchase price of $0.5 million.

An initial closing on the sale of the preferred stock and warrants was held on March 7, 2008 in which we received gross proceeds of $10.1 million. A subsequent closing took place on April 4, 2008 in which we received gross proceeds of $4.0 million. In connection with the foregoing financing, we also paid a portion of the related placement agent fees in the form of warrants to purchase 675,000 shares of our common stock at an exercise price of $2.00 per share.

Subsequently, on May 22, 2009, pursuant to a Settlement Agreement, Waiver and Amendment with the holders of the preferred stock, we issued an aggregate of 2,000,000 shares of our common stock in full satisfaction of our obligation to pay dividends to such holders of the preferred stock under the certificate of designations of the Series A Convertible Preferred Stock as of March 31, 2009, June 30, 2009 and September 30, 2009. In addition, the holders of the preferred stock exercised all of the warrants issued to them in connection with the sale of the preferred stock pursuant to a cashless exercise as set forth in such warrants, and we have issued 2,000,000, 239,881 and 1,455,624 shares of common stock on May 27, 2009, June 1, 2009 and June 8, 2009, respectively.

In connection with a private placement we completed in 2005, we provided subscribers to such private placement with warrants to purchase one share of common stock, exercisable at $1.00 per share, for each two shares of common stock previously purchased in the private placement. An aggregate of 2,778,950 such warrants were issued. During 2006, holders of such warrants purchased a total of 1,791,750 shares of our common stock. The remaining warrants issued in the private placement expired on various dates in 2006. After payment of placement agent fees of $53,000 and warrants to purchase 179,175 shares of our common stock at an exercise price of $1.10 per share and expiring on June 30, 2010, we received net proceeds of $1.7 million from the exercise of the warrants.

With respect to the sales and issuances of our common stock described above, we relied on the exemption provided by Sections 4(2) and/or 4(6) of the Securities Act and Regulation D under the Securities Act. The purchasers of securities are accredited investors and acquired securities for their own account for investment purposes only and not for resale unless registered under the Securities Act or pursuant an exemption from such registration.

On December 1, 2008, we completed a private placement of a maximum of 200,000 shares of our common stock at $2.00 per share. We issued to investors an aggregate of 102,750 shares of our common stock and received gross proceeds of $205,500. We did not use a private placement agent in connection with the offering. With respect to the offering, we relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder (“Regulation D”). The purchasers of securities acquired securities for their own account for investment purposes only and not for resale unless registered under the Securities Act or pursuant to an exemption from such registration. As required by Rule 506 of Regulation D, the purchasers who were not accredited investors had such knowledge and experience in financial and business matters such that they were capable of evaluating the merits and risks of their investment and were provided the information specified in Rule 502 of Regulation D.

Other Issuances of Common Stock:

The following grants were exempt from registration under the Securities Act, pursuant to Rule 701 thereof, on the basis that the transactions were pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701, and/or Section 4(2) as transactions by an issuer not involving a public offering.

(1)	On February 8, 2007, we issued an aggregate of 260,000 shares of our common stock to certain of our employees for services rendered. We recognized an aggregate value of the shares for financial statement reporting purposes of $260,000.
(2)	On April 4, 2007, we issued 10,000 shares of our common stock to one of our contractors for services rendered. We recognized an aggregate value of the shares for financial statement reporting purposes of $10,000.
(3)	On April 26, 2007, we issued an aggregate of 300,000 shares of our common stock to certain of our employees for services rendered. We recognized an aggregate value of the shares for financial statement reporting purposes of $300,000.
(4)	On August 1, 2007, we issued 25,000 shares of our common stock to a member of our board of directors for consulting services. We recognized an aggregate value of the shares for financial statement reporting purposes of $25,000.
(5)	On November 15, 2007, we issued 250,000 shares to a third party in connection with the purchase of its assets. We recognized an aggregate value of the shares for financial statement reporting purposes of $500,000.
(6)	On December 17, 2007, we issued 50,000 shares to a previous member of our board of directors for services rendered. We recognized an aggregate value of the shares for financial statement reporting purposes of $50,000.
(7)	On January 16, 2008, we issued 25,000 shares of our common stock to a member of our board of directors for consulting services. We recognized an aggregate value of the shares for financial statement reporting purposes of $50,000.
(8)	On January 28, 2008, we issued 100,000 shares to a third party in connection with the purchase of its assets. We recognized an aggregate value of the shares for financial statement reporting purposes of $200,000.
(9)	On February 1, 2008, we issued 150,000 shares of our common stock to two of our employees in connection with promotions. We recognized an aggregate value of the shares for financial statement reporting purposes of $300,000.

2007 Incentive Compensation Plan:

In December 2007 and February 2008, we granted Non-Qualified Stock Option awards covering an aggregate of 1,645,000 and 72,000 shares of common stock, respectively, pursuant to our 2007 Incentive Compensation Plan. The exercise price for each option is $2.00 per share and each option vests at a rate of 20% per year, beginning on the first anniversary of the date of grant. Each of the stock option awards is to be made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Rule 701 in that the securities were offered and sold either pursuant to written compensatory benefit plans or contracts relating to compensation.

Additionally, on January 12, 2009, we issued options to purchase an aggregate of 100,000 shares of our common stock to consultants for services rendered. The exercise price for each option is $2.00 per share and each option vested immediately upon its issuance. The foregoing grants were exempt from registration under the Securities Act, pursuant to Section 4(2) and Rule 506 promulgated thereunder as transactions with accredited investors by an issuer not involving a public offering.

ITEM 16. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville and State of New York on the 2nd day of October.

AMERICAN DEFENSE SYSTEMS, INC.
By: /s/ Anthony J. Piscitelli Anthony J. Piscitelli Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date
/s/ Anthony J. Piscitelli Anthony J. Piscitelli	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 2, 2009
/s/ Gary Sidorsky Gary Sidorsky	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 2, 2009
/s/ Fergal Foley Fergal Foley	Chief Operating Officer and Director	October 2, 2009
/s/ Alfred M. Gray Alfred M. Gray	Director	October 2, 2009
/s/ Pasquale J. D’Amuro Pasquale J. D’Amuro	Director	October 2, 2009
/s/ Richard P. Torykian Richard P. Torykian	Director	October 2, 2009
/s/ Stephen R. Seiter Stephen R. Seiter	Director	October 2, 2009
/s/ Victor F. Trizzino Victor F. Trizzino	Director	October 2, 2009

EXHIBIT INDEX

Exhibit Numbers	Exhibits
1.1†	Underwriting Agreement between the Company and Roth Capital Partners, LLC
3.1	Third Amended and Restated Certificate of Incorporation(5)
3.2	Amended and Restated Bylaws(5)
3.3	Certificate of Designation of Series A Convertible Preferred Stock(2)
4.1	Form of common stock certificate(1)
4.2	Registration Rights Agreement by and among the Company and the holders of the Company’s Series A Convertible Preferred Stock, dated May 22, 2009(13)
4.3	Form of 2009 financial advisor warrant(1)
4.4	Form of 2008 investor warrant(2)
4.9	Form of 2008 placement agent warrant(2)
5.1†	Legal Opinion of Greenberg Traurig, LLP
10.1	Agreement of Lease, dated 9/23/2004, between the Registrant and Industrial Management LLC(1)
10.2	Amendment to Lease, dated 5/31/2006, between the Registrant and Industrial Management LLC(1)
10.3	Second Amendment to Lease dated 2/1/2007, between the Registrant and Industrial Management LLC(1)
10.4	Contract between the Registrant and Marine Corps Systems Command dated 2/15/07, as amended by the Modification of Contract, dated 9/17/2007(1)
10.5	Contract between the Registrant and the U.S. Army Tank and Automotive Command, Life Cycle Management Command, dated 10/7/2005, as amended(1)
10.6	Contract between the Registrant and the U.S. Army Tank and Automotive Command, Life Cycle Management Command, dated 10/21/2005, as amended(1)
10.7	Contract between the Registrant and NAVFAC Southwest Specialty Center Contracts Core, dated 6/7/2007, as amended(1)
10.8	Subcontract between CH2M Hill Constructors, Inc. and American Physical Security Group, LLC(10)
10.9	Employment Agreement with Anthony J. Piscitelli dated 1/1/2007(1)
10.10	Amendment to Employment Agreement with Gary Sidorsky dated 1/9/2009(9)
10.11	Employment Agreement with Gary Sidorsky dated 1/1/2007(1)
10.12	Employment Agreement with John Rutledge dated 1/1/2007(1)
10.13	Employment Agreement with Curtis Taufman dated 1/1/2007(1)
10.14	Employment Agreement with Fergal Foley dated 1/9/2009(9)
10.15	Agreement between the Registrant and Stifel, Nicolaus & Company, Inc., dated 8/29/2006(1)
10.16	Agreement between the Registrant and Action Group(2)
10.17	2007 Incentive Compensation Plan(1)

Exhibit Numbers	Exhibits
10.18	Amendment to Forbearance Agreement by and among the Company, A. J. Piscitelli & Associates, Inc., American Physical Security Group, LLC and TD Bank, N.A., dated May 27, 2009(15)
10.19	Second Amendment to Forbearance Agreement by and among the Company, A. J. Piscitelli & Associates, Inc., American Physical Security Group, LLC and TD Bank, N.A., dated June 15, 2009(15)
10.20	Forbearance Agreement and Amendment to Loan Agreement by and among American Defense Systems, Inc., A. J. Piscitelli & Associates, Inc., American Physical Security Group, LLC and TD Bank, N.A., dated as of April 27, 2009(11)
10.21	First Amendment to Loan Agreement between American Defense Systems, Inc., A.J. Piscitelli & Associates, Inc. and Commerce Bank, N.A., dated July 12, 2007(11)
10.22	Assumption Agreement made by American Physical Security Group, LLC, dated January 28, 2008(11)
10.23	Loan Agreement, dated May 2, 2007, with Commerce Bank, N.A.(2)
10.24	Settlement Agreement, Agreement and Waiver by and among the Company and the Series A Holders, dated May 22, 2009(13)
10.25	Form of Lock-Up Agreement executed by each of the directors and executive officers of the Company(13)
10.26	Irrevocable Proxy and Voting Agreement by and among Anthony Piscitelli and the Series A Holders, dated May 22, 2009(13)
10.27	Consent and Agreement of Series A Convertible Preferred Stockholders, dated May 23, 2008(5)
10.28	Form of Voting Agreement for Anthony Piscitelli, Gary Sidorsky and Curtis Taufman(5)
10.29	Letter Agreement between the Registrant and West Coast Opportunity Fund, LLC, dated May 29, 2008(6)
10.30	Letter Agreement between the Registrant and Centaur Value Fund, LP and United Centaur Master Fund dated May 29, 2008(6)
10.31	Securities Purchase Agreement, dated March 7, 2008(2)
10.32	Form of Lock-Up Agreement for Anthony Piscitelli, Gary Sidorsky, Fergal Foley, Victor La Sala, John Rutledge and Curtis Taufman(2)
10.33	Consulting Services Agreement between the Registrant and Berthel Fisher & Company Financial Services, Inc. dated February 29, 2008(3).
10.34	Amendment No. 1 to Independent Consulting Agreement between Richard Torykian and the Registrant dated July 23, 2008(8)
10.35	Independent Consulting Agreement between the Registrant and Richard Torykian dated August 1, 2007(3).
10.36	Asset Purchase Agreement among the Registrant, Tactical Applications Group and Lisa Sue Quinlan dated November 15, 2007(3).
10.37	Side letter between the Registrant and West Coast Opportunity Fund, LLC dated March 28, 2008(3).
10.38	Contract No. M67854-09-D-5069 between the Company and the U.S. Marine Corps Systems Command, effective as of March 27, 2009(12)

Exhibit Numbers	Exhibits
10.39	Contract No. M67854-09-D-5038 between the Company and the U.S. Marine Corps Systems Command, effective as of May 20, 2009(14)
10.40	Accounts Receivable Purchase Agreement between the Company and Republic Capital Access, LLC, dated July 23, 2009(16)
10.41	Form of Incentive Stock Option Agreement*
10.42	Form of Non-Qualified Stock Option Agreement*
10.43	Form of Director and Officer Indemnification Agreement*
16.1	Letter from Jewett, Schwartz, Wolfe & Associates, CPA’s dated August 26, 2009 regarding change in certifying accountant(17)
21.1	Subsidiaries of Registrant.*
23.1	Consent of Jewett, Schwartz, Wolfe & Associates.*
23.2†	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1)

*	Filed herewith.
†	To be filed by amendment.
(1)	Previously filed as an Exhibit to the Form 10, filed on February 11, 2008.
(2)	Previously filed as an Exhibit to Amendment No. 1 to the Form 10, filed on March 21, 2008.
(3)	Previously filed as an Exhibit to Amendment No. 2 to the Form 10, filed on April 11, 2008.
(4)	Previously filed as an Exhibit to Amendment No. 3 to the Form 10, filed on April 22, 2008.
(5)	Previously filed as an Exhibit to the Form 8-A filed on May 23, 2008.
(6)	Previously filed as an Exhibit to the Current Report on Form 8-K filed on May 27, 2008.
(7)	Previously filed as an Exhibit to the Current Report on Form 8-K filed on May 30, 2008.
(8)	Previously filed as an Exhibit to the Current Report on Form 8-K filed on August 8, 2008.
(9)	Previously filed as an Exhibit to the Current Report on Form 8-K filed on January 15, 2009.
(10)	Previously filed as an Exhibit to the Current Report on Form 8-K filed on January 16, 2009.
(11)	Previously filed as an Exhibit to the Current Report on Form 8-K filed on May 1, 2009.
(12)	Previously filed as an exhibit to the Current Report on Form 8-K filed on May 20, 2009.
(13)	Previously filed as an exhibit to the Current Report on Form 8-K filed on May 26, 2009.
(14)	Previously filed as an exhibit to the Current Report on Form 8-K filed on May 26, 2009.
(15)	Previously filed as an exhibit to the Current Report on Form 8-K filed on June 17, 2009.
(16)	Previously filed as an exhibit to the Current Report on Form 8-K filed on July 28, 2009.
(17)	Previously filed as an exhibit to the Current Report on Form 8-K filed on August 26, 2009.